EXHIBIT 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

EXECUTION VERSION

July 7, 2010

DEVELOPMENT AND LICENSE AGREEMENT

Between

INTELLIKINE, INC.

and

INFINITY PHARMACEUTICALS, INC.

DEVELOPMENT AND LICENSE AGREEMENT

This Development and License Agreement (“Agreement”) is made as of this 7th day of July, 2010 (the “Effective Date”) by and between Intellikine, Inc., a corporation organized and existing under the laws of the State of Delaware (“Intellikine”), and Infinity Pharmaceuticals, Inc., a company organized and existing under the laws of the State of Delaware (“Infinity”). Intellikine and Infinity are each referred to individually as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, Intellikine has developed Intellikine Patents and Intellikine Know-How (as such terms are defined below) relating to certain compounds that inhibit PI3Kd, PI3Kg, and/or PI3Kd/g, including INK1197;

WHEREAS, Infinity is engaged in the research, development and commercialization of pharmaceutical products;

WHEREAS, the Parties wish to enter into a collaboration to research Licensed Compounds and Products (as such terms are defined below) that Infinity will develop and commercialize on the terms and conditions set forth in this Agreement;

WHEREAS, Infinity wishes to obtain, and Intellikine wishes to grant to Infinity, a license under the Intellikine Patents, Intellikine Know-How and certain other intellectual property to develop and commercialize the Licensed Compounds and Products on a worldwide basis; and

WHEREAS, Intellikine desires to obtain an option to participate with Infinity in the development and commercialization of Products in oncology in the United States and Infinity agrees to grant such an option, in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions. Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized, shall have the meanings described below, or the meaning as designated in the indicated places throughout this Agreement.

“AAA” means the American Arbitration Association.

“Accounting Standards” means, with respect to a Person, generally accepted accounting principles as practiced in the United States or applicable international standards followed by such Person.

“Acquired Party” shall have the meaning set out in Section 18.1(b).

“Acquired Party Pre-Existing Affiliates” shall have the meaning set out in Section 18.1(b).

“Acquirer” shall have the meaning set out in Section 18.1(b).

“Acquirer Affiliates” shall have the meaning set out in Section 18.1(b).

“Assigned IP” shall have the meaning set out in Section 18.1(b).

“Affiliate” means any entity that directly or indirectly controls or is controlled by or is under common control with a Person. For purposes of this definition, “control” or “controlled” means ownership, directly or indirectly, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interest in the case of any other type of legal entity (or if the jurisdiction where such corporation or other entity is domiciled prohibits foreign ownership of such entity, the maximum foreign ownership interest permitted under such laws, provided that such ownership interest provides actual control over such entity), status as a general partner in any partnership, or any other arrangement whereby a Person controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity. Notwithstanding anything to the contrary herein, Chemikine shall be deemed not to be an Affiliate of Intellikine.

“Agreement” shall have the meaning described in the preamble.

“Approved Commercial Budget” shall have the meaning described in Exhibit 5.

“Approved Development Budget” shall have the meaning described in Exhibit 5.

“Breaching Party” shall have the meaning set out in Section 14.2(a).

“Business Day” means any day other than Saturday or Sunday on which the banks in New York are open for business.

“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

“Chemikine” means ShangHai Chemikine Co., Ltd. and its subsidiaries.

“Claims” shall have the meaning set out in Section 17.1.

“COGS” shall have the meaning described in Exhibit 5.

“Combination Component” shall have the meaning described in the definition of “Combination Product”.

“Combination Product” means a combined product that contains or uses a Licensed Compound and at least one kit, article of manufacture, composition of matter, material, compound, component, product or process other than a Licensed Compound (a

“Combination Component”), together, where (a) such Combination Component is not itself a Licensed Compound, (b) if such Combination Component(s) were removed from such combined product, the resulting product would be a Product, (c) such Combination Component and such Licensed Compound are sold separately, or if not at the time being sold by any Person can be sold separately, whether in either case by Infinity, any Infinity Related Party or any other Person, (d) such Combination Component does not, by itself or together with a Licensed Compound, function so as to achieve the same purpose for which such Licensed Compound is sold, and (e) the market price of such combined product is higher than the market price for such Licensed Compound as a result of such combined product containing or using such Combination Component.

“Commercial Plan” means the plan, including a rolling three-year budget of Shared Commercial Expenses, for the commercialization of a Shared Product or potential Shared Product, as may be amended in accordance with this Agreement.

“Commercial Sale” means any sale of a Product to a Third Party in any country in the Territory after the receipt of the Marketing Authorization for that country, if such Marketing Authorization is required.

“Compound” means a compound and any references to a Compound shall include all of its various chemical forms, including acids, bases, salts, metabolites, esters, isomers, enantiomers, pro-drug forms, hydrates, solvates, polymorphs and degradants thereof in crystal, powder or other form.

“Confidential Information” means all Know-How and other proprietary scientific marketing, financial or commercial information or data, which is generated by or on behalf of a Party or its Affiliates or which one Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, whether made available orally, in writing, or in electronic form, including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae in relation to this Agreement.

“Control” or “Controlled” means, with respect to any Know-How, Patent Right, other intellectual property right or any Compound, the legal authority or right (whether by ownership, license or otherwise, but without taking into account any rights granted by one Party to the other Party under the terms of this Agreement) of a Party or, as set forth herein, its relevant Affiliate, to grant access, a license or a sublicense of or under such Know-How, Patent Right, intellectual property right or Compound to the other Party, or to otherwise disclose proprietary or trade secret information to the other Party, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

“Co-Detail Product” means any Shared Product for which Intellikine elects to field sales representatives pursuant to Section 7.2(d).

“Co-Detailing Agreement” shall have the meaning described in Section 7.2(d).

“CPI” shall have the meaning described in the definition of “FTE Cost”.

“Deductions” shall have the meaning described in the definition of “Net Sales”.

“Detail” shall have the meaning described in Exhibit 6.

“Detailing” shall have the meaning described in Exhibit 6.

“Development Costs” shall have the meaning described in Exhibit 5.

“Development Plan” means the plan, including a rolling three-year budget of Development Costs, for the development of Oncology Products in the Field by Infinity, as may be amended, as determined in accordance with Section 5.7.

“Diligent Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use “Diligent Efforts” under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person under this Agreement. Without limiting the generality of the foregoing, in determining Diligent Efforts with respect to the research, development and commercialization of a Licensed Compound or Product, the Parties shall take into account the following: the market potential of such Licensed Compound or Product, safety and efficacy, product profile, competitiveness of the marketplace for the Product, the proprietary position of the Product, the regulatory structure involved, the availability and level of reimbursement for such treatment by Third Party payors or health insurance plans, the potential total profitability of the applicable Product marketed or to be marketed and other relevant factors affecting the cost, risk and timing of development and the total potential reward to be obtained if a Product is commercialized.

“Effective Date” shall have the meaning described in the preamble.

“EMA” means the European Medicines Agency and any successor thereto.

“Excluded Claim” shall have the meaning described in Section 18.5(g).

“FDA” means the United States Food and Drug Administration and any successor thereto.

“Field” means the treatment, prevention, palliation or diagnosis of any disease, disorder, syndrome or condition in humans and/or animals; provided, however, that, for purposes of any sublicense granted under the Navy Agreement, “Field” means the diagnosis, prevention and/or treatment of cancer, autoimmune and inflammatory disease in humans and/or animals.

“FTE” means one or more qualified individuals (e.g., having the requisite education and/or skills in the appropriate scientific or technical discipline to fulfill the relevant Party’s obligations under this Agreement) at such Party or its Affiliates, who spend time and effort performing scientific, technical or scientific management work (a) on a specific project or task pursuant to the Research Plan or Development Plan, (b) with respect to Infinity for purposes of Section 5.6, any development activities with respect to any Licensed Compounds or Products, or (c) with respect to Infinity for purposes of the calculation of Development Costs pursuant to Exhibit 5, any development activities with respect to the relevant Shared Product or potential Shared Product; in each case whose time and effort, in the aggregate, is equivalent to the time and effort of one (1) employee devoted exclusively to the project or task based on [**] person hours per year. No time spent traveling to or attending any meeting of the JRC, JDC, JCC, Patent Committee or any subcommittee of the foregoing shall be considered FTE time.

“FTE Cost” means the amount obtained by multiplying (a) the number of FTEs by (b) [**] United States dollars (US$[**]), increased or decreased annually by the percentage increase or decrease in the Consumer Price Index–Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index) in the United States (“CPI”) as of December 31 of the then most recently ended calendar year over the level of the CPI on December 31, 2011 (i.e., the first such increase or decrease would occur on January 1, 2012).

“GAAP” means, with respect to a Person, U.S. generally accepted accounting principles, consistently applied and will mean the international financial reporting standards (IFRS) at such time as IFRS becomes the generally accepted accounting standard in the United States and applicable laws in the United States require use of IFRS.

“HHMI” means Howard Hughes Medical Institute.

“IND” means an investigational new drug application filed with the FDA or the corresponding application for the investigation of a Product in any other country or group of countries, as defined in the applicable laws and regulations and filed with the Regulatory Authority of such country or group of countries.

“Indemnified Losses” shall have the meaning set out in Section 17.1.

“Indemnified Party” shall have the meaning set out in Section 17.3(a).

“Indemnifying Party” shall have the meaning set out in Section 17.3(a).

“Indication” means a disease, condition, disorder or syndrome.

“Infinity” shall have the meaning described in the preamble and shall include its successors and assigns as contemplated by Section 18.1.

“Infinity Development Plan” means the plan for the development of Products (other than Oncology Products) in the Field by Infinity, as may be amended, as described in Section 5.6.

“Infinity Indemnified Party” shall have the meaning set out in Section 17.1.

“Infinity Intellectual Property” means the Infinity Patents and Infinity Know-How.

“Infinity Know-How” means all Know-How Controlled by Infinity or any of its Affiliates, as of the Effective Date or during the Term that (a) (i) covers, generically or specifically, any Licensed Compound or Product, or its use, formulation, preparation or manufacture and (ii) is necessary or useful for (A) the development, manufacture, import or use of any Licensed Compound or Product in the Field, (B) the offer for sale or sale of any Shared Product in the Field, or (C) the development, manufacture, import, use, offer for sale or sale of any Reverted Compound and Reverted Product in the Field, or (b) is necessary or useful for the conduct of the Research Program. Infinity Know-How includes Infinity’s joint ownership interest in any Joint Know-How.

“Infinity Patents” means all Patent Rights Controlled by Infinity or any of its Affiliates, as of the Effective Date or during the Term (and for the sake of clarity, all Patent Rights arising in the course of prosecution or maintenance of such Patent Rights), that (i) (A) cover, generically or specifically, any Licensed Compound or Product, or its use, formulation, preparation or manufacture and (B) are necessary or useful for (1) the development, manufacture, import or use of any Licensed Compound or Product in the Field, (2) the offer for sale or sale of any Shared Product in the Field, or (3) the development, manufacture, import, use, offer for sale or sale of any Reverted Compound and Reverted Product in the Field, or (ii) are necessary or useful for the conduct of the Research Program. Infinity Patents includes Infinity’s joint ownership interest in any Joint Patents.

“Infinity Related Party” shall mean any of Infinity’s Affiliates or any Third Party sublicensee of rights granted to Infinity under this Agreement, but not including any Third Party that functions as a distributor. Notwithstanding the foregoing, in no event shall Intellikine be considered an Infinity Related Party.

“Intellikine” shall have the meaning described in the preamble and shall include its successors and assigns as contemplated by Section 18.1.

“Intellikine Additional Patents” means all Patent Rights Controlled by Intellikine as of the Effective Date (and for the sake of clarity, all Patent Rights arising in the course of prosecution or maintenance of such Patent Rights), which cover, generically or specifically, any Licensed Compound or Product, or its use, formulation, preparation or manufacture; provided, however, that Intellikine Additional Patents exclude all Intellikine Existing Patents, UCSF Patent Rights, UCSF Other Patent Rights and Navy Patent Rights.

“Intellikine Background Know-How” means all Know-How Controlled by Intellikine as of the Effective Date, or that becomes Controlled by Intellikine or any Intellikine Program Affiliate during the Research Term or the term that Intellikine or any Intellikine Program Affiliate conducts activities under the Development Plan, which Know-How is necessary or useful for the conduct of the Research Program or the development, manufacture, import, use, offer for sale or sale of any Licensed Compound or Product in the Field, but excluding all Intellikine Know-How, Research Agreement Intellectual Property and UCSF Know-How. “Intellikine Background Know-How” includes any Intellikine Background Know-How that becomes Controlled by an Intellikine Pre-

Acquisition Affiliate through assignment or license by Intellikine or an Intellikine Program Affiliate to such Intellikine Pre-Acquisition Affiliate prior to a transaction described in Section 18.1(a)(ii) in which Intellikine is the Acquired Party.

“Intellikine Background Patents” means all Patent Rights that become Controlled by Intellikine or any Intellikine Program Affiliate during the Research Term or the term that Intellikine or any Intellikine Program Affiliate conducts activities under the Development Plan, arising in the course of the Research Program or the activities under the Development Plan (and for the sake of clarity, all Patent Rights arising in the course of prosecution or maintenance of such Patent Rights), which Patent Rights are (a) necessary or useful for the conduct of the Research Program or (b) are necessary or useful for the development, manufacture, import, use, offer for sale or sale of any Licensed Compound or Product in the Field, but excluding all Intellikine Patents, Research Agreement Intellectual Property, UCSF Patent Rights, UCSF Other Patent Rights and Navy Patent Rights. “Intellikine Background Patents” include any Intellikine Background Patents that become Controlled by an Intellikine Pre-Acquisition Affiliate through assignment or license by Intellikine or an Intellikine Program Affiliate to such Intellikine Pre-Acquisition Affiliate prior to a transaction described in Section 18.1(a)(ii) in which Intellikine is the Acquired Party.

“Intellikine Background Technology” means Intellikine Background Know-How and Intellikine Background Patents.

“Intellikine Change of Control” means (a) the closing of a merger, tender offer, share exchange, reorganization, consolidation or other transaction between Intellikine or, if an Intellikine Holding Company exists, such Intellikine Holding Company, on the hand, and a Third Party(ies), on the other hand, in which the shareholders of Intellikine or, if an Intellikine Holding Company exists, such Intellikine Holding Company, immediately prior to such transaction would hold fifty percent (50%) or less of the voting securities or other voting interests of the surviving or resulting entity immediately after such transaction (in either case, whether directly or indirectly through any parent entity), or (b) the closing of any sale or other disposition of all or substantially all of the assets of Intellikine or, if an Intellikine Holding Company exists, such Intellikine Holding Company, to a Third Party(ies), in either case which assets relate to the subject matter of this Agreement, other than such a sale or other disposition of all or substantially all of such assets of Intellikine or, if an Intellikine Holding Company exists, such Intellikine Holding Company, to an entity of which more than fifty percent (50%) of the voting securities or other voting interests of such entity are owned after such sale or disposition by shareholders of Intellikine or, if an Intellikine Holding Company exists, by shareholders of such Intellikine Holding Company (in either case, whether directly or indirectly through any parent entity).

“Intellikine Existing Compound” means any Target Inhibitor Controlled by Intellikine that is claimed or disclosed, generically or specifically, within the Intellikine Existing Patents as of the Effective Date (irrespective of whether the determination that a Compound claimed or disclosed, generically or specifically, within the Intellikine Existing Patents is a Target Inhibitor is made before, during or after the Research Term).

“Intellikine Existing Patents” means all Patent Rights Controlled by Intellikine as of the Effective Date which are listed on Exhibit 1 (and for the sake of clarity, all Patent Rights arising in the course of prosecution or maintenance of such Patent Rights); provided, however, that Intellikine Existing Patents exclude the UCSF Patent Rights, UCSF Other Patent Rights and the Navy Patent Rights.

“Intellikine Holding Company” means any entity to which, prior to any transaction between Intellikine (or such holding company entity, as applicable) and an Acquirer described in Section 18.1(a)(ii), all or substantially all of the assets of Intellikine which relate to the subject matter of this Agreement are sold or otherwise transferred, if, immediately following such sale or other transfer, more than fifty percent (50%) of the voting securities or other voting interests of such entity are owned by shareholders of Intellikine immediately prior to such sale or other transfer (whether directly or indirectly through any parent entity).

“Intellikine Indemnified Party” shall have the meaning set out in Section 17.2.

“Intellikine Intellectual Property” means the Intellikine Patents and the Intellikine Know-How.

“Intellikine Know-How” means all Know-How Controlled by Intellikine or any Intellikine Program Affiliate as of the Effective Date or during the Term, which Know-How (a) covers, generically or specifically, any Licensed Compound or Product, or its use, formulation, preparation or manufacture and (b) is necessary or useful for (i) the development, manufacture, import, use, offer for sale or sale of any Licensed Compound or Product in the Field or (ii) the conduct of the Research Program. Intellikine Know-How excludes all Research Agreement Intellectual Property and UCSF Know-How. Intellikine Know-How includes Intellikine’s joint ownership interest in any Joint Know-How. “Intellikine Know-How” includes any Intellikine Know-How that becomes Controlled by an Intellikine Pre-Acquisition Affiliate through assignment or license by Intellikine or an Intellikine Program Affiliate to such Intellikine Pre-Acquisition Affiliate prior to a transaction described in Section 18.1(a)(ii) in which Intellikine is the Acquired Party.

“Intellikine Mark” shall have the meaning described in Section 10.5.

“Intellikine Patents” means the Intellikine Existing Patents and the Intellikine Program Patents.

“Intellikine Pre-Acquisition Affiliate” means any Affiliate of Intellikine in existence prior to any transaction described in Section 18.1(a)(ii) in which Intellikine is the Acquired Party.

“Intellikine Program Affiliate” means any Affiliate of Intellikine that conducts work under the Research Program or the Development Plan.

“Intellikine Program Patents” means all Patent Rights which become Controlled by Intellikine or any Intellikine Program Affiliate after the Effective Date but during the

Term (and for the sake of clarity, all Patent Rights arising in the course of prosecution or maintenance of such Patent Rights), which Patent Rights (a) claim any Invention arising from the Research Program or the performance of work under the Development Plan made by employees, agents, contractors or consultants of Intellikine or any Intellikine Program Affiliate, and (b) cover, generically or specifically, any Licensed Compound or Product, or its use, formulation, preparation or manufacture. Intellikine Program Patents include Intellikine’s joint ownership interest in any Joint Patents. Intellikine Program Patents exclude all Intellikine Existing Patents, Research Agreement Intellectual Property, UCSF Patent Rights, UCSF Other Patent Rights and Navy Patent Rights. “Intellikine Program Patents” include any Intellikine Program Patents that become Controlled by an Intellikine Pre-Acquisition Affiliate through assignment or license by Intellikine or an Intellikine Program Affiliate to such Intellikine Pre-Acquisition Affiliate prior to a transaction described in Section 18.1(a)(ii) in which Intellikine is the Acquired Party.

“Intellikine Sales Force” shall have the meaning described in Exhibit 6.

“Inventions” shall have the meaning described in Section 10.1(a).

“Joint Commercialization Committee” or “JCC” means the committee set up by the Parties in accordance with Section 4.5.

“Joint Development Committee” or “JDC” means the committee set up by the Parties in accordance with Section 4.4.

“Joint Know-How” shall have the meaning described in Section 10.1(b).

“Joint Patents” shall have the meaning described in Section 10.1(b).

“Joint Research Committee” or “JRC” means the committee set up by the Parties in accordance with Section 4.3.

“Know-How” means all technical information, know-how and data, including inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, nonclinical and clinical data, regulatory data and filings, instructions, processes, formulae, expertise and information, relevant to the research, development, manufacture, use, importation, offering for sale or sale of, and/or which may be useful in studying, testing, developing, producing or formulating, products, or intermediates for the synthesis thereof. Know-How excludes the Patent Rights covering any inventions.

“Launch” means the commencement of Commercial Sale of a Product in any country of the Territory.

“Licensed Compound” means (a) an Intellikine Existing Compound or (b) any other Compound identified, generically or specifically, during the Research Term in the course of performance of the Research Program either (i) by or on behalf of Intellikine, any Intellikine Program Affiliate or Intellikine’s permitted subcontractors or (ii) by or on behalf of Infinity, any Infinity Related Party that conducts work under the Research Program or Infinity’s permitted subcontractors, in either case under this clause (b) which Compound is a Target Inhibitor (irrespective of whether the determination that such Compound is a Target Inhibitor is made during or after the Research Term). For the avoidance of doubt, INK1197 is a Licensed Compound.

“MAA” means an application for the authorization for marketing of a Product in any country or group of countries outside the United States, and all supplements, including all documents, data and other information concerning the Product, as defined in the applicable laws and regulations and filed with the Regulatory Authority of a given country or group of countries.

“Marketing Authorization” means the grant of all necessary permits, registrations, authorizations, licenses and approvals (or waivers) required for the manufacture, promotion, marketing, storage, import, export, transport, distribution, use, offer for sale, sale or other commercialization of a Product in any country, including, where required, Pricing and Reimbursement Approvals.

“MHLW” means the Japanese Ministry of Health, Labour and Welfare and any successor thereto.

“MICL” means Mundipharma International Corporation Limited, including any successors or assigns (by merger or otherwise) thereof.

“MICL Agreement” means the Strategic Alliance Agreement between Infinity and MICL, dated November 19, 2008, as may be amended from time to time subject to Section 16.4(b).

“Milestone Event” means the event identified in Exhibit 3 which triggers a Milestone Payment.

“Milestone Payment” means the payment identified in Exhibit 3 to be made by Infinity to Intellikine on the occurrence of a Milestone Event.

“Navy” means the United States Department of the Navy at The Naval Medical Research Center.

“Navy Agreement” means the Partially Exclusive Patent License Agreement, dated as of August 6, 2009 between the Navy and Intellikine, as may be amended from time to time as contemplated by Section 2.6(c) but subject to Section 16.4(a).

“Navy Patent Rights” means the Patent Rights licensed to Intellikine under the Navy Agreement.

“Navy Sublicense Option” shall have the meaning described in Section 2.6(a).

“Navy Sublicense Option Period” shall have the meaning described in Section 2.6(a).

“NDA” means, with respect to a Product, a new drug application and all supplements filed with the FDA with respect to such Product, including all documents, data and other information concerning such Product which are necessary for, or included in, a Marketing Authorization to use, sell, supply or market such Product in the United States.

“Net Sales” means the gross invoice price of any Product sold or disposed of in a country by Infinity or any Infinity Related Party to the first Third Party (other than an Infinity Related Party) following first Commercial Sale in such country, excluding sales or dispositions for use in clinical trials or other scientific testing, in either case for which Infinity or the Infinity Related Party receives no revenue, subject to subsections (1) and (2) below, less the following items, (to the extent not previously deducted and included in the gross amount invoiced or otherwise directly paid or incurred by Infinity or any Infinity Related Party) (the “Deductions”):

(i)	allowances for amounts repaid or credited by reason of rejections, returns, defects or recalls or because of reasonable and customary chargebacks, refunds, coupons, patient co-pay savings cards, rebates (including related administration fees), wholesaler fee for service, reasonable amounts of physician samples, reasonable amounts of free products given to indigent patients, retroactive price reductions or any other items substantially similar in character and substance to the foregoing, with equitable adjustments to be made from time to time for any differences between these allowances and actual amounts;

(ii)	trade, cash and quantity discounts actually allowed and taken directly with respect to such sales or other dispositions;

(iii)	freight, transport packing and insurance charges associated with transportation of Products to Third Parties, included and separately stated in the applicable invoice;

(iv)	tariffs, duties or other taxes imposed upon and paid directly with respect to the delivery, sale or use of Products when included and separately stated in the gross invoice price, but excluding national, state or local taxes assessed on income; and

(v)	amounts previously included in Net Sales of Products that are written-off by Infinity or any Infinity Related Party as uncollectible in accordance with Infinity’s or such Infinity Related Party’s standard practices for writing off uncollectible amounts consistently applied.

There shall be no double-counting in determining the foregoing deductions. Such amounts shall be determined from the books and records of Infinity or the Infinity

Related Party, as applicable, maintained in accordance with the Accounting Standards, consistently applied.

(1)	For a Combination Product, Net Sales will be calculated on a country by country basis as follows

[A/(A+B)] x (Net Sales, calculated without regard to this formula, of the Combination Product), where

(a) “A” is the total of Net Sales of each Product containing or using only the Licensed Compound contained within or used in the Combination Product (and no other Combination Component) when sold separately; and

(b) “B” is the total of Net Sales of all products containing or using only the Combination Components (and no Licensed Compound),

subject to the provisions of subsection (2) below and provided that in no event will Net Sales for a Combination Product calculated using this formula be less than fifty percent (50%) of the Net Sales, calculated without regard to this formula, of the Combination Product.

(2)	In those instances in which Infinity or an Infinity Related Party acquires a Product from one of the other such named Persons and then subsequently sells such Product to a Third Party, Net Sales of Infinity or such Infinity Related Party, as the case may be, which sells to a Third Party, will be calculated upon such sale of such Product to such Third Party, and no royalty will be due by Infinity hereunder with respect to any such earlier intermediate sale of such Product by or among, as relevant, Infinity or the relevant Infinity Related Party.

“Non-Acquired Party” shall have the meaning set out in Section 18.1(b).

“Non-Breaching Party” shall have the meaning set out in Section 14.2(a).

“Oncology Participation Rights” shall have the meaning described in Section 7.1(a).

“Oncology Participation Term” shall have the meaning described in Section 7.1(d).

“Oncology Product” means a Product for which the first Phase II Study conducted or, for purposes of and as provided in Section 4.4(a), proposed to be conducted, by Infinity or an Infinity Related Party for such Licensed Compound or Product is for an oncology Indication.

“Oncology Product Option” shall have the meaning described in Section 7.1(a).

“Option Exercise Fee” shall have the meaning described in Section 7.1(c).

“Option Exercise Period” shall have the meaning described in Section 7.1(c).

“Out-of-Pocket Expenses” means, with respect to certain activities hereunder, direct expenses paid or payable by the relevant Party or its Affiliates, or, as expressly set forth in Exhibit 5, Infinity Related Parties, to Third Parties (other than employees of such Party or its Affiliates or Infinity Related Parties) that (a) are specifically identifiable and incurred (i) in the course of activities conducted under the Research Plan or the Development Plan or in connection with filings to any Regulatory Authority relating to the Licensed Compounds or Products in the Field as requested by Infinity or (ii) pursuant to Sections 10.2(b), 10.3(e) or 10.3(f) or as expressly set forth in Exhibit 5, and (b) have been recorded in accordance with the Accounting Standards, and for the avoidance of doubt, do not include travel expenses or capital expenditures.

“Paid Party” shall have the meaning set out in Section 9.5(a).

“Paragraph IV Certification” shall have the meaning described in Section 10.3(a).

“Party” and “Parties” shall have the meaning described in the preamble.

“Patent Committee” shall have the meaning set out in Section 10.2(a).

“Patent Rights” means all patents and patent applications (including provisional applications), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any confirmation patent or registration patent or patent of addition based on any such patent, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing.

“Patent Term Extensions” shall have the meaning described in Section 10.6(a).

“Paying Party” shall have the meaning set out in Section 9.5(a).

“Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization or a governmental agency or a political subdivision thereto.

“Phase I Study” means a study in humans which provides for the first introduction into humans of a Product, conducted in normal volunteers or patients to generate information on product safety, tolerability, pharmacological activity or pharmacokinetics, as more fully defined in Federal Regulation 21 C.F.R. § 312.21(a) and its foreign equivalents.

“Phase II Study” means a study in humans of the safety, dose ranging and efficacy of a Product, which is prospectively designed to generate sufficient data (if successful) to commence a Phase III Study or to file for accelerated approval, as further defined in Federal Regulation 21 C.F.R. § 312.21(b) and its foreign equivalents.

“Phase III Study” means a controlled study in humans of the efficacy and safety of a Product, which is prospectively designed to demonstrate statistically whether such Product is effective and safe for use in a particular Indication in a manner sufficient to file an NDA or MAA to obtain Marketing Authorization, as further defined in Federal Regulation 21 C.F.R. § 312.21(c) and its foreign equivalents.

“Pivotal Study” means a study which is either a Phase II Study that is prospectively designed to generate sufficient data (if successful) to file for accelerated approval of an NDA or MAA or a Phase III Study.

“Pricing and Reimbursement Approval” means, with respect to a Product, the governmental approval, agreement, determination or decision establishing the price or level of reimbursement for such Product, as required in a given jurisdiction prior to sale of such product in such jurisdiction.

“Product” means a preparation, kit, article of manufacture, composition of matter, material, compound, component or product which is, or which contains or comprises a Licensed Compound, including all formulations, modes of administration and dosage forms thereof.

“Product Marks” shall have the meaning described in Section 10.5.

“Profit-or-Loss” shall have the meaning described in Exhibit 5.

“Program Manager” shall have the meaning set out in Section 4.2.

“Prosecuting Party” shall have the meaning set out in Section 10.2(b).

“Regulatory Authority” means a federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing or sale of a pharmaceutical product in a country or territory, including the FDA, EMA and MHLW.

“Regulatory Exclusivity” means the ability to exclude Third Parties from manufacturing or commercializing a product that could compete with a Product in a country, either through data exclusivity rights, orphan drug designation, or such other rights conferred by a Regulatory Authority in such country other than through Patent Rights.

“Research Agreement” means any agreement listed on Exhibit 9 other than the Navy Agreement and the UCSF Agreement.

“Research Agreement Intellectual Property” means all Patents Rights and Know-How to which Intellikine has the right to negotiate or obtain a license under any Research Agreement, which Patent Rights and Know-How could reasonably be necessary or useful for the development, manufacture, import, use, offer for sale or sale of any Licensed Compound or Product in the Field.

“Research Plan” means the plan of research during the Research Term (or portion thereof), and the budget for Intellikine’s activities thereunder, as agreed by the Parties as of the Effective Date, as may be amended pursuant to Section 5.1.

“Research Program” means the program of research conducted by Infinity and Intellikine under this Agreement in accordance with the Research Plan.

“Research Term” means the period commencing on the Effective Date and ending on the second anniversary of the Effective Date, unless extended pursuant to Section 5.1 or by mutual written agreement of the Parties or earlier terminated upon termination of this Agreement.

“Reverted Compounds” shall have the meaning described in Section 15.2(a).

“Reverted Products” shall have the meaning described in Section 15.2(a).

“Revised Commercial Budget” shall have the meaning described in Exhibit 5.

“Revised Development Budget” shall have the meaning described in Exhibit 5.

“Royalties” means the royalty payments due by Infinity to Intellikine on Net Sales as set out in Section 8.3.

“Royalty Term” shall have the meaning described in Section 9.2(a).

“Senior Officers” shall have the meaning described in Section 4.7.

“Shared Commercial Expenses” shall have the meaning described in Exhibit 5.

“Shared Product” shall have the meaning described in Section 7.1(d).

“Skipped Milestone Payment” shall have the meaning described in Section 8.2.

“Target” means PI3K d, PI3Kg or PI3K d/g.

“Target Inhibitor” means any Compound which meets the criteria described in Exhibit 4.

“Term” shall have the meaning described in Section 14.1.

“Territory” means worldwide.

“The Regents” means The Regents of the University of California.

“Third Party” means any Person other than Infinity or Intellikine or an Affiliate of Infinity or Intellikine.

“Third Party Infringement” shall have the meaning described in Section 10.3(a).

“UCSF Agreement” means the Exclusive License Agreement, dated as of August 10, 2007, as amended March 13, 2009 and July 8, 2009, between The Regents and Intellikine, as may be amended from time to time as contemplated by Section 2.6(c) but subject to Section 16.4(a).

“UCSF Intellectual Property” means the UCSF Know-How and UCSF Patent Rights.

“UCSF Know-How” means the Know-How licensed to Intellikine under the UCSF Agreement.

“UCSF Other Patent Rights” means the Patent Rights licensed to Intellikine under the UCSF Agreement listed on Exhibit 2-B (and for the sake of clarity, all Patent Rights arising in the course of prosecution and maintenance of such Patent Rights).

“UCSF Patent Rights” means the Patent Rights licensed to Intellikine under the UCSF Agreement listed on Exhibit 2-A (and for the sake of clarity, all Patent Rights arising in the course of prosecution and maintenance of such Patent Rights).

“UCSF Sublicense Option” shall have the meaning described in Section 2.6(b).

“UCSF Sublicense Option Period” shall have the meaning described in Section 2.6(b).

“United States” or “U.S.” means the United States of America and its territories and possessions.

“Valid Claim” means a claim of any issued, unexpired patent within the Intellikine Patents (including, for clarification, any Joint Patents), the Navy Patent Rights (following the exercise of the Navy Sublicense Option and during the term of the sublicense granted to Infinity pursuant to Section 2.1(b)), the UCSF Patent Rights (following the exercise of the UCSF Sublicense Option and during the term of the sublicense granted to Infinity pursuant to Section 2.1(c)) or the Infinity Patents, that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

1.2	Interpretations. In this Agreement, unless the context requires otherwise:

(a)	the headings are included for convenience only and shall not affect its construction;

(b)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(c)	references to the word “include” and “including” shall mean includes and including without limitation;

(d)	a Party includes its permitted assignees and/or the respective successors in title to substantially the whole of its undertaking;

(e)	any reference to an enactment or statutory provision is a reference to it as it has been amended, modified, consolidated or re-enacted as of the relevant time; and

(f)	general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things.

2.	GRANT OF LICENSES AND OTHER RIGHTS

2.1	License Grant to Infinity.

(a)	Subject to the terms and conditions of this Agreement, Intellikine hereby grants Infinity an exclusive, sublicensable (subject to Section 3.1), transferrable (in accordance with Section 18.1) license under the Intellikine Intellectual Property and the Intellikine Additional Patents to develop and have developed (which includes non-clinical activities to support development but excludes all chemical lead series generation and medicinal chemistry activities), manufacture, have manufactured, use, sell, offer to sell, otherwise commercialize and import Licensed Compounds and Products in the Field in the Territory during the Term. Such license is granted subject to Intellikine’s retained rights thereunder to exercise its rights and perform its obligations under this Agreement.

(b)	Effective upon Infinity’s exercise of the Navy Sublicense Option pursuant to Section 2.6(a) and subject to the terms and conditions of this Agreement (including Exhibit 7(A) with respect to the Navy Agreement) and the Navy Agreement, Intellikine shall, and hereby does (effective only and automatically upon such exercise), grant Infinity an exclusive, sublicensable (subject to Section 3.1), transferrable (in accordance with Section 18.1) sublicense under the Navy Patent Rights to manufacture, have manufactured, use, sell, offer to sell, otherwise dispose of in accordance with law and import Licensed Compounds and Products in the Field in the Territory during the Term (or the term of the Navy Agreement if such term ends prior to the Term); provided that such sublicense is granted subject to Intellikine’s retained rights thereunder to exercise its rights and perform its obligations under this Agreement.

(c)	Effective upon Infinity’s exercise of the UCSF Sublicense Option pursuant to Section 2.6(b) and subject to the terms and conditions of this Agreement (including Exhibit 7(B) with respect to the UCSF Agreement) and the UCSF Agreement, Intellikine shall, and hereby does (effective only and automatically upon such exercise), grant Infinity (i) an exclusive, sublicensable (subject to Section 3.1), transferrable (in accordance with Section 18.1) sublicense under the UCSF Patent Rights and (ii) a non-exclusive, sublicenseable (subject to Section 3.1) sublicense under the UCSF Other Patent Rights and the UCSF Know-How, in each case to manufacture, have manufactured, use, Sell (as defined in the UCSF Agreement), offer to Sell (as defined in the UCSF Agreement), otherwise commercialize and import Licensed Compounds and Products in the Field in the Territory during the Term (or the term of the UCSF Agreement if such term ends prior to the Term); provided that such sublicense is granted subject to Intellikine’s retained rights thereunder to exercise its rights and perform its obligations under this Agreement.

(d)	Subject to the terms and conditions of this Agreement, Intellikine hereby grants to Infinity a non-exclusive, transferrable (in accordance with Section 18.1), sublicensable (subject to Section 3.1) license (i) under the Intellikine Background Technology and Intellikine Intellectual Property for Infinity to perform its responsibilities under the Research Plan during the Research Term, (ii) under the Intellikine Background Technology to develop and have developed (which includes non-clinical activities to support development but excludes all chemical lead series generation and medicinal chemistry activities) Licensed Compounds and Products in the Field during the Term, and (iii) under the Intellikine Background Technology, to manufacture, have manufactured, use, sell, offer to sell, otherwise commercialize and import Licensed Compounds and Products in the Field during the Term.

(e)	Neither Infinity nor any Infinity Related Party shall have any rights under the Intellikine Intellectual Property or Intellikine Background Technology to conduct any research activities other than its obligations under the Research Plan.

2.2	License Grant to Intellikine.

(a)	Subject to the terms and conditions of this Agreement, Infinity hereby grants to Intellikine a non-exclusive, transferrable (in accordance with Section 18.1) license, with no right to sublicense except to Intellikine’s Affiliates and Third Party subcontractors engaged to perform activities under the Research Plan and/or Development Plan in accordance with Sections 3.2 and 3.3, under the Infinity Intellectual Property solely to the extent necessary for Intellikine to perform its responsibilities under the Research Plan during the Research Term and its responsibilities under the Development Plan during the term of the activities conducted under the Development Plan.

(b)	Neither Intellikine nor any of Intellikine’s Affiliates or Third Party subcontractors shall have any rights under the Infinity Intellectual Property to conduct any research or development activities other than its obligations under the Research Plan or Development Plan.

2.3	Exclusivity of License. Except to the extent necessary to enable Intellikine to exercise its rights or perform its obligations under this Agreement, the term “exclusive” for the purposes of Section 2.1(a), (b) and (c) means to the exclusion of all others, including Intellikine and its Affiliates; provided, that, if at any time Intellikine’s license under the UCSF Patent Rights becomes non-exclusive pursuant to Section 10.8 of the UCSF Agreement, the UCSF Sublicense Option shall be modified to reflect that such option is with respect to a non-exclusive license and any sublicense under the UCSF Patent Rights granted to Infinity under Section 2.1(c) shall automatically become non-exclusive (but the sublicense granted by Intellikine to Infinity under the UCSF Patent Rights shall be exclusive as between Intellikine and Infinity to the fullest extent possible, and Intellikine shall not grant any other sublicenses under the UCSF Patent Rights to manufacture, have manufactured, use, Sell (as defined in Exhibit 7(B)), offer to Sell (as defined in Exhibit 7(B)), otherwise commercialize and import Licensed Compounds and Products in the Field in the Territory).

2.4	License for Detailing Rights. Infinity hereby grants to Intellikine, subject to and effective automatically upon Intellikine’s exercise of the Oncology Product Option pursuant to Section 7.1 with respect to an Oncology Product, during the applicable Oncology Participation Term, a royalty-free, non-exclusive, transferrable (in accordance with Section 18.1) license, with no right to sublicense except to Intellikine’s Affiliates in accordance with Sections 3.2 and 3.3, under all Infinity Intellectual Property and Product Marks to Detail Shared Products in the United States in accordance with the Co-Detailing Agreement.

2.5

Reservation of Rights. Subject to the licenses and, as applicable, sublicenses granted to each Party and the other terms and conditions of this Agreement (including, for the sake of clarity, the provisions of Section 11), and the Navy Agreement and UCSF Agreement, as applicable, with respect to the Navy Patent Rights, the UCSF Other Patent Rights and the UCSF Intellectual Property, respectively, and the MICL Agreement with respect to any Patent Rights or Know-How licensed by MICL to Infinity and included in the Infinity Intellectual Property and sublicensed to Intellikine hereunder, (a) Intellikine will retain all rights under the Intellikine Intellectual Property, Intellikine Additional Patents, Intellikine Background Technology, Navy Patent Rights, UCSF Other Patent Rights and UCSF Intellectual Property that are not expressly licensed or sublicensed to Infinity, including Intellikine’s retained rights (1) to exercise its rights and perform its obligations under the Research Plan, the Development Plan and the Oncology Participation Rights, as applicable, and (2) to research, develop, have developed, manufacture, have manufactured, use, sell, offer to sell, otherwise commercialize and import all Compounds and products containing or comprising any such Compound, which Compounds and products are not Licensed Compounds or Products, and Infinity agrees not to practice any Intellikine Intellectual Property, Intellikine Additional Patents, Intellikine Background Technology, Navy Patent Rights, UCSF Other Patent Rights and UCSF Intellectual Property except pursuant to the licenses and sublicenses expressly granted to Infinity in this Agreement (it being agreed that no such license or sublicense grants any right to research, develop, have developed, manufacture, have manufactured, use, sell, offer to sell, otherwise commercialize and/or import any Compounds and products containing or comprising any such Compound, other than Licensed Compounds and Products to the extent set forth herein), and (b) Infinity will retain all rights under the Infinity Intellectual Property that are not expressly licensed to Intellikine, including Infinity’s retained rights (1) to exercise its rights and perform its obligations under the Research Plan, the Development Plan, the Infinity Development Plan, the Commercial Plan and with respect to the commercialization of the Products, as applicable, and (2) to research, develop, have developed, manufacture, have manufactured, use, sell, offer to sell, otherwise commercialize and import all Compounds and products containing or comprising any such Compound, which Compounds and products are not Licensed Compounds or Products, and Intellikine agrees not to practice any Infinity Intellectual Property except pursuant to the licenses expressly granted to Intellikine in this Agreement (it being agreed that no such license or sublicense grants any right to research, develop, have developed, manufacture, have manufactured, use, sell, offer to sell, otherwise commercialize and/or import any Compounds and products containing or comprising any such Compound, other than Licensed Compounds and Products to the extent set forth herein). For the avoidance of doubt: (i) all Intellikine Intellectual Property, Intellikine Additional Patents, Intellikine Background Technology, Navy Patent Rights, UCSF Other Patent Rights and UCSF Intellectual Property shall remain the property of Intellikine and, except as set forth in Section 12.1, shall be considered Confidential Information of Intellikine; and (ii) all Infinity Intellectual Property shall remain the property of Infinity and, except as set forth in Section 12.1, shall be considered Confidential Information of Infinity. No right or license under any Patents or Know-How of either Party is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

2.6	Sublicense Options.

(a)

Navy. Subject to the terms and conditions of this Agreement, Intellikine hereby grants to Infinity the exclusive option to obtain from Intellikine the sublicense under the Navy Patent Rights provided in Section 2.1(b), subject to and effective only upon the prior written consent of Navy (the “Navy Sublicense Option”). Infinity may exercise the Navy Sublicense Option upon written notice to Intellikine at any time during the period from the Effective Date until the earliest to occur of the following (the “Navy Sublicense Option Period”): (x) the date that is [**] days after the end of the Research Term; or (y) expiration or termination of the license to the Navy Patent Rights under the Navy Agreement; provided that (a) Infinity will not be deemed to have been exercised the Navy Sublicense Option until Navy consents to the sublicense to Infinity (or Infinity, MICL or MICL’s Affiliates, as applicable) of the Navy Patent Rights; provided, however, that, as long as Infinity has issued the written notice of exercise to Intellikine during the Navy Sublicense Option Period, then Infinity will be deemed to have exercised the Navy Sublicense Option immediately upon such consent from Navy, even if such consent is granted after the Navy Sublicense Option Period; and (b) if Intellikine intends to terminate its license under the Navy Patent Rights, Intellikine will give Infinity [**] days’ prior written notice of any such proposed termination so that Infinity may exercise the Navy Sublicense Option prior to such proposed termination, and if Infinity issues to Intellikine a written notice to exercise the Navy Sublicense Option prior to such proposed termination, Intellikine will not proceed with such termination. Upon exercise of the Navy Sublicense Option in accordance herewith (i) the sublicense under the Navy Patent Rights granted under Section 2.1(b) shall immediately become effective and (ii) Infinity shall comply, and shall cause any Infinity Related Parties who are sublicensed under the Navy Patent Rights to comply, with the applicable terms and conditions of the Navy Agreement, including the terms and conditions set forth in Exhibit 7(A), subject to any amendment to the Navy Agreement as contemplated by Section 2.6(c), with respect to the Navy Patent Rights and any Products that are covered by the Navy Patent Rights. If Infinity does not issue to Intellikine a written notice to exercise the Navy Sublicense Option during the Navy Sublicense Option Period, then the Navy Sublicense Option shall terminate and Infinity shall have no rights, and Intellikine shall have no obligations to Infinity, with respect to the Navy Agreement. At Infinity’s request, Intellikine shall use reasonable efforts, at Infinity’s expense, to seek the consent of Navy to any sublicense under the Navy Patent Rights to Infinity, its Affiliates, MICL or its Affiliates, as designated by Infinity.

(b)	UCSF. Subject to the terms and conditions of this Agreement, Intellikine hereby grants to Infinity the exclusive option to obtain from Intellikine the sublicense under the UCSF Patent Rights, UCSF Know-How and UCSF Other Patent Rights provided in Section 2.1(c) (the “UCSF Sublicense Option”). Infinity may exercise the UCSF Sublicense Option upon written notice to Intellikine at any time during the period from the Effective Date until the earliest to occur of the following (the “UCSF Sublicense Option Period”): (x) the date that is [**] days after the end of the Research Term; or (y) expiration or termination of the license to the UCSF Patent Rights under the UCSF Agreement; provided that if Intellikine intends to terminate its license under the UCSF Patent Rights, Intellikine will give Infinity [**] days’ prior written notice of any such proposed termination so that Infinity may exercise the UCSF Sublicense Option prior to such proposed termination, and if Infinity exercises the UCSF Sublicense Option prior to such proposed termination, Intellikine will not proceed with such termination. Upon exercise of the UCSF Sublicense Option in accordance herewith (i) the sublicense under the UCSF Intellectual Property and UCSF Other Patent Rights granted under Section 2.1(c) shall immediately become effective and (ii) Infinity shall comply, and shall cause any Infinity Related Parties who are sublicensed under the UCSF Intellectual Property or the UCSF Other Patent Rights to comply, with the applicable terms and conditions of the UCSF Agreement, including the terms and conditions set forth in Exhibit 7(B), subject to any amendment to the UCSF Agreement as contemplated by Section 2.6(c), with respect to the UCSF Intellectual Property or the UCSF Other Patent Rights and any Licensed Compounds and Products that are covered by the UCSF Intellectual Property or the UCSF Other Patent Rights. If Infinity does not exercise the UCSF Sublicense Option during the UCSF Sublicense Option Period, then the UCSF Sublicense Option shall terminate and Infinity shall have no rights, and Intellikine shall have no obligations to Infinity, with respect to the UCSF Agreement.

(c)

During the Navy Sublicense Option Period or UCSF Sublicense Option Period and prior to Infinity’s exercise of, respectively, the Navy Sublicense Option or the UCSF Sublicense Option, to the extent that any conflicts exist between the obligations set forth in Exhibit 7(A) or Exhibit 7(B), respectively, and the terms of any agreement between Infinity and any Third Party (including MICL) to whom Infinity intends to sublicense the Navy Patent Rights or the UCSF Intellectual Property and UCSF Other Patent Rights, respectively, (i) Intellikine shall, at the reasonable request of Infinity and at Infinity’s expense, use commercially reasonable efforts to negotiate such amendments to, as applicable, the Navy Agreement or the UCSF Agreement, respectively, and (ii) Infinity shall, at the reasonable request of Intellikine and at Infinity’s expense, use commercially reasonable efforts to negotiate such amendments to, as applicable, such other agreement (including the MICL Agreement), in each case of clauses (i) and (ii) as

Intellikine and Infinity may reasonably agree. Notwithstanding anything to the contrary in Section 2.1(b) or 2.1(c), upon Infinity’s request at the time of the exercise of the Navy Sublicense Option or the UCSF Sublicense Option, as applicable, the sublicense granted by Intellikine pursuant to Section 2.1(b) or 2.1(c) shall be granted on a territory-by-territory basis to Infinity, its Affiliates, MICL or its Affiliates, as designated by Infinity, in lieu of the sublicense under Section 2.1(b) or 2.1(c), as applicable, but shall otherwise be treated as if such sublicense had been granted under this Agreement and shall be subject to all terms and conditions of this Agreement, and in the case of the Navy Agreement, subject to and effectively only upon obtaining the prior written consent of Navy.

3.	SUBLICENSING

3.1	By Infinity. Infinity shall have the right to grant sublicenses of the rights granted to it under Section 2.1(a), (b), (c) and (d) of this Agreement to its Affiliates or any Third Party, through multiple tiers (with respect to Section 2.1(b) and (c) only to the extent permitted under the Navy Agreement and UCSF Agreement, respectively, and the rights under Section 2.1(d)(i) may not be further sublicensed), provided that:

(a)	With respect to any sublicense (but not subcontract) of the rights granted under Section 2.1 in the United States with respect to any Shared Product, Oncology Product, or Licensed Compound or Product prior to its first Phase II Study, Infinity obtains Intellikine’s prior written consent, not to be unreasonably withheld or delayed; provided, however, that Intellikine’s consent shall not be required for Infinity to sublicense its rights to manufacture any Licensed Compound or Product;

(b)	any sublicense agreement shall be in writing and shall be consistent (but in the case of the MICL Agreement, shall not be inconsistent) with the relevant restrictions and limitations set forth in this Agreement;

(c)	any such sublicense agreement shall provide for the termination of the sublicense upon termination of this Agreement, except that any such sublicense of the rights granted under Section 2.1 to a Third Party to develop or commercialize Licensed Compounds or Products shall not terminate upon termination of this Agreement but instead shall remain in full force and effect if the sublicensee is not then in material breach of its sublicense agreement and such sublicensee provides to Intellikine within thirty (30) days after termination of this Agreement a written agreement to be bound as licensee under the terms and conditions of this Agreement as to the field and territory in which such sublicensee has been granted rights under its sublicense agreement; and

(d)	Infinity shall be liable for the failure of its sublicensees to comply with the relevant obligations under this Agreement and shall, at its own cost, use Diligent Efforts to enforce compliance by its sublicensees with the terms of the sublicense agreement.

Intellikine hereby acknowledges and agrees that Infinity has the right to sublicense the rights granted to Infinity under Section 2.1(a), (b), (c) and (d) to MICL under the MICL Agreement and the Parties agree that the sublicense to MICL of such rights will terminate upon termination of this Agreement, even though not expressly stated in the MICL Agreement.

3.2	By Intellikine. Intellikine shall have the right to grant sublicenses of the rights granted to it under Section 2.2 of this Agreement to its Affiliates and to subcontractors permitted by Section 3.3 and to grant sublicenses of the rights granted to it under Section 2.4 of this Agreement to its Affiliates, provided that (and only as to clauses (b) and (d) with respect to any sublicenses of the rights granted to it under Section 2.4 to an Affiliate):

(a)	with respect to any sublicenses of the rights granted under Section 2.2, Intellikine obtains Infinity’s prior written consent, not to be unreasonably withheld or delayed, and, prior to execution of any sublicense agreement, incorporates any reasonable amendments to the sublicense agreement requested by Infinity;

(b)	any sublicense agreement shall be in writing, shall be consistent with the relevant restrictions and limitations set forth in this Agreement, and the sublicensee shall not have the right to sublicense;

(c)	any such sublicense shall be limited to the scope and duration of work to be performed by such Affiliate or subcontractor under the Research Plan and/or Development Plan; and

(d)	Intellikine shall be liable for the failure of its sublicensees to comply with the relevant obligations under this Agreement and shall, at its own cost, use Diligent Efforts to enforce compliance by its sublicensees with the terms of the sublicense agreement.

3.3	Subcontracting. Infinity may subcontract the performance of research, development, manufacturing and commercialization activities with respect to Licensed Compounds or Products to Affiliates or Third Parties at its discretion, subject to the provisions of Exhibit 6, as applicable. Intellikine may subcontract (a) the performance of activities with respect to Licensed Compounds or Products that are allocated as Intellikine’s obligation under the Research Plan and/or Development Plan to Affiliates or Third Parties, upon the approval of the JRC or JDC, as applicable; provided, however, that such approval shall be deemed to have been granted with respect to subcontracting activities specifically referred to in the Research Plan or the Development Plan and (b) the performance of Detailing activities with respect to Shared Products to as provided in Exhibit 6.

4.	GOVERNANCE

4.1

General. The Parties acknowledge and agree that pursuant to this Agreement, Infinity is undertaking the responsibility for the research, development and commercialization of the Licensed Compounds and Products. The Parties further acknowledge and agree that Intellikine possesses valuable knowledge regarding the Licensed Compounds and

Products that is useful to the further research, development and commercialization of the Licensed Compounds and Products and that Infinity wishes to avail itself of such knowledge in a manner that encourages high levels of interaction between the Parties. The Parties are therefore establishing the governance structure set forth in this Article 4 to govern such activities and facilitate the exchange of information between the Parties regarding the research, development and commercialization of Licensed Compounds and Products.

4.2	Program Managers. Within fifteen (15) days after the Effective Date, each Party will appoint a senior representative having a general understanding of pharmaceutical development issues (“Program Manager”). The Program Managers will be primarily responsible for (a) facilitating the flow of information and otherwise promoting communication, coordination and collaboration with regard to research and development of Licensed Compounds and Products within and among the JRC, and, if applicable, JDC, and between the Parties (including updates and communications on activities under the Development Plan during any period in which the JDC is not in place); and (b) providing single-point communication for seeking consensus both internally within the respective Party’s organization and together regarding planning issues, including facilitating review of external corporate communications and raising cross-Party and/or cross-functional disputes to the Senior Officers in a timely manner. Each Party may replace its Program Manager on written notice to the other Party.

4.3	Joint Research Committee.

(a)	The Parties will establish a Joint Research Committee, composed of three (3) representatives from Intellikine and three (3) representatives from Infinity. The JRC members shall be appropriately qualified and experienced in order to make a meaningful contribution to committee meetings.

(b)	Within thirty (30) days following the Effective Date, each Party will designate its initial members to serve on the JRC. Each Party may replace its representatives on the JRC on written notice to the other Party.

(c)	The JRC will (i) oversee the activities of the Parties under the Research Program, including monitoring progress, reviewing and approving amendments to the Research Plan and coordinating activities; (ii) as necessary or appropriate, establish additional joint subcommittees and delegate responsibilities to such joint subcommittees; and (iii) consider and act upon such other matters as specified in this Agreement. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives on the JRC, to attend JRC meetings in a non-voting capacity, provided that such participants are subject to the confidentiality provisions set forth in Article 12. The JRC will be chaired by a representative from Infinity. The chairperson shall set agendas for JRC meetings in advance, provided that the agendas will include any matter requested by either Party. The chairperson shall be responsible for recording, preparing and, within a reasonable time, issuing draft minutes of each JRC meeting.

(d)	The JRC will also be responsible for resolving disputes that may arise between the Parties with regard to matters pertaining to the Research Program. Decisions of the JRC shall be made by unanimous vote, with Infinity’s representatives to the JRC collectively having one (1) vote and Intellikine’s representatives to the JRC collectively having one (1) vote. If the JRC fails to reach unanimous agreement on a matter before it for decision for a period in excess of thirty (30) days, such matter shall be resolved in accordance with Section 4.7.

(e)	The JRC shall meet at least quarterly and at such other times as requested by the chairperson or as the Parties may otherwise agree. The first meeting of the JRC shall be held as soon as reasonably practicable, but in no event later than thirty (30) days after the Effective Date. Meetings shall be held at such place or places as are mutually agreed or by teleconference or videoconference; provided, however, that there shall be at least two (2) face-to-face meetings per calendar year.

(f)	If not earlier disbanded, the JRC shall disband at the end of the Research Term unless otherwise requested by Infinity.

4.4	Joint Development Committee.

(a)	If Infinity intends that the first Phase II Study for a Product be in an oncology Indication, Infinity will provide Intellikine with written notice of Infinity’s intent to conduct such Phase II Study at least ninety (90) days before the expected date of first patient, first visit in such Phase II Study, and, subject to Sections 7.1(e) and 7.3, such Product shall thereafter be deemed an Oncology Product. Within ten (10) days after the date of the first such notice, the Parties will establish a Joint Development Committee; provided, however, that the JDC shall disband, and the relevant Product shall no longer be considered an Oncology Product, upon written notice from Infinity to Intellikine that Infinity does not intend to conduct such Phase II Study.

(b)	The JDC shall be composed of three (3) representatives from Intellikine and three (3) representatives from Infinity. The JDC members shall be appropriately qualified and experienced in order to make a meaningful contribution to committee meetings. Each Party may replace its representatives on the JDC on written notice to the other Party.

(c)

The JDC will, with respect to Oncology Products: (i) oversee the activities of the Parties under the Development Plan, including monitoring progress and reviewing Development Plans; (ii) to the extent Intellikine has exercised its Oncology Product Option and has not terminated its Oncology Participation Rights with respect to an Oncology Product, approving (subject to Section 1.2 of Exhibit 5) the Development Plans (including budgets) and any amendment thereto for any Shared Product; (iii) coordinating activities to the extent that Intellikine is conducting a clinical trial with respect to an Oncology Product in accordance with Section 5.8; (iv) as necessary or appropriate, establish additional joint subcommittees and delegate responsibilities to such joint subcommittees; and (v) consider and act upon such other matters as specified in this Agreement. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives on the JDC, to attend JDC meetings in a non-voting capacity, provided such participants are subject to the confidentiality provisions set forth in Article 12. The JDC will be chaired by a representative of Infinity. The chairperson shall set agendas for JDC meetings in advance, provided that the agendas will include any matter requested by either Party. The chairperson shall be responsible for recording, preparing and, within a reasonable time, issuing draft minutes of each JDC meeting.

(d)	The JDC will also be responsible for resolving disputes that may arise between the Parties with regard to matters pertaining to the development program for an Oncology Product. Decisions of the JDC shall be made by unanimous vote, with Infinity’s representatives to the JDC collectively having one (1) vote and Intellikine’s representatives to the JDC collectively having one (1) vote. If the JDC fails to reach unanimous agreement on a matter before it for decision for a period in excess of thirty (30) days, such matter shall be resolved in accordance with Section 4.7.

(e)	The JDC shall meet at least quarterly and at such other times as requested by the chairperson or as the Parties may otherwise agree. The first meeting of the JDC shall be held as soon as reasonably practicable after the formation thereof, but in no event later than thirty (30) days after the formation thereof. Meetings shall be held at such place or places as are mutually agreed or by teleconference or videoconference; provided, however, that there shall be at least two (2) face-to-face meetings per calendar year.

4.5	Joint Commercialization Committee.

(a)	In the event that Intellikine exercises its Oncology Product Option in accordance with Section 7.1, the Parties will establish a Joint Commercialization Committee for Shared Product(s) within thirty (30) days following the first exercise by Intellikine of its Oncology Product Option. The JCC shall be composed of three (3) representatives from Intellikine and three (3) representatives from Infinity. The JCC members shall be appropriately qualified and experienced in order to make a meaningful contribution to committee meetings. Each Party may replace its representatives on the JCC on written notice to the other Party.

(b)

The JCC shall have responsibility for (i) the general oversight and coordination of all commercialization activities with respect to such Shared Product in the United States, including pre-Launch, Launch and sales and marketing activities under the Commercial Plan, and (ii) following Intellikine’s exercise of the Oncology Product Option with respect to a Shared Product, approval (subject to Section 1.4 of Exhibit 5) of the Commercial Plan (including budgets) and any amendment thereto for such Shared Product. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives on the JCC, to attend JCC meetings in a non-voting capacity, provided that such participants are subject to the confidentiality provisions set forth in Article 12. The JCC will be chaired by a representative from Infinity. The chairperson shall set agendas for JCC meetings in advance, provided that the agendas will include any matter requested by either Party. The chairperson shall be responsible for recording, preparing and, within a reasonable time, issuing draft minutes of each JCC meeting.

(c)	The JCC will meet at least quarterly and at such other times as requested by the chairperson or as the Parties may otherwise agree. Meetings shall be held at such place or places as are mutually agreed or by teleconference or videoconference; provided, however, that there shall be at least two (2) face-to-face meetings per calendar year.

(d)	Decisions of the JCC shall be made by unanimous vote, with Infinity’s representatives to the JCC collectively having one (1) vote and Intellikine’s representatives to the JCC collectively having one (1) vote. If the JCC fails to reach unanimous agreement on a matter before it for decision for a period in excess of thirty (30) days, such matter shall be resolved in accordance with Section 4.7.

4.6	Internal Teams. Notwithstanding the foregoing, each Party shall have the right to have its own internal project team (at its own expense) with regard to its activities under this Agreement, which will not include any representation from the other Party.

4.7

Dispute Resolution. In the event of a disagreement among the JRC members, the JDC members, the JCC members or the Patent Committee members, as applicable, the matter shall be referred to the Chief Executive Officer of Infinity and the Chief Executive Officer of Intellikine (the “Senior Officers”) who shall attempt in good faith to resolve such disagreement. In the event that the dispute is not resolved by the Senior Officers, the Senior Officer of Infinity shall have the final vote; provided that Infinity shall not have power to resolve a dispute: (a) in a manner that would require Intellikine to perform activities (i) for which Infinity will not reimburse Intellikine’s costs (except as expressly set forth in this Agreement) or (ii) which Intellikine has not agreed to perform as set forth in this Agreement, the Research Plan, Development Plan or Commercial Plan or as otherwise agreed in writing by Intellikine; (b) in a manner that would reduce payments to Intellikine pursuant to this Agreement or take away Intellikine’s right to perform activities that Intellikine has previously agreed to perform as set forth in this Agreement, the Research Plan, Development Plan or Commercial Plan; (c) by changing any Revised Development Budget or Revised Commercial Budget into an Approved Development Budget or Approved Commercial Budget, respectively; (d) with respect to any Shared Product, in a manner that would require Intellikine to bear more than [**] (i) of the Development Costs within the Approved Development Budget or (ii) of the Shared Commercial Expenses within the Approved Commercial Budget (provided, that (i) each Party shall bear such excess costs to the extent its actions that were inconsistent with the Development Plan or the Commercial Plan caused the Development Costs or Shared Commercial Expenses, respectively, to exceed the budgeted amount in the then-current

Approved Development Budget or Approved Commercial Budget, respectively, and (ii) the provisions of Sections 1.2(e) and 1.4(e)(iv) of Exhibit 5 shall apply); (e) by unilaterally amending the terms of this Agreement or overriding Intellikine’s rights under this Agreement; (f) by unilaterally determining that it has fulfilled any diligence obligations hereunder; (g) by unilaterally determining that the events required for the payment of Milestone Payments have not occurred; and (h) as expressly set forth in Section 10.2(a)(B)(1).

5.	RESEARCH AND DEVELOPMENT

5.1	Research Program; Extension of Research Term. Subject to the terms and conditions of this Agreement, Infinity and Intellikine will use Diligent Efforts to conduct the Research Program in accordance with the Research Plan. The Research Plan will be subject to amendment from time to time during the Research Term as approved by the JRC. The JRC will review the Research Plan at least every Calendar Quarter. Infinity shall have the right to extend the initial two (2) year Research Term by an additional one (1) year period by providing written notice to Intellikine at least one hundred eight (180) days prior to the last day of the initial two (2)-year Research Term.

5.2	Intellikine Know-How. During the Term, Intellikine will provide to Infinity such Intellikine Know-How and Intellikine Background Know-How as is reasonably requested by Infinity or which Intellikine reasonably believes is necessary or useful, in either case for Infinity to perform its obligations under the Research Plan and to develop, have developed, manufacture, have manufactured, use, and import Licensed Compounds and Products and sell and offer to sell Products (including Licensed Compounds included therein), in each case in the Field in the Territory.

5.3	Infinity Know-How. During the Term, Infinity will provide to Intellikine such Infinity Know-How as Infinity determines is reasonably necessary for Intellikine to perform its obligations under the Research Plan and Development Plan.

5.4	Assistance with Vendors. At Infinity’s request, Intellikine shall use commercially reasonable efforts to facilitate negotiations between Infinity and Intellikine’s contractors, other than Chemikine, with respect to Licensed Compounds or Products to enable Infinity to discuss with such Third Party(ies) direct relationship for services related to Licensed Compounds or Products with Infinity.

5.5

Research Funding. Infinity will pay Intellikine research funding in accordance with this Section 5.5 for activities to be conducted by Intellikine in accordance with the Research Plan. Intellikine shall invoice Infinity on a Calendar Quarter basis for Intellikine’s Out-of-Pocket Expenses incurred after the Effective Date in accordance with the Research Plan and FTE Costs for Intellikine’s conduct of the activities allocated to Intellikine under the Research Plan. Intellikine shall include with such invoice reasonably detailed information concerning FTEs utilized during the applicable period and all Out-of-Pocket Expenses incurred. The amounts to be paid under this Section 5.5 shall be paid on a Calendar Quarter basis [**] within thirty (30) days after receipt of invoice. The budget for Out-of-Pocket Expenses and FTE Costs for the first twelve (12) months of the

Research Term shall be as set forth in the initial Research Plan and in no event shall such amounts of Out-of-Pocket Expenses and FTE Costs for the first twelve (12) months of the Research Term be reduced without Intellikine’s prior written consent. Intellikine shall only be paid for its actual Out-of-Pocket Expenses incurred in accordance with the Research Plan and FTE Costs for its FTEs performing the activities allocated to Intellikine under the Research Plan, not to exceed the budget included in the Research Plan without Infinity’s prior written consent.

5.6	Development; Infinity Development Plan. Subject to the terms and conditions of this Agreement, Infinity (itself or through the Infinity Related Parties) and, as applicable, Intellikine to the extent of its obligations with respect to Oncology Products under the Development Plan, will use Diligent Efforts to develop (a) [**] Product for an [**] Indication, and (b) [**] Product; provided, however, that, with respect to activities [**] Indication, such Diligent Efforts to develop shall apply to [**]. Infinity’s Diligent Efforts to develop the Licensed Compounds and Products will include demonstration that it and Infinity Related Parties, collectively, have made at least the [**]; provided, however, that, with respect to activities [**] required under this Section 5.6 shall apply to each of at least [**], except that [**]:

Relevant Period	[**]
[**]	[**]
[**]	[**]
[**]	[**]

For the sake of clarity, [**] with respect to the development of the relevant Products, [**] relevant period.

[**], if during the period that [**], the conditions and considerations described in the definition of “Diligent Efforts” with respect to such Product [**] of Infinity’s Diligent Efforts to develop such Product.

Infinity will be responsible for all costs of development of Licensed Compounds and Products in the Field in the Territory, except as expressly provided in Section 5.8 with respect to Oncology Products and Article 7 with respect to Shared Products. The Infinity Development Plan may be modified in Infinity’s discretion from time to time during the Term, with Infinity promptly providing Intellikine any material amendments to the Infinity Development Plan.

5.7

Development Plan for Oncology Products. Infinity shall prepare and present to the JDC a Development Plan for each Oncology Product in the Field in the Territory, subject to review and, if applicable, approval by the JDC. All decisions with respect to the creation, modification and implementation of the Development Plan for each Oncology Product and all development activities shall be made by Infinity in its sole discretion; provided that (a) Infinity will present a draft Development Plan for each Oncology Product and any material changes to the Development Plan for each Oncology Product to the JDC and will consider any comments of Intellikine thereto, and (b) the JDC shall have the right to approve the Development Plan (including budgets) and any amendment thereto for any Shared Product in accordance with Section 4.4. The Development Plan may, subject to Intellikine’s approval, assign certain development activities for the relevant Oncology Product to Intellikine. Except as provided in Section 5.8, Infinity will reimburse Intellikine’s Out-of-Pocket Expenses and FTE Costs with respect to its activities under the relevant Development Plan in accordance with the budget included therein. Intellikine shall invoice Infinity on a Calendar Quarter basis for Intellikine’s Out-of-Pocket Expenses incurred after the Effective Date in accordance with the Development Plan and FTE Costs for Intellikine’s conduct of the activities allocated to Intellikine under the Development Plan. Intellikine shall include with such invoice reasonably detailed information concerning FTEs utilized during the applicable period and all Out-of-Pocket Expenses incurred. The amounts to be paid under this Section 5.7 shall be paid on a Calendar Quarter basis in arrears within thirty (30) days after receipt of invoice.

5.8	Intellikine Clinical Trial. In the event that Intellikine wishes to conduct a clinical trial, other than a Pivotal Study, of any Oncology Product (x) prior to the conduct of the first Pivotal Study for such Oncology Product and (y) other than as may be provided for in the Development Plan, Intellikine may submit a request to the JDC, together with a draft protocol, clinical plan and a proposed budget prepared in good faith. The JDC will consider such request in good faith and may not unreasonably withhold its consent to Intellikine conducting such trial. The JDC may withhold its consent for [**]. In the event that the JDC agrees to the conduct of such trial by Intellikine, the Development Plan will be modified accordingly, including to address the terms for supply of such Oncology Product and safety reporting and any other coordination issues, and Intellikine will be responsible for all internal and external costs associated with the conduct of such trial, subject to a right to offset such costs against the Option Exercise Fee for such Oncology Product. For purposes of clarity, Infinity shall be deemed the sponsor of such clinical trial.

5.9	Regulatory. All regulatory filings submitted in connection with testing, or obtaining Marketing Authorizations to market, a Licensed Compound or Product in the Field, including all IND, MAA and NDA submissions and other regulatory filings and Pricing and Reimbursement Approvals relating to the Licensed Compounds and Products, shall be owned by and submitted by and in the name and at the sole expense of Infinity, an Infinity Related Party or a subcontractor. The JDC (solely with respect to Oncology Products) or JRC (solely prior to formation of the JDC for an Oncology Product or, for any other Licensed Compound or Product, prior to its first Phase II Study), as applicable, will be provided with the opportunity to review and comment on IND filings for the relevant Licensed Compounds or Products in the Field. Infinity will consider in good faith all comments provided by Intellikine in a timely manner. Intellikine will reasonably cooperate with and provide reasonable assistance to Infinity, at Infinity’s expense for Intellikine’s Out-of-Pocket Expenses, in connection with filings to any Regulatory Authority relating to the Licensed Compounds or Products in the Field, including by executing any required documents, or providing copies of all reasonably required documentation.

5.10	Progress Reports. Infinity shall submit [**], summarizing Infinity’s (and its Affiliates’ and sublicensees’) activities related to the development of each Product in the Field, including development activities and Milestone Events achieved and an overview of future development activities reasonably contemplated, including anticipated timelines for achievement of Milestone Events, the status of obtaining Marketing Authorization for each of the United States, Europe and Japan, and planning for commercialization in such territories. Such reports shall be submitted, with respect to activities for the United States, until first Commercial Sale of such Product in the United States, and with respect to activities for countries or regions outside the United States, until first Commercial Sale of such Product in any country outside the United States.

5.11	Manufacturing. Infinity will have the exclusive right to, and have the responsibility to, at its sole expense (except with respect to any clinical trial conducted by Intellikine in accordance with Section 5.8 and Shared Products), manufacture and supply (or to have manufactured and supplied) Licensed Compounds and Products being developed or commercialized under this Agreement. Infinity may subcontract or sublicense the manufacture or supply of the Licensed Compounds or Products to Affiliates or Third Parties in accordance with Sections 3.1 or 3.3.

6.	COMMERCIALIZATION

6.1	Commercialization. Except as expressly provided in Article 7 if Intellikine exercises the Oncology Participation Rights, Infinity will have the exclusive right to, and have the responsibility to, at its sole expense, conduct all aspects of worldwide commercialization of the Products in the Field, including planning, implementation, setting the price and establishing the distribution channel.

6.2	Infinity Responsibility. Infinity shall itself or through the Infinity Related Parties, at its sole cost (except as expressly provided in Section 7.2 if Intellikine exercises the Oncology Product Option) use Diligent Efforts to (a) prepare, file, prosecute and maintain all applications for Marketing Authorization for the marketing, use, promotion, import, sale, distribution or commercialization of Products in the Field in the Territory and (b) commercialize Products which receive Marketing Authorization, including, as applicable, one Oncology Product and one Product for an anti-inflammatory or autoimmune Indication, in each case, in the Field in the Territory.

6.3	Lack of Diligence. In the event that Infinity (i) fails to use or continue to use Diligent Efforts to develop and commercialize Licensed Compounds and Products as described in Sections 5.6 and 6.2, or (ii) notifies Intellikine that it will not conduct further development or commercialization with respect to all Licensed Compounds or Products, then Intellikine may terminate this Agreement, upon written notice to Infinity, provided that Infinity will have a period of [**] following receipt of such notice to demonstrate to Intellikine’s reasonable satisfaction that it has not failed to use or continue to use or to initiate Diligent Efforts in accordance with Sections 5.6 and 6.2, and any termination shall be subject to Section 14.2(b) as if such termination by Intellikine was effected under Section 14.2(a) for a material breach by Infinity.

7.	INTELLIKINE ONCOLOGY PARTICIPATION

7.1	Oncology Product Option.

(a)	Intellikine will have a one-time option with respect to each Oncology Product (the “Oncology Product Option”) to elect to participate in the development and commercialization of such Oncology Product by sharing Profit-or-Loss with respect to such Oncology Product in the United States on the terms and conditions described in this Article 7 and, as applicable, by Detailing such Oncology Product in the United States in accordance with the Co-Detailing Agreement (“Oncology Participation Rights”).

(b)	Within [**], Infinity will provide Intellikine with [**], with respect to such Oncology Product (which shall be the Approved Commercial Budget). If Intellikine reasonably requires additional information regarding such [**] in order for Intellikine to make an informed decision with respect to its Oncology Product Option, Intellikine may request such additional information from Infinity and Infinity will respond to such requests by Intellikine as promptly as practicable.

(c)	The Oncology Product Option with respect to an Oncology Product shall be exercisable by Intellikine by (i) written notice to Infinity given no later than the [**] day following receipt by Intellikine of the [**] as described above (the “Option Exercise Period”), and (ii) concurrent payment by Intellikine to Infinity of the amount calculated as follows, which shall not be less than [**] (“Option Exercise Fee”):

(X) [**] US dollars (US$[**]),

less

(Y) [**].

(d)	For each Oncology Product for which Intellikine exercises the Oncology Product Option in accordance with Section 7.1(c), (i) such Oncology Product shall be deemed a “Shared Product”; (ii) the Oncology Participation Rights with respect to such Shared Product shall be in effect from the date of such exercise of the Oncology Product Option and, subject to Section 7.3, continue for so long as either Party is engaged in the manufacture or sale of such Shared Product in the United States (the “Oncology Participation Term”); (iii) such Shared Product shall be commercialized in accordance with the Commercial Plan provided to Intellikine prior to Intellikine exercising the Oncology Product Option, as such Commercial Plan may be updated or amended in accordance with Sections 4.5 and 4.7 and with Exhibit 5; and (iv) the Approved Development Budget and Approved Commercial Budget provided to Intellikine prior to Intellikine exercising the Oncology Product Option shall be deemed approved by Intellikine. Without limiting the terms of this Agreement, Intellikine acknowledges that the Commercial Plan shall be consistent with Infinity’s global commercialization plan for the relevant Shared Product. Subject to Section 18.1(b), Intellikine may exercise all of its Oncology Participation Rights with or through any of its Affiliates.

(e)	For each Oncology Product for which Intellikine does not exercise the Oncology Product Option in accordance with Section 7.1(c), (i) such Oncology Product shall thereupon cease to be an Oncology Product for all purposes other than Infinity’s diligence obligations in Sections 5.6 and 6.2 of this Agreement, but shall remain a Product; (ii) neither Infinity nor Intellikine shall have any further obligation with respect to the Development Plan for such former Oncology Product; and (iii) if there are no other Oncology Products as of the end of the Option Exercise Period, the JDC shall be disbanded.

7.2	Oncology Participation Rights. The following terms and conditions shall apply to each Shared Product (notwithstanding anything to the contrary in this Agreement):

(a)	Profit-or-Loss for such Shared Product, including the Development Costs and Shared Commercial Expenses for such Shared Product in accordance with the Approved Development Budget and the Approved Commercial Budget, respectively, in the United States will be calculated and shared 50:50 in accordance with Exhibit 5.

(b)	Infinity will have no obligation to pay Intellikine, and Intellikine will have no right to receive from Infinity, (i) the Milestone Payments for such Shared Product for Milestone Events 4, 5, 6, 7, 14, 16 or 18 described in Exhibit 3 and (ii) Royalties on Net Sales of such Shared Product in the United States under Section 8.3; provided that, except as set forth in Section 7.3, the exercise of the Oncology Product Option with respect to a Shared Product shall not affect Infinity’s obligations to pay Milestone Payments and royalties with respect to any Product that is not a Shared Product or to pay Milestone Payments for Milestone Events outside the United States and royalties for Net Sales outside the United States with respect to any Product that is a Shared Product.

(c)	The Parties will establish a Joint Commercialization Committee in accordance with Section 4.5 if no JCC then exists.

(d)

At any time, Intellikine shall have the right to field up to thirty percent (30%) of the sales effort for the applicable Shared Product in the United States called for by the Commercial Plan, with sales effort measured by the number of sales representatives and the percentage of such sales representative’s time being spent Detailing the Shared Product in the United States. The relevant percentage of the sales effort for the Shared Product in the United States to be fielded by Intellikine (up to thirty percent (30%)) shall be determined by Intellikine in its sole discretion on an annual basis by written notice to Infinity; provided that after specifying the initial percentage, Intellikine will not increase such percentage, and may not reduce such percentage by more than [**] percent ([**]%), from year to year (i.e., the percentage may not be less than [**] percent ([**]%) nor more than [**] percent ([**]%) of the percentage for the immediately prior year). In the event that Intellikine elects to field sales representatives for a Shared Product, Intellikine and Infinity (or its appropriate Affiliate) shall negotiate in good faith to enter into a co-detailing agreement with respect to such Shared Product (“Co-Detailing Agreement”) containing the terms and conditions set forth in Exhibit 6 and such other terms and conditions as are customary for agreements of such type and are agreed by the Parties. The costs directly related to the Intellikine Sales Force shall be included in the calculation of Profit-or-Loss for the relevant Shared Product as set forth in Exhibit 5.

7.3	Termination by Intellikine.

(a)	Upon not less than [**] months’ prior written notice to Infinity, Intellikine may terminate the Oncology Participation Rights with respect to a particular Shared Product.

(b)	Upon the effective date of termination of the Oncology Participation Rights with respect to a particular Shared Product: (i) such Oncology Product shall thereupon cease to be a Shared Product or an Oncology Product for all purposes other than Infinity’s diligence obligations in Sections 5.6 and 6.2 of this Agreement (but shall remain a Product) and Intellikine shall no longer share in Profit-or-Loss, including the costs of development and commercialization, for such former Oncology Product; (ii) from and after the effective date of such termination, all provisions of this Agreement will apply with respect to such former Oncology Product as a Product that is not an Oncology Product or a Shared Product, and Intellikine shall not be entitled to receive Milestone Payments for the achievement of Milestone Events 4, 5, 6, 7, 14, 16 or 18 with respect to such former Oncology Product that occurred prior to the effective date of such termination or the achievement of Milestone Events 4, 5, 6 or 7 with respect to such former Oncology Product that occur after the effective date of such termination, but Intellikine shall be entitled to receive Milestone Payments for the achievement of Milestone Events 14, 16 or 18 with respect to such former Oncology Product with respect to Net Sales in the United States that occur after the effective date of such termination; (iii) Intellikine shall be entitled to receive Royalties on such former Oncology Product in accordance with Section 8.3 for Net Sales in the United States after the effective date of such termination; and (iv) if there are no other Shared Products on the effective date of such termination, the JCC shall be disbanded.

8.	FINANCIAL PROVISIONS

8.1	Upfront Payment; Option Payment.

(a)	Infinity shall pay to Intellikine a one-time, non-refundable, non-creditable upfront payment of thirteen million five hundred thousand US dollars (US$13,500,000), of which amount Infinity shall pay [**]. The obligation to make such payment shall survive the termination of this Agreement.

(b)	In consideration of the Navy Sublicense Option and the UCSF Sublicense Option, [**], respectively, within thirty (30) days after the date of invoice for such expenses.

8.2	Milestone Payments. In consideration of the granting of the licenses, sublicenses and rights to Infinity hereunder, after the first achievement of each of the Milestone Events, Infinity shall make the corresponding non-refundable, non-creditable Milestone Payment. For the avoidance of doubt, none of the Milestone Payments shall be payable more than once, and should a Product be replaced by another Product, no additional Milestone Payments shall be due for Milestone Events completed by the replacement Product for which corresponding Milestone Payments were previously made to Intellikine with respect to such replaced Product. If, at the time that the first of Milestone Event 5, 8 or 11 is first achieved with respect to a Product in either column of the milestone table in Exhibit 3, any of Milestone Payments 2, 3 or 4 have not become due or been paid with respect to a Product having achieved a Milestone Event in the same column of the milestone table (each, a “Skipped Milestone Payment”), then each such Skipped Milestone Payment shall become due and payable concurrently with the Milestone Payment for such achieved Milestone Event.

8.3	Royalty Payments. In consideration of the granting of the licenses and rights to Infinity hereunder, Infinity will pay Royalties to Intellikine, on a Product-by-Product basis, on annual Net Sales of Products at the applicable rates set forth below, subject to Sections 8.4 and 9.2. For the avoidance of doubt, Royalties shall be payable only once with respect to the same unit of Product.

Annual Net Sales of each Product in the United States	Royalty Rate
[**]	[**]%
[**]	[**]%
[**]	[**]%
[**]	[**]%

Annual Net Sales of each Product outside the United States	Royalty Rate
[**]	[**]%
[**]	[**]%
[**]	[**]%
[**]	[**]%

8.4	Third Party Obligations.

(a)	Except as provided in the subsequent sentence and in Section 8.4(b), Infinity and the Infinity Related Parties shall be responsible, at their own expense, for obtaining any required licenses from a Third Party to Patent Rights, that, in the absence of such license, would be infringed by the manufacture, use, offer for sale, sale or import of a particular Product in a particular country. In the event that Infinity or an Infinity Related Party (i) reasonably determines in good faith that, in order to avoid infringement of any patent not licensed hereunder, it is required to obtain a license from a Third Party to any Patent Right that, in the absence of such license, would be infringed by the manufacture, use, offer for sale, sale or import of such Product in a particular country (including in connection with the settlement of a patent infringement claim), (ii) shall be subject to a final court or other binding order or ruling requiring any payments, including the payment of a royalty to a Third Party patent holder in respect of future sales of any Product in a country in the Territory, or (iii) makes any payment of license fees, milestone payments and/or royalties with respect to a sublicense under Research Agreement Intellectual Property, as applicable, then Infinity may deduct fifty percent (50%) of the amount paid by Infinity or an Infinity Related Party to such Third Party that is reasonably and appropriately allocable to such Product against Royalties due to Intellikine by Infinity with respect to such Product in such country in any Calendar Quarter; provided, however, that in no event will the deduction under this Section 8.4(a) and any adjustment under Section 9.2(c)(i) cause the Royalties due to Intellikine in such Calendar Quarter with respect to such Product in such country to be less than fifty percent (50%) of the Royalties calculated under Section 8.3 without any such deduction and/or adjustment.

(b)	Intellikine will be responsible for royalty obligations and all other payments, including milestones, sublicense income and patent prosecution and enforcement payments (except as provided in Section 8.1(b)), to license the Navy Patent Rights under the Navy Agreement, to license the UCSF Intellectual Property and UCSF Other Patent Rights under the UCSF Agreement, and to license or obtain rights under any other Patent Rights or Know-How included in the Intellikine Intellectual Property or Intellikine Background Technology (but not under Research Agreement Intellectual Property); provided, however, that, if Infinity does not exercise the Navy Sublicense Option or the UCSF Sublicense Option under Section 2.6(a) or 2.6(b), respectively, then Infinity shall be responsible, at its own expense, for obtaining any required licenses from Navy or UCSF, as applicable, and if Infinity so obtains a license from Navy under the Navy Patent Rights and/or UCSF under the UCSF Patent Rights or UCSF Other Patent Rights, the provisions of Section 8.4(a) shall not apply with respect to any payments to Navy and/or UCSF under any such license.

(c)

To the extent required under any license agreement pursuant to which a Third Party licenses intellectual property to a Party in respect of the Products, either Party may disclose to the Third Party information regarding the development status and Net Sales of the Products which are the subject of such license agreement; provided, however, that such disclosure is limited to the amount required under the license agreement and is subject to confidentiality undertakings with respect to the information at least as restrictive as the terms of this Agreement.

9.	REPORTS AND PAYMENT TERMS

9.1	Payment Terms.

(a)	Infinity shall provide Intellikine with written notice of the achievement of each Milestone Event and make payment of the corresponding Milestone Payment within thirty (30) days after Infinity becomes aware of such achievement.

(b)	During the Term, following the Launch of a Product, Infinity shall furnish to Intellikine a quarterly reasonably detailed written accounting of Net Sales of Product for the Calendar Quarter in sufficient detail to permit confirmation of the accuracy of the Royalties paid. Such reports shall be due on the [**] day following the end of each Calendar Quarter. Royalties shown to have accrued by each report shall be due and payable on the date such report is due. Such report shall also identify the date of first Commercial Sale of each Product in each country. Any reports provided under this Section 9.1(b) shall be deemed the Confidential Information of Infinity.

9.2	Royalty Term.

(a)	Royalty Term. Royalties will be payable on a Product-by-Product and country-by-country basis until the later of (i) the expiration of the last to expire Valid Claim claiming the composition or method of manufacture or use of such Product (or any Licensed Compound therein) in such country, (ii) the expiration of the last to expire Valid Claim covering the manufacture in the country of actual manufacture of such Product (or any Licensed Compound therein), and (iii) the expiration of any Regulatory Exclusivity with respect to such Product in such country (“Royalty Term”).

(b)	Paid Up License Following Royalty Term. Following the Royalty Term on a Product-by-Product and country-by-country basis, Infinity’s licenses with respect to such Product shall continue in effect, but become fully paid-up, royalty-free, non-exclusive and transferrable (in accordance with Section 18.1), and shall become perpetual and irrevocable upon expiration of this Agreement or termination of this Agreement by Infinity under Section 14.2.

(c)	Adjustment in Royalty Under Certain Circumstances. On a Product-by-Product and country-by-country basis, (i) if the sole basis for the continuance of a Royalty Term is the [**] applicable royalty under Section 8.3 shall be [**] the applicable royalty under Section 8.3 shall be [**]; provided, however, that in no event will any adjustment under Section 9.2(c)(i) and any reduction under Section 8.4(a) cause the Royalties due to Intellikine in such Calendar Quarter with respect to such Product in such country to be less than fifty percent (50%) of the Royalties calculated under Section 8.3 without any such adjustment and/or deduction.

9.3	Currency. All payments under this Agreement shall be payable in US dollars. When conversion of payments from any foreign currency is required in connection with the payment of any Royalties under this Agreement, such conversion shall be made using either (a) the exchange rate used by Infinity or, as applicable, an Infinity Related Party, in its worldwide accounting system for the Calendar Quarter to which such payments relate or (b) the applicable currency conversion rate as published in The Wall Street Journal, Eastern Edition, on the last Business Day of the applicable Calendar Quarter in which such sales were made.

9.4	Taxes. Intellikine will be responsible for paying any and all taxes levied on account of any payments made to it under this Agreement. If any taxes imposed upon payments due to Intellikine under this Agreement are required to be withheld by Infinity, Infinity will (a) deduct such taxes from the payment made to Intellikine, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to Intellikine and certify its receipt by the taxing authority promptly following such payment. Each Party shall provide reasonable assistance to the other Party in minimizing or claiming exemptions from, or refunds of, any such applicable withholding taxes, upon the other Party’s written request.

9.5	Records and Audit Rights.

(a)	Each Party (the “Paying Party”) shall keep and cause its applicable Affiliates to keep (and, in the case of Infinity, Infinity shall cause the Infinity Related Parties to keep) complete, true and accurate books and records in accordance with its Accounting Standards in sufficient detail for the other Party (the “Paid Party”) to determine the payments due and costs incurred under this Agreement, including the Royalties and, as applicable, Profit-or-Loss payments. Each Paying Party will keep such books and records for at least three (3) years following the date of the payment to which they pertain.

(b)	Upon the written request of the Paid Party and not more than once in each calendar year, the Paying Party shall permit an independent certified public accounting firm of nationally recognized standing selected by the Paid Party and reasonably acceptable to the Paying Party to have access during normal business hours to such of the records of the Paying Party and its applicable Affiliates (and, as applicable, the Infinity Related Parties) as may be reasonably necessary to verify the accuracy of the payments due and costs incurred under this Agreement, including the royalty or Profit-or-Loss reports under this Agreement, for any period ending not more than three (3) years prior to the date of such request. The accounting firm shall disclose to the Paid Party only whether the payments due and costs incurred, including any payment reports (as applicable), are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to the Paid Party without the prior consent of the Paying Party unless disclosure is required by law, regulation or judicial order. If the Paid Party determines that disclosure is required by law, regulation or judicial order, it shall, if permitted, give the Paying Party prior notice thereof reasonably sufficient for the Paying Party to seek a protective order against or limiting such disclosure. The Paying Party is entitled to require the accounting firm to execute a reasonable confidentiality agreement prior to commencing any such audit.

(c)	The fees charged by such accounting firm shall be paid by the Paid Party; provided, however, that if the audit uncovers an underpayment by the Paying Party that exceeds five percent (5%) of the total payment owed, then the fees of such accounting firm shall be paid by the Paying Party unless the reason for such underpayment was a miscalculation on the part of the Paid Party. Any underpayments or unpaid amounts discovered by such audit or otherwise will be paid promptly by the Paying Party within thirty (30) days of the date the Paid Party delivers to the Paying Party such accounting firm’s written report, or as otherwise agreed upon by the Parties, plus interest calculated in accordance with Section 9.7 unless the reason for such underpayment was a miscalculation on the part of the Paid Party. In the event of an overpayment by the Paying Party, the Paying Party shall be entitled to credit such overpayment against any subsequent payment due to the Paid Party under this Agreement.

9.6	Payment. Payments shall be made by electronic wire transfer of immediately available funds to the account of the Paid Party, as designated in writing to the Paying Party.

9.7	Late Payments. Subject to Section 9.5(c), interest shall be payable by the Paying Party on any amounts payable to the Paid Party under this Agreement which are not paid by the due date for payment. All interest shall accrue and be calculated on a daily basis (both before and after any judgment) at a rate per annum equal to three (3) percentage points above the then current “prime rate” in effect published in The Wall Street Journal, Eastern Edition (but in no event in excess of the maximum rate permissible under applicable law), for the period from the due date for payment until the date of actual payment. The payment of such interest shall not limit the Paid Party from exercising any other rights it may have as a consequence of the lateness of any payment.

9.8	Other. Notwithstanding any other provision of this Agreement, if at any time legal restrictions prevent the prompt remittance of part or all of the payments required hereunder in any country, payment shall be made through such lawful means or methods as the Parties may agree. The Parties hereby acknowledge that the value contributed by Intellikine to any Product developed and/or commercialized by or on behalf of Infinity and its Affiliates, licensees and sublicensees is the access to the Intellikine Intellectual Property and that the upfront payment and Milestone Payments described above in Article 8 and Profit-or-Loss will be payable by Infinity in accordance with the terms and conditions hereof regardless of whether or not a Product is covered by an Intellikine Patent or, as applicable, Navy Patent Right or UCSF Patent Right.

10.	INTELLECTUAL PROPERTY RIGHTS

10.1	Ownership of Inventions.

(a)	Ownership of all inventions arising from research, development or commercialization activities conducted by or on behalf of the Parties as contemplated by this Agreement, including Patent Rights and other intellectual property rights covering such inventions (collectively, “Inventions”), shall be as set forth in this Section 10.1. All Inventions made solely by employees, agents, contractors or consultants of a Party or its Affiliates (in the case of Infinity) or Intellikine Program Affiliates (in the case of Intellikine) shall be owned by such Party or its Affiliates. All Inventions made jointly by one or more employees, agents, contractors or consultants of Intellikine or Intellikine Program Affiliates, on the one hand, and Infinity or its Affiliates, on the other hand, shall be owned jointly by the Parties. Determination of inventorship of Inventions shall be made in accordance with U.S. patent laws.

(b)	Intellikine’s rights in any Inventions, including its interest in any Inventions owned jointly by the Parties, shall be included in the Intellikine Intellectual Property for the purposes of this Agreement. Infinity’s rights in any Inventions, including its interest in any Inventions owned jointly by the Parties, shall be included in the Infinity Intellectual Property for the purposes of this Agreement. “Joint Patents” means all Patent Rights included in Inventions owned jointly by Intellikine and Infinity. “Joint Know-How” means all Know-How in Inventions owned jointly by Intellikine and Infinity.

(c)	In the event of any disagreement between the Parties regarding the inventorship or ownership of any Invention, the Parties shall refer such dispute to a neutral Third Party patent attorney or other appropriately qualified person who is neither a current or former employee or director of, nor a current or former consultant or outside counsel to, either Party and who is mutually agreed upon by the Parties.

(d)	The provisions of Sections 10.2 through 10.7 are subject to the terms of any agreement pursuant to which a Third Party licensed any of the relevant Intellikine Patents to Intellikine. If Infinity exercises the Navy Sublicense Option or the UCSF Sublicense Option in accordance with Section 2.6(a) or 2.6(b), references in Sections 10.2 through 10.7 to Intellikine Patents will include the Navy Patent Rights or the UCSF Patent Rights (but not the UCSF Other Patent Rights), as applicable, subject to the rights of Navy under the Navy Agreement and to the rights of The Regents under the UCSF Agreement, respectively. Intellikine shall use reasonable efforts to cause such licensors to reasonably cooperate with Intellikine and Infinity with respect to such provisions and to join any suit brought by Infinity with respect to any Third Party Infringement.

10.2	Patent Prosecution.

(a)

Intellikine and Infinity will form a patent committee (“Patent Committee”) composed of one (1) representative from each Party and one (1) representative from each Party’s internal or outside patent counsel, as a forum for (i) regular review, discussion and approval of the filing, prosecution and maintenance activities and strategies for Intellikine Patents, (ii) the Prosecuting Party to provide the non-Prosecuting Party draft substantive patent submissions for Intellikine Patents and consider in good faith timely comments from the non-Prosecuting Party on such drafts, (iii) keep the non-Prosecuting Party regularly and reasonably informed of the status of Intellikine Patents, and (iv) provide the non-Prosecuting Party with copies of all substantive documentation submitted to, or received from, the patent offices in connection therewith. The Patent Committee shall meet as frequently as necessary for such purposes. Decisions of the Patent Committee shall be made by unanimous vote, with Infinity’s representatives to the Patent Committee collectively having one (1) vote and Intellikine’s representatives to the Patent Committee collectively having one (1) vote. In the event of a disagreement at the Patent Committee relating to a filing strategy or the prosecution or maintenance of [**]. To the extent that Intellikine wishes to have external patent counsel participate as one of its representatives on the Patent Committee, which counsel is not the then-current mutually acceptable outside patent counsel described in Section 10.2(b), Intellikine shall bear all expenses with respect to its external patent counsel’s participation as a representative on the Patent Committee.

(b)	Subject to Section 10.2(d), (i) [**] (ii), in such capacity, the “Prosecuting Party”), in either case at Infinity’s expense (which, with respect to Intellikine’s activities, shall be limited to Intellikine’s Out-of-Pocket Expenses), to file, prosecute and maintain the Intellikine Patents (including, for the sake of clarity, the Joint Patents), using mutually acceptable outside patent counsel. As of the Effective Date, Intellikine’s current patent counsel, Wilson Sonsini Goodrich & Rosati P.C., is mutually acceptable to the Parties. The non-Prosecuting Party will assist the Prosecuting Party in connection with the filing, prosecution and maintenance of the Intellikine Patents, including by providing access to relevant persons and executing all required documentation.

(c)	Infinity will have the sole right to file, prosecute and maintain any Infinity Patents (other than the Joint Patents, for which the provisions of Sections 10.2(b) and 10.2(d) shall apply) at its own expense. Intellikine will have the sole right to file, prosecute and maintain any Patents Rights within the Intellikine Additional Patents and the Intellikine Background Technology at its own expense. Each Party will keep the other Party regularly and fully informed through the Patent Committee of the status of such patents and patent applications.

(d)

In the event that (i) the Prosecuting Party wishes to cease prosecution and/or maintenance of any Intellikine Patent (including, for the sake of clarity, any Joint Patent) in a country(ies) or (ii) Infinity does not wish to bear the costs with respect to the filing, prosecution or maintenance of an Intellikine Patent in a country(ies), the Prosecuting Party or Infinity, as applicable, shall provide the non-Prosecuting Party (in the case of clause (i)) or Intellikine (in the case of clause (ii)) with prompt written notice thereof, and the non-Prosecuting Party or Intellikine shall have the right, in its discretion and at its own expense, to assume responsibility for the filing, prosecution and maintenance of such Intellikine Patent in such country(ies). If Intellikine assumes responsibility for the filing, prosecution and maintenance of such Intellikine Patent in such country(ies) or retains such responsibility, at its own expense, the license granted to Infinity under Section 2.1 under such Intellikine Patent in such country(ies) shall terminate. If Infinity assumes responsibility for the filing, prosecution and maintenance of such Intellikine Patent in such country(ies) or retains such responsibility, at its own expense, the license granted to Infinity under Section 2.1 under such Intellikine Patent in such country(ies) shall remain in effect in accordance with its terms. The Prosecuting Party or Infinity, as applicable, will provide such written notice to the non-Prosecuting Party or Intellikine in sufficient time (but no less than thirty (30) days before any statutory bar date) to permit the non-Prosecuting Party or Intellikine to file, prosecute or maintain such Intellikine Patent at its own expense.

(e)	Subject to the exclusive license of Intellikine’s joint ownership interest in the Joint Patents and Joint Know-How included in the Intellikine Intellectual Property granted to Infinity to the extent set forth in Section 2.1 during the Term and to the exclusive license of Infinity’s joint ownership interest in the Joint Patents and Joint Know-How included in the Infinity Intellectual Property granted to Intellikine to the extent (if any) set forth in Section 15.2(b), each Party may use, or license to any Third Party, any of its joint ownership interest in the Joint Patents or Joint Know-How for any other purpose without the other Party’s prior written consent and without any duty of accounting to the other Party, provided that neither Party shall assign to any Third Party its interest in any Joint Patent or Joint Know-How (except as contemplated by Section 18.1) without the other Party’s prior written consent (not to be unreasonably withheld or delayed).

10.3	Patent Infringement.

(a)	Each Party will promptly notify the other Party in writing of (i) any actual or threatened infringement or misappropriation by a Third Party of any Intellikine Patent (including, for the sake of clarity, any Joint Patent) or any Infinity Patent of which it becomes aware, as a result of such Third Party’s research, development, manufacture, use, sale, offer for sale, other commercialization or importation of Licensed Compounds or Products in the Field in the Territory, including any certification filed by a Third Party pursuant to 21 U.S.C. §355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) or any notice under comparable U.S. or foreign law (a “Paragraph IV Certification”), which references the foregoing; or (ii) an actual or threatened challenge to any Intellikine Patent or Infinity Patent by a Third Party. The Parties will consult with each other through each Party’s patent attorneys to determine the response to any such infringement or challenge by a Third Party of any Intellikine Patent (including, for the sake of clarity, any Joint Patent), including any Paragraph IV Certification which references the foregoing (collectively “Third Party Infringement”).

(b)	To the fullest extent possible under applicable law, Infinity will have the first right, but not the obligation, to initiate proceedings or take other appropriate action in connection with the Third Party Infringement as it reasonably determines appropriate, and Intellikine shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Infinity may exercise such right itself or through any Infinity Related Party.

(c)	If Infinity fails to initiate proceedings or take other appropriate action with respect to, or to terminate, Third Party Infringement of any such Intellikine Patent (i) within ninety (90) days following Infinity’s receipt of the notice of alleged infringement or (ii) solely with respect to a Paragraph IV Certification, within forty (40) days following Infinity’s receipt of notice thereof, Intellikine shall have the right, but not the obligation, to bring and control any such action at its own expense and by counsel of its own choice, and Infinity shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(d)	The Party conducting such action shall have full control over its conduct, including settlement thereof; provided, however, that, in no event shall either Party, through any court action or proceeding, any settlement arrangement or any proceeding, filing or communication with any patent office, admit the invalidity of, or otherwise impair the other Party’s rights in, any Intellikine Patent (including, for the sake of clarity, any Joint Patent) without the other Party’s prior written consent.

(e)	At the request of the Party controlling a Third Party Infringement action, the other Party shall provide reasonable assistance and cooperation in connection therewith, including by executing any required documents, participating in discovery (including producing laboratory notebooks and other documentation and providing access to employees or relevant persons), and joining as a party to the action if required. The Party controlling such Third Party Infringement action shall reimburse the reasonable Out-of-Pocket Expenses of such other Party incurred in providing such assistance within thirty (30) days after receipt of a detailed and accurate invoice therefor.

(f)	Unless otherwise agreed to by the Parties as part of any cost sharing arrangement, any recoveries resulting from an action relating to a claim of Third Party Infringement (after payment of Out-of-Pocket Expenses related to such action incurred by each Party) will be retained by the Party that brought and controlled such action; provided, however, that, if Infinity brought and controlled such action, any portion of such recovery (after payment of each Party’s Out-of-Pocket Expenses related to such action) that is attributable to lost profits with respect to Products shall be subject to a royalty payment to Intellikine in accordance with Section 8.3 equal to the amount that would be due if such amount were Net Sales under this Agreement or, if relating to a Shared Product in the United States, shall be included in Net Sales for purposes of calculation of Profit-or-Loss under Exhibit 5.

(g)	Intellikine will have the sole right, but not the obligation, to initiate proceedings or take other appropriate action, as it reasonably determines appropriate, in connection with any actual or threatened infringement or misappropriation by a Third Party of any Intellikine Additional Patent or Intellikine Background Patent at its own expense, shall have full control over its conduct, including settlement thereof, and shall retain any recoveries resulting from such action or proceeding.

10.4	Defense of Actions. In the event that a declaratory judgment or similar action alleging the invalidity or non-infringement, or any request for, or filing or declaration of, any interference, opposition, reissue or reexamination, of any Intellikine Patent (including, for the sake of clarity, any Joint Patent) or Infinity Patent is initiated by any Third Party, each Party will promptly notify the other and the rights and responsibilities for defending against any such action shall be determined in the same manner as prosecution and maintenance of the relevant Intellikine Patents and Infinity Patents pursuant to Section 10.2. Intellikine shall have the sole right to defend against any declaratory judgment or similar action alleging the invalidity or non-infringement, or any request for, or filing or declaration of, any interference, opposition, reissue or reexamination, of any Intellikine Additional Patent or Intellikine Background Patent.

10.5	Trademarks. Infinity shall have the right to brand the Products using Infinity related trademarks and trade names and any other trademarks and trade names it determines appropriate for the Product, which may vary by country or within a country (“Product Marks”). Infinity and, if applicable, certain Infinity Related Parties, shall own all right, title and interest in and to the Product Marks and Infinity or the Infinity Related Parties may file, seek registration and maintain the Product Marks in the countries and regions they determine reasonably necessary. Notwithstanding the foregoing, (i) with respect to any Product sold in the United States after receipt of Marketing Authorization for such Product in the United States, Infinity shall, to the extent permitted under applicable law and if reasonably practicable, include the Intellikine name or logo (“Intellikine Mark”) on the commercial packaging for such Product, and a disclosure that such Product is licensed from Intellikine, and (ii) Infinity and Infinity Related Parties may otherwise include the Intellikine Mark on the Product or any packaging, labels, containers, advertisements and other materials related thereto; provided, however, that any use of the Intellikine Mark shall be in compliance with Intellikine’s then-current reasonable trademark guidelines provided to Infinity. Intellikine hereby grants Infinity a non-exclusive, sublicenseable, royalty-free, transferrable (in accordance with Section 18.1) right to use the Intellikine Mark in connection with the foregoing. Intellikine or an Affiliate of Intellikine shall retain the ownership of the entire right, title and interest in and to the Intellikine Mark, and all goodwill associated with or attached to the Intellikine Mark arising out of the use thereof by Infinity, its Affiliates and sublicensees shall inure to the benefit of Intellikine. Infinity agrees that it will not contest, oppose or challenge Intellikine’s ownership of the Intellikine Mark. Infinity agrees that it will not at any time do or suffer to be done any act or thing that will in any way impair Intellikine’s ownership of or rights in and to the Intellikine Mark or any registration thereof or that may depreciate the value of the Intellikine Mark or the reputation of Intellikine.

10.6	Drug Price Competition and Patent Term Restoration Act.

(a)

Intellikine shall cooperate with Infinity in an effort to avoid loss of any Intellikine Patents which may otherwise be available under the provisions of the Drug Price Competition and Patent Term Restoration Act of 1984 or comparable United

States or foreign laws, including by executing any documents as may be reasonably required. In particular, Intellikine shall cooperate with Infinity in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country and region (“Patent Term Extensions”) where applicable to the Intellikine Patents (including, for the sake of clarity, Joint Patents). Intellikine shall provide all reasonable assistance to Infinity, including permitting Infinity to proceed with applications for such in the name of Intellikine, if so required.

(b)	After consultation by Infinity with Intellikine, Infinity shall have the sole right to determine, if applicable, for which, if any, of the Intellikine Patents the Parties will attempt to seek Patent Term Extensions for any Licensed Compound or Product.

(c)	Intellikine shall provide reasonable assistance to Infinity, including by executing any required documents and providing any relevant patent information and other relevant information to Infinity, so that Infinity can obtain such extensions and additional protection and inform the FDA or other Regulatory Authority of such intended Patent Term Extension.

(d)	Intellikine shall not seek Patent Term Extensions for any Intellikine Background Technology or Intellikine Additional Patents for any Licensed Compound or Product.

10.7	Patent Marking. Infinity hereby agrees to mark each Product made, used or sold under the terms of this Agreement (or when the character of the product precludes marking, the package containing any such Product) in accordance with all applicable laws relating to patent marking.

11.	EXCLUSIVITY

11.1	Exclusivity.

(a)	During the Term, neither Party or its Affiliates (but excluding any Acquirer and Acquirer Affiliates with respect to the applicable Party as provided in Section 11.2) shall, alone or through work conducted in collaboration with an Affiliate or Third Party, research, develop, commercialize, distribute, market or sell (or license or otherwise grant rights to an Affiliate or a Third Party to do any of the foregoing) a Target Inhibitor in the Territory in the Field other than a Licensed Compound or Product pursuant to this Agreement.

(b)

Notwithstanding the foregoing, during the Term (i) a Party and its Affiliates that are subject to Section 11.1(a) may, alone or through work conducted in collaboration with an Affiliate or Third Party, research and develop (or license or otherwise grant rights to an Affiliate or a Third Party to do any of the foregoing) Compounds which are not Licensed Compounds in the Territory in the Field, so long as such activities do not have any goal directed at identifying or discovering Target Inhibitors; provided that any Compound (other than a Licensed

Compound) that results from such activities which is determined during the Term to be a Target Inhibitor shall not be further researched, or developed or commercialized, by such Party or its Affiliates (but excluding any Acquirer and Acquirer Affiliates with respect to the applicable Party as provided in Section 11.2), alone or through work conducted in collaboration with an Affiliate or Third Party (or by grant of license or other rights to an Affiliate or a Third Party to do so), during the Term, unless otherwise agreed by the Parties; and (ii) if requested by a Party with respect to specified Target Inhibitors and approved in writing by the Chief Scientific Officers of both Parties (or other executive officer if a Party does not have a Chief Scientific Officer at the relevant time), the requesting Party and its Affiliates may use such Target Inhibitors, including Licensed Compounds, solely for research purposes but not for development and commercialization purposes.

(c)	Except for the activities expressly permitted by this Agreement with respect to Licensed Compounds, Intellikine and its Affiliates (but excluding any Acquirer and Acquirer Affiliates with respect to Intellikine as provided in Section 11.2) shall not, alone or through work conducted in collaboration with an Affiliate or Third Party, research or develop (subject to Section 11.1(b)), or commercialize, distribute, market or sell (or license or otherwise grant rights to an Affiliate or a Third Party to do any of the foregoing) in the Territory in the Field, at any time during the Term unless otherwise agreed by the Parties, [**]; provided that, if requested by Intellikine with respect to specified Compounds as described above and approved in writing by the Chief Scientific Officers of both Parties (or other executive officer if a Party does not have a Chief Scientific Officer at the relevant time), Intellikine and its Affiliates may use such Compounds solely for research purposes but not for development and commercialization purposes.

11.2	Competing Products. In the event that a Party is an Acquired Party in a transaction described in Section 18.1(a)(ii), the exclusivity provisions in Section 11.1 shall not apply to the Acquirer or any Acquirer Affiliates to the extent that such Acquirer or any Acquirer Affiliate is researching, developing or commercializing (or collaborating with a Third Party with respect thereto) a Target Inhibitor; provided that (i) such Acquirer and Acquirer Affiliates do not obtain rights or access (other than access in connection with due diligence prior to the transaction described in Section 18.1(a)(ii)) to (A) any Confidential Information of the Non-Acquired Party and (B) (1) the Intellikine Intellectual Property and, as applicable, Navy Patent Rights, UCSF Intellectual Property and UCSF Other Patent Rights (in the case the Acquired Party is Infinity) or (2) the Infinity Intellectual Property (in the case the Acquired Party is Intellikine); (ii) the Acquirer’s and all Acquirer Affiliates’ research, development, and commercialization activities related to such Target Inhibitor are kept separate from the research, development, and commercialization activities for Licensed Compounds and Products under this Agreement; and (iii) the Acquired Party otherwise continues to meet its obligations under this Agreement.

12.	CONFIDENTIALITY

12.1	Duty of Confidence. All Confidential Information disclosed or made available by a Party or its Affiliates to the other Party will be maintained in confidence and otherwise safeguarded by the recipient Party. For clarification, all Intellikine Intellectual Property shall be Confidential Information of Intellikine and all Infinity Intellectual Property shall be Confidential Information of Infinity; provided that (a) information regarding Joint Patents shall be deemed to be the Confidential Information of both Parties, with both Parties deemed to be recipient Parties and disclosing Parties; (b) Joint Know-How shall be the Confidential Information of both Parties, with both Parties deemed to be recipient Parties and disclosing Parties; and (c) Intellikine Know-How generated by or for Intellikine or Intellikine Program Affiliates, pursuant to and in accordance with this Agreement, which Know-How solely and specifically relates to Licensed Compounds and Products in the Field, shall be the Confidential Information of both Parties, with both Parties deemed to be recipient Parties and disclosing Parties. The recipient Party may only use the Confidential Information of the other Party and its Affiliates for the purposes of this Agreement and pursuant to the rights granted to the recipient Party under this Agreement. Each Party shall hold as confidential such Confidential Information of the other Party and its Affiliates in the same manner and with the same protection as such recipient Party maintains its own confidential information, but no less than a reasonable standard of care. A recipient Party may disclose Confidential Information of the other Party and its Affiliates to employees, agents, contractors, consultants and advisers of the recipient Party and its Affiliates and sublicensees to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such persons and entities are bound to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.

12.2	Exceptions. The obligations under Section 12.1 shall not apply to any information to the extent the recipient Party can demonstrate by competent evidence that such information:

(a)	is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;

(b)	was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party;

(c)	is disclosed to the recipient Party or any of its Affiliates on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or

(d)	is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without reference to the Confidential Information disclosed by the disclosing Party or its Affiliates under this Agreement.

12.3	Authorized Disclosures.

(a)	In addition to disclosures allowed under Section 12.1, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is necessary in the following instances: (i) filing or prosecuting Patent Rights as permitted by this Agreement; (ii) regulatory filings for Products such Party has a license or right to develop hereunder; (iii) prosecuting or defending litigation as permitted by this Agreement; (iv) complying with applicable court orders or governmental regulations; and (v) disclosure (A) to existing and potential consultants, investors, bankers, lawyers, accountants, agents or other Third Parties in connection with due diligence or similar investigations by such Third Parties, or (B) to existing and potential licensees or sublicensees, or (C) in the case of Infinity, disclosure of results of the Research Program to Third Parties as reasonably necessary to develop and commercialize Licensed Compounds and Products; provided, in each case described in clauses (v)(A) or (B), that any such consultant, investor, banker, lawyer, accountant, agent, licensee, sublicensee or Third Party is bound to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.

(b)	In the event Infinity or any of its Affiliates discloses Intellikine Confidential Information to any Regulatory Authority to obtain Marketing Authorization for any Product and/or Licensed Compound, or discloses such information in connection with the filing of a patent application or the prosecution and maintenance of any patent, Infinity shall inform Intellikine as soon as reasonably practicable of the disclosure and use reasonable efforts to obtain confidential treatment for such disclosure to the extent permitted by law or regulation.

(c)	In the event the recipient Party is required to disclose Confidential Information of the disclosing Party by law, including to comply with any order of any court or governmental or regulatory authority, such disclosure shall not be a breach of this Agreement; provided that the recipient Party (i) informs the disclosing Party as soon as reasonably practicable of the required disclosure, (ii) takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and limits the disclosure to the required purpose, and (iii) at the disclosing Party’s request and expense, assists in an attempt to object to or limit the required disclosure.

(d)	In the event of a disclosure of this Agreement or the terms hereof as required by law, governmental regulation or the rules of any recognized stock exchange or quotation system, the Parties shall coordinate with each other with respect to the timing, form and content of such required disclosure to the extent practicable under the circumstances, and, if so requested by the other Party, the Party subject to such obligation shall use reasonable commercial efforts to obtain an order protecting to the maximum extent possible the confidentiality of such provisions of this Agreement as reasonably requested by the other Party. If the Parties are unable to agree on the form or content of any required disclosure, such disclosure shall be limited to the minimum required, as determined by the disclosing Party in consultation with its legal counsel.

13.	PUBLICATIONS; PUBLICITY

13.1	Publications. Any proposed oral public disclosures or written publications by Intellikine relating to a Product or a Licensed Compound (including results of the Research Program) shall require the written consent of Infinity prior to their release (which consent shall not be unreasonably withheld); provided, that the foregoing shall not apply to information which is not of a scientific or technical nature and which is in the public domain or any public disclosures required by law or governmental regulation or by the rules of any recognized stock exchange or quotation system. Each Party shall have the right to review and comment on any material proposed for disclosure or publication by the other Party, such as by oral presentation, manuscript or abstract, which includes Confidential Information of the non-publishing Party or, with respect to disclosures or publications proposed by Intellikine, relate to a Product or Licensed Compound (including results of the Research Program). Before any such material is submitted for publication, the Party proposing publication shall deliver a complete copy to the other Party at least thirty (30) days prior to submitting the material to a publisher or initiating any other disclosure (or if the Party proposing publication cannot reasonably provide such publication by such date, then as soon as practicable). Such other Party shall review any such material and give its comments to the Party proposing publication at least ten (10) days prior to the planned date of submission or disclosure (but in any event no fewer than ten (10) days after the delivery of such material to such other Party); provided, that such other Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the Party proposing publication with appropriate comments, if any. The publishing Party shall comply with the other Party’s request to delete references to the other Party’s Confidential Information in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional forty-five (45) days for the purpose of preparing and filing appropriate patent applications.

13.2	Publicity. Each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the existence of this Agreement or the terms hereof without the prior written consent of the other Party. Subject to clause (c) below, the Party preparing any such public announcement shall provide the other Party with a draft thereof at least three (3) Business Days prior to the date on which such Party would like to make the public announcement. Notwithstanding the foregoing, (a) the Parties agree to issue the press release attached as Exhibit 8 to this Agreement as soon as practicable following the Effective Date; (b) each Party will be permitted to disclose the achievement of Milestone Events and the payment of Milestone Payments, provided that the other Party is given the opportunity to review in advance (subject to clause (c) below) any such disclosure to ensure that no Confidential Information of that other Party is disclosed; (c) neither Party will be prevented from complying with any duty of disclosure it may have pursuant to law or governmental regulation or pursuant to the rules of any recognized stock exchange or quotation system; and (d) either Party may issue a press release or public announcement or make such other disclosure if the contents of such press release, public announcement or disclosure has previously been made public other than through a breach of this Agreement by the issuing Party or its Affiliates.

14.	TERM AND TERMINATION

14.1	Term. This term of this Agreement (the “Term”) will commence on the Effective Date and continue until the earlier of (a) the termination of this Agreement in accordance with Sections 6.3, 14.2, 14.3 or 14.4, or (b) (x) until the first Commercial Sale of a Product in any country in the Territory, while there are pending patent applications in the Intellikine Patents, Joint Patents and/or Infinity Patents and/or, during the Navy Sublicense Option Period and the UCSF Sublicense Option Period, respectively, and thereafter if Infinity has exercised the Navy Sublicense Option or the UCSF Sublicense Option, respectively, in the Navy Patent Rights and the UCSF Patent Rights and UCSF Other Patent Rights, in any country in the Territory, and (y) following the first Commercial Sale of a Product in any country in the Territory, the last to occur of (i) the expiry of the last to expire Valid Claim, or (ii) the expiration of the last-to-expire Royalty Term and, if applicable, the obligation to share Profit-or-Loss of any Shared Product.

14.2	Termination by Either Party.

(a)	If either Infinity or Intellikine (the “Breaching Party”) is in material breach of any material obligation hereunder, the other Party (the “Non-Breaching Party”) may give written notice to the Breaching Party specifying the claimed particulars of such breach, and in such event, if the breach is not cured within seventy-five (75) days after such notice (thirty (30) days in the event of failure to make any payment when due), the Non-Breaching Party shall have the right thereafter to terminate this Agreement immediately by giving written notice to the Breaching Party to such effect; provided, however, that if such breach (other than failure to make any payment when due) is capable of being cured but cannot be cured within such seventy-five (75) day period and the Breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the Breaching Party shall have such additional period as is reasonable in the circumstances to cure such breach.

(b)	In the event the Non-Breaching Party gives notice to the Breaching Party pursuant to Section 14.2(a) as a result of a material breach (or alleged material breach) by the Breaching Party and, on or before the end of the cure period therefor set forth above, either Party has requested an arbitration pursuant to Section 18.5 in which the Breaching Party is in good faith disputing such basis for termination pursuant to Section 14.2(a), then this Agreement shall not terminate unless and until such arbitrators issue a final ruling or award upholding such basis for termination (or unless and until the Breaching Party is no longer disputing such basis in good faith, if earlier). Notwithstanding Section 14.2(a) or (b), Intellikine shall have the right to terminate this Agreement immediately by giving written notice to Infinity if Infinity fails to make payments due under Section 8.1(a).

14.3	Termination by Intellikine. Intellikine shall have the right to terminate this Agreement upon thirty (30) days written notice to Infinity if Infinity or any Infinity Related Party brings an action or proceeding that disputes the validity of any of the Intellikine Patents or files an opposition (or any equivalent action) against any of the Intellikine Patents in any country of the Territory. Any such termination shall only become effective if Infinity or such Infinity Related Party, as applicable, has not withdrawn such action before the end of the above notice period.

14.4	Termination for Convenience. Infinity may terminate this Agreement in its entirety at any time on one hundred eighty (180) days’ prior written notice to Intellikine provided at any time after the end of the Research Term.

15.	EFFECT OF TERMINATION

15.1	Effect of Termination. Upon any expiration or termination of this Agreement, any licenses granted by either Party to the other Party will terminate and revert to the granting Party; provided that (a) in the case of any expiration or termination of this Agreement, any license granted under Section 15.2(a) or (b), if applicable, will continue in accordance with its terms, (b) in the case of any expiration of this Agreement or termination of this Agreement by Infinity under Section 14.2, any license described in Section 9.2(b) then in effect will continue in effect on a perpetual and irrevocable basis, and (c) the licenses and sublicenses granted by Intellikine to Infinity under Sections 2.1(a) and 2.1(d)(ii) and (iii) and, if Infinity has exercised the Navy Sublicense Option and the UCSF Sublicense Option, respectively, Sections 2.1(b) and 2.1(c), will continue in effect solely to the extent and during the period necessary for Infinity to exercise its rights or perform its obligations under Sections 15.2(d), 15.2(f) or Section 15.3(a).

15.2	Effects of Termination by Intellikine under Section 6.3, 14.2 or 14.3 or by Infinity under Section 14.4. Upon termination of this Agreement by Intellikine pursuant to Section 6.3, 14.2 or 14.3 or by Infinity pursuant to Section 14.4:

(a)	Infinity shall, and it hereby does (effective only and automatically upon such termination), grant to Intellikine a non-exclusive, worldwide, fully-paid, irrevocable, perpetual and transferrable (in accordance with Section 18.1) license, including the right to sublicense, under Infinity’s interest in the Infinity Know-How, to develop, make, have made, use, sell, have sold, offer for sale and import any then-identified Licensed Compounds (“Reverted Compounds”), and Products containing Reverted Compounds (“Reverted Products”), in the Field in the Territory;

(b)

For termination under Section 6.3, Infinity shall, and it hereby does (effective only and automatically upon such termination), grant to Intellikine a non-exclusive, worldwide, royalty-bearing, transferrable (in accordance with Section 18.1) license, including the right to sublicense, under the Infinity Patents and Infinity Know-How (including, for the sake of clarity, Infinity’s interest in any Joint Patents and Joint Know-How), to develop, make, have made, use, import, offer for sale and sell any Reverted Compounds and Reverted Products, subject to a royalty obligation to Infinity to be negotiated in good faith by the Parties for a period of [**] days, immediately following such termination of the Agreement by Intellikine, which royalty shall not exceed [**] percent ([**]%) of Net Sales (applied to Intellikine in the same manner as applied to Infinity). For termination by Intellikine under Section 6.3, 14.2 or 14.3 or by Infinity under Section 14.4, Intellikine will have an exclusive right of first negotiation, exercisable by written notice to Infinity at any time within [**] days of such termination, to obtain a worldwide, exclusive, royalty-bearing license, with the right to sublicense, under the Infinity Patents and Infinity Know-How (including, for the sake of clarity, Infinity’s interest in any Joint Patents and Joint Know-How), to develop, make, have made, use, sell, have sold, offer for sale and import Reverted Compounds and Reverted Products in the Field in the Territory on commercially reasonable terms to be negotiated in good faith by the Parties for up to an additional [**] days following exercise of such right of first negotiation;

(c)	For the sake of clarity, any license granted to Intellikine as described in Section 15.2(a) or (b) will include the right to use clinical and regulatory data and information generated by or on behalf of Infinity or its Affiliates and in Infinity’s or its Affiliates’ possession or control for regulatory purposes relating to the Reverted Products;

(d)	in the event that any development activities with regard to Reverted Compound(s) or Reverted Product(s) are ongoing at the time of such termination, the Parties shall negotiate in good faith and adopt a plan to wind-down the development activities in an orderly fashion (not to exceed [**] months) or, at Intellikine’s election, promptly transition such development activities to Intellikine or its designee, with due regard for patient safety and the rights of any subjects that are participants in any clinical trials of any Reverted Compound or Reverted Product, and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all applicable laws; all such activities shall be at Intellikine’s cost;

(e)	the exclusive license, if any, and any exclusive license agreement entered into as described in Section 15.2(b) will provide for Infinity to transfer and assign to Intellikine all of Infinity’s and the Infinity Related Parties’ right, title and interest in and to all U.S. and foreign regulatory submissions and Marketing Authorizations with respect to the Reverted Products and all drug master files and drug dossiers with respect to the Reverted Products (other than those related to manufacturing facilities); provided that, in the case of MICL, Infinity shall only be obligated to use Diligent Efforts to transfer and assign such items owned or held by MICL;

(f)

Infinity or Infinity Related Parties may continue, to the extent that Infinity or Infinity Related Parties continue to have stocks of usable Products, to fulfill orders received for Reverted Products in the Field until [**] months following the date of termination. For Reverted Products sold by Infinity or Infinity Related

Parties after the effective date of a termination, Infinity shall continue to pay Royalties pursuant to Section 8.3 or share Profit-or-Loss pursuant to Article 7 and Exhibit 5, as applicable. Prior to the end of such [**] month period, Infinity shall provide Intellikine written notice of an estimate of the quantity of Reverted Products and shelf life remaining in the inventory of Infinity at the end of such [**] month period and Intellikine shall have the right to purchase any such quantities of Products from Infinity at a price equal to [**] for such Reverted Products. In addition, Infinity shall use reasonable efforts to transition to Intellikine, upon Intellikine’s request and at Intellikine’s expense, any arrangement with any contractor from which Infinity had arranged to obtain supplies of Reverted Compounds or Reverted Products, to the extent permitted under any such agreement with such contractor. In the event that Reverted Compounds or Reverted Products are then being manufactured by Infinity, then, upon request by Intellikine, Infinity shall continue to provide Intellikine with such materials at a price equal to [**] for such Reverted Products for not longer than [**] months;

(g)	the provisions of Article 12 shall survive such termination for so long as Intellikine or any of its Affiliates, licensees or sublicensees develops or commercializes any Reverted Compound or Reverted Product;

(h)	except as provided in Sections 15.2(d) and 15.2(f), Infinity will immediately cease to use or exploit in any way the Reverted Products, the Intellikine Marks, the Intellikine Intellectual Property, Intellikine Additional Patents and Intellikine Background Technology (and, if Infinity has exercised the Navy Sublicense Option and the UCSF Sublicense Option, the Navy Patent Rights and the UCSF Intellectual Property and UCSF Other Patent Rights); provided that Infinity retains its right to use or exploit its joint ownership interest in Joint Patents and Joint Know-How, subject to any exclusive license granted thereunder to Intellikine as described in Section 15.2(b);

(i)	except as provided in Section 15.2(a), (b), (c), (d), (e) and (f), Intellikine will immediately cease to use or exploit in any way the Product Marks and the Infinity Intellectual Property;

(j)	within thirty (30) days of the date of such termination, Infinity will make all outstanding payments, including any royalty payments, due to Intellikine hereunder at the date of such termination; and

(k)	following the period set forth in Section 15.2(f), Infinity will promptly return, or at Intellikine’s option, destroy any Intellikine Know-How (other than Joint Know-How), Intellikine Background Know-How, UCSF Know-How (if Infinity has exercised the UCSF Sublicense Option) and Intellikine Confidential Information and any materials containing the Intellikine Know-How (other than Joint Know-How), Intellikine Background Know-How, UCSF Know-How (if Infinity has exercised the UCSF Sublicense Option) or Intellikine Confidential Information in its or its Affiliates’ possession, custody or power, except for such records as may be required to be retained by Infinity by any national or local laws, rules or regulations.

15.3	Effect of Termination by Infinity under Section 14.2. In the event of termination of this Agreement by Infinity under Section 14.2:

(a)	Infinity and the Infinity Related Parties shall be entitled to continue to sell existing stocks of the Products in the Territory for a period of not longer than six (6) months following the date of termination; provided that, Infinity pays Intellikine any Royalties due in respect of such sales in accordance with the provisions of this Agreement or shares Profit-or-Loss pursuant to Article 7 and Exhibit 5, as applicable;

(b)	except as provided in Sections 9.2(b) and 15.3(a), Infinity will immediately cease to use or exploit in any way the Intellikine Marks and the Intellikine Intellectual Property, Intellikine Additional Patents and Intellikine Background Technology (and, if Infinity has exercised the Navy Sublicense Option and the UCSF Sublicense Option, the Navy Patent Rights and the UCSF Intellectual Property and UCSF Other Patent Rights), and Intellikine will immediately cease to use or exploit in any way the Infinity Intellectual Property; provided that each Party retains its right to use or exploit its joint ownership interest in Joint Patents and Joint Know-How; and

(c)	following the period set forth in Section 15.3(a), Intellikine will promptly return, or at Infinity’s option, destroy any Infinity Know-How (other than Joint Know-How) and Infinity Confidential Information (other than data generated with respect to Licensed Compounds or Products in the conduct of the Research Program, which shall thereafter be considered to be Intellikine Confidential Information) and any materials containing the Infinity Know-How (other than Joint Know-How) or such Infinity Confidential Information in its or its Affiliates’ possession, custody or power, except for such records as may be required to be retained by Intellikine by any national or local laws, rules or regulations.

15.4	Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, nor affect in any way the survival of any other right, duty or obligation of the Parties which is expressly stated elsewhere in this Agreement to survive such termination or expiry. Without limiting the foregoing, Articles 1, 15 (including the additional sections that survive in accordance with the express terms of Section 15) and 18 and Sections 9.2(b), 9.5, 10.1, 10.2(e), 13.2, 16.6, 17.1, 17.2, 17.3 and 17.4 shall survive expiration or termination of this Agreement. The provisions of Article 12 (Confidentiality) shall survive the termination or expiration of this Agreement for a period of ten (10) years (subject to Section 15.2(g)) and the provisions of Section 17.5 (Insurance) shall survive the termination or expiration of this Agreement for a period of six (6) years. For the sake of clarity, Article 11 shall not survive expiration or termination of this Agreement.

15.5	Exercise of Right to Terminate. The use by either Party of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other Party solely with respect thereto.

15.6	Damages; Relief. Subject to Sections 15.4 and 15.5 above, termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

15.7	Right in Lieu of Termination for Specific Material Breach by Intellikine. If Infinity has the right to terminate this Agreement pursuant to Section 14.2 due to a material breach by Intellikine of Section [**] (after arbitration in which the arbitrators issue a final ruling or award upholding such basis for termination (or unless and until Intellikine no longer disputes such basis in good faith, if earlier) under the circumstances described in Section 14.2(b)), then Infinity may, by written notice to Intellikine, elect to waive its right to terminate this Agreement with respect to such breach and to seek or claim damages with respect to such breach (but shall retain its rights under Section 14.2 to terminate this Agreement and its rights to seek or claim damages with respect to any other material uncured breach of this Agreement by Intellikine) and continue the Agreement, in which case, (y) Infinity may elect, upon written notice to Intellikine, (a) to terminate the Research Program and the JRC and the JDC and/or any subcommittees of the JRC or the JDC; (b) to terminate Intellikine’s right to Detail under Section 7.2(d) and any Co-Detailing Agreement; and/or (c) to deem, effective as of the Effective Date, that [**], respectively; and (z) Intellikine shall provide the indemnity in Section 17.1(d).

15.8	Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Infinity or Intellikine are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party, as a licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party that is not a party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under subsection (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

16.	REPRESENTATIONS, WARRANTIES AND COVENANTS; DISCLAIMERS

16.1	Representations and Warranties by Each Party. Each Party represents and warrants to the other as of the Effective Date that:

(a)	it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

(b)	it has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement, and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(c)	this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity); and

(d)	the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby, do not and shall not (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party; or (iii) violate any law.

16.2	Representations and Warranties by Intellikine. Intellikine represents and warrants to Infinity as of the Effective Date that:

(a)	Exhibit 1 sets forth a complete and accurate list of all Intellikine Existing Patents, [**];

(b)	Intellikine is not aware of [**];

(c)	Intellikine is the sole and exclusive owner of all of the Intellikine Intellectual Property existing as of the Effective Date free and clear of all liens, and is listed in the records of the appropriate United States and/or foreign governmental agencies as the sole and exclusive owner of record for each registration, grant and application included in such Intellikine Patents;

(d)	Intellikine has the right to grant to Infinity the licenses under the Intellikine Intellectual Property, the Intellikine Additional Patents, the Intellikine Background Technology and, subject to the consent of Navy, the Navy Sublicense Option and the UCSF Sublicense Option that it purports to grant hereunder;

(e)	Intellikine has the right to use and disclose and to enable Infinity to use and disclose (in each case under appropriate conditions of confidentiality) the Intellikine Know-How and Intellikine Background Know-How;

(f)	to the knowledge of Intellikine, all necessary and material application, registration, maintenance and renewal fees in respect of the Intellikine Patents have been paid and all necessary documents and certificates have been filed with the relevant agencies for the purpose of maintaining such Intellikine Patents;

(g)	there are no claims, judgments, settlements, interferences, reexaminations, oppositions, inventorship challenges or investigations to which Intellikine is a party, or, to the knowledge of Intellikine, threatened, against Intellikine relating to the Intellikine Intellectual Property or the Intellikine Existing Compounds;

(h)	to the knowledge of Intellikine, there is no infringement of any Intellikine Intellectual Property by any Third Party;

(i)	Intellikine has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent or trademark office with respect to all Intellikine Patents and has made no material misrepresentation in any applications with respect thereto;

(j)	to Intellikine’s knowledge, it has made available to Infinity the Intellikine Existing Patents and all written information in Intellikine’s possession or Control, with respect to the Licensed Compounds and Products in the Field in the Territory;

(k)	Intellikine has, prior to the Effective Date, provided Infinity with true and complete copies of the Navy Agreement and the UCSF Agreement and all amendments thereto, and a list of each issued and pending Navy Patent Right, UCSF Patent Right and UCSF Other Patent Right. With respect to each such agreement, (i) Intellikine is not in breach under such agreement, nor, to Intellikine’s knowledge, is any other party thereto; (ii) Intellikine has not received any notice of breach under such agreement; and (iii) such agreement is in full force and effect;

(l)	the Intellikine Intellectual Property, Intellikine Background Know-How and the Intellikine Additional Patents were not developed with funding from the United States government or any other governmental authority and no governmental authority has any rights in any Intellikine Intellectual Property;

(m)	Intellikine has no Affiliates;

(n)

Exhibit 9 sets forth a true and complete list of all agreements (other than the Navy Agreement and the UCSF Agreement) in effect as of the Effective Date between Intellikine and any Third Party under which Intellikine has obtained, or has the right to negotiate or obtain, a license to any Patent Rights or Know-How generated in the course of research conducted under any such agreement, which Patent Rights or Know-How Intellikine reasonably believes could be necessary or useful for the development, manufacture, import, use, offer for sale or sale of any Licensed Compound or Product in the Field in the Territory, and Intellikine has, prior to the Effective Date, provided Infinity with true and complete copies of each such agreement and all amendments thereto. Intellikine has not received any invention disclosure under any such agreement. With respect to each such agreement, (i) Intellikine is not in breach under such agreement, nor, to Intellikine’s knowledge, is any other party thereto; (ii) Intellikine has not received any notice of breach under such agreement; (iii) such agreement is in full force and effect; and (iv) Intellikine has received no notice of an invention being made pursuant to the activities under such agreement; and

(o)	the Patent Rights listed in Exhibit 2-A and Exhibit 2-B are the only Patent Rights licensed to Intellikine under the UCSF Agreement which disclose or claim, generically or specifically, a Target Inhibitor, or method of manufacture or use of a Target Inhibitor.

16.3	Representations and Warranties by Infinity. Infinity represents and warrants to Infinity as of the Effective Date that:

(a)	Infinity has the right to grant to Intellikine the licenses under the Infinity Intellectual Property that it purports to grant hereunder;

(b)	Infinity has the right to use and disclose and to enable Intellikine to use and disclose (in each case under appropriate conditions of confidentiality) the Infinity Know-How; and

(c)	Infinity has, prior to the Effective Date, provided Intellikine with true and complete copies of the MICL Agreement and all amendments thereto, in each case in the form filed with the U.S. Securities and Exchange Commission, and, with respect to such agreement, (i) Infinity is not in breach under such agreement, nor, to Infinity’s knowledge, is MICL; (ii) Infinity has not received any notice of breach under such agreement; and (iii) such agreement is in full force and effect.

16.4	Covenants.

(a)	Amendments to Navy Agreement and UCSF Agreement. During the Navy Sublicense Option Period and, if exercised in accordance with Section 2.6(a), the term of the sublicense under the Navy Patent Rights under Section 2.1(b), and the UCSF Sublicense Option Period and, if exercised in accordance with Section 2.6(b), the term of the sublicense under the UCSF Intellectual Property and UCSF Other Patents under Section 2.1(c), respectively, Intellikine (i) shall not amend the Navy Agreement or the UCSF Agreement in a manner that would adversely affect the rights and obligations of Infinity under this Agreement, except any amendment agreed under Section 2.6(c); (ii) except in accordance with the procedures set forth in Section 2.6(a) or 2.6(b) during the Navy Sublicense Option Period or the UCSF Sublicense Option Period, respectively, shall not terminate the Navy Agreement or the UCSF Agreement, respectively; and (iii) shall notify Infinity promptly upon receiving any notice of breach or termination from Navy under the Navy Agreement or The Regents under the UCSF Agreement.

(b)	Amendments to MICL Agreement. Infinity (i) shall not amend the MICL Agreement in a manner that would adversely affect the rights and obligations of

Intellikine under this Agreement, except any amendment agreed under Section 2.6(c); and (ii) shall notify Intellikine promptly upon receiving any notice of breach or termination from MICL under the MICL Agreement.

(c)	No Conflict by Intellikine. Intellikine and its Affiliates shall not grant any right or enter into any agreement with any Third Party that would prevent, conflict with, or have a material adverse effect on Infinity’s exercise of its rights under this Agreement or Infinity’s performance of its obligations under this Agreement.

(d)	No Conflict by Infinity. Infinity and its Affiliates shall not grant any right or enter into any agreement with any Third Party that would prevent, conflict with, or have a material adverse effect on Intellikine’s exercise of its rights under this Agreement or Intellikine’s performance of its obligations under this Agreement.

(e)	IP Ownership and Confidentiality by Intellikine. Intellikine shall require that all of its and its Affiliates’ employees, consultants, contractors and agents involved in the research, development or commercialization of Licensed Compounds or Products have entered into written confidentiality and invention assignment agreements that are consistent with the terms of this Agreement and pursuant to which they assign any rights they may have in any inventions made during such work to Intellikine.

(f)	IP Ownership and Confidentiality by Infinity. Infinity shall require that all of its and its Affiliates’ employees, consultants, contractors and agents involved in the research, development or commercialization of Licensed Compounds or Products have entered into written confidentiality and invention assignment agreements that are consistent with the terms of this Agreement and pursuant to which they assign any rights they may have in any inventions made during such work to Infinity.

(g)	Research Agreements. With respect to any Research Agreements, Intellikine shall (i) immediately notify Infinity of the receipt of any notice of any invention disclosure for Research Agreement Intellectual Property; and (ii) upon written request of Infinity, use commercially reasonable efforts to obtain a license under such Research Agreement Intellectual Property to research, develop, manufacture, have manufactured, use, sell, offer to sell, otherwise commercialize and import Licensed Compounds and Products in the Field in the Territory, with the right to grant a sublicense thereunder to Infinity (whether exclusively or non-exclusively), and for Infinity to further sublicense such rights to the Infinity Related Parties, on the applicable terms of the license granted to Intellikine by such Third Party; provided that before Intellikine obtains such license, Intellikine will provide the terms of such license to Infinity, and will not enter into such license except with Infinity’s prior written consent, not to be unreasonably withheld, and upon the entry into such license, Intellikine will sublicense such rights to Infinity in accordance with the terms of such license and will work together with Infinity to enter into the appropriate documentation to effect such sublicense.

16.5	Debarment. Each Party represents and warrants to such other Party, as of the Effective Date, that none of the representing Party, its Affiliates, or any employee of the representing Party or its Affiliates, in each case who is likely to perform development activities under this Agreement or in support of the Marketing Authorizations, have ever been:

(a)	debarred, or proposed to be debarred under Section 306(a) or 306(b) of the United States Federal Food, Drug and Cosmetic Act, as amended from time to time, and the rules, regulations and guidelines promulgated thereunder, or under 42 U.S.C. Section 1320-7;

(b)	sanctioned by, suspended, debarred, excluded or otherwise ineligible to participate in any federal or state health care program, including Medicare and Medicaid or in any federal procurement or non-procurement programs; or

(c)	charged with or convicted of any felony or misdemeanor under 42 U.S.C. Section 1320a-7(a) or 42 U.S.C. Section 1320a-7(b)(1)-(3), or otherwise proposed for exclusion.

Each Party will immediately inform the other Party, but in no event later than five (5) Business Days, if such Party becomes aware that such Party, any of its Affiliates, or any employee of such Party or any of its Affiliates, in each case performing development activities under this Agreement or in support of the Marketing Authorizations, is not in compliance with any of the representations set forth in clauses (a) through (c) on or after the Effective Date.

16.6	Limitations; Acknowledgements. Notwithstanding anything contained in this Agreement, Intellikine gives no warranty and makes no representation that any patent application within the Intellikine Patents shall proceed to grant or will be valid and enforceable. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF NON INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT ANY OF THE RESEARCH, DEVELOPMENT AND/OR COMMERCIALIZATION EFFORTS WITH REGARD TO ANY LICENSED COMPOUND OR PRODUCT WILL BE SUCCESSFUL.

17.	INDEMNIFICATION AND LIABILITY

17.1

Indemnification by Intellikine. Intellikine shall indemnify and hold Infinity and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (each, an “Infinity Indemnified Party”), harmless from and against losses, damages and liability, including reasonable legal expense and attorneys’ fees (collectively, “Indemnified Losses”), incurred by any Infinity Indemnified Party as a result of any Third Party demands, claims or actions (including product liability claims)

(“Claims”) against any Infinity Indemnified Party to the extent arising or resulting from: (a) the negligence or willful misconduct of Intellikine or any Intellikine Indemnified Party in performing Intellikine’s obligations or exercising Intellikine’s rights under this Agreement; (b) the breach of any of the covenants, obligations, warranties and representations made by Intellikine to Infinity under this Agreement; (c) the research of the Licensed Compounds and/or Products by Intellikine or any of its Affiliates, the development of any Oncology Product by Intellikine or any of its Affiliates, the Detailing of any Shared Product by Intellikine or any of its Affiliates, or the development, manufacture, use, sale, offer for sale, other commercialization or importation of Reverted Compounds or Reverted Products in the Field in the Territory by Intellikine or any of its Affiliates or sublicensees (other than Infinity and any Infinity Related Party); or (d) solely in the event that Infinity exercises the remedy under Section 15.7, any rights granted by Intellikine or its Affiliates that conflict with the rights granted to (or required to be granted to) Infinity under Section 15.7. Notwithstanding the foregoing, Intellikine shall not be responsible for the indemnification of any Infinity Indemnified Party: (A) to the extent that the Indemnified Losses of such Infinity Indemnified Party were caused by the negligence or willful misconduct of such Infinity Indemnified Party, or (B) to the extent that the Indemnified Losses of such Infinity Indemnified Party were caused by any breach by Infinity of its covenants, obligations, warranties or representations pursuant to this Agreement.

17.2	Indemnification by Infinity. Infinity shall indemnify and hold Intellikine and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (each, an “Intellikine Indemnified Party”), harmless from and against Indemnified Losses incurred by any Intellikine Indemnified Party as a result of any Claims against any Intellikine Indemnified Party to the extent arising or resulting from: (a) the research, development or commercialization of the Licensed Compounds and/or Products by Infinity, any Infinity Indemnified Party or any Infinity Related Party; (b) the negligence or willful misconduct of Infinity or any Infinity Related Party in performing Infinity’s obligations or exercising Infinity’s rights under this Agreement; (c) the breach of any of the covenants, warranties and representations made by Infinity to Intellikine under this Agreement; or (d) if Infinity does not exercise the Navy Sublicense Option or the UCSF Sublicense Option under Section 2.6(a) or 2.6(b), respectively, the practice, use, infringement or misappropriation of any Navy Patent Rights or any UCSF Intellectual Property or UCSF Other Patent Right, as applicable, in the research, development or commercialization of the Licensed Compounds and/or Products. Notwithstanding the foregoing, Infinity shall not be responsible for the indemnification of any Intellikine Indemnified Party: (A) to the extent that the Indemnified Losses of such Intellikine Indemnified Party were caused by the negligence or willful misconduct of such Intellikine Indemnified Party, or (B) to the extent that the Indemnified Losses of such Intellikine Indemnified Party were caused by any breach by Intellikine of its covenants, obligations, warranties or representations pursuant to this Agreement.

17.3	Indemnification Procedure.

(a)	Any Infinity Indemnified Party or Intellikine Indemnified Party seeking indemnification hereunder (“Indemnified Party”) shall notify the Party against whom indemnification is sought (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim in respect of which the Indemnified Party intends to base a claim for indemnification hereunder, but the failure or delay so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party except to the extent that the Indemnifying Party’s ability to defend or resolve such Claim is adversely affected thereby.

(b)	Subject to the provisions of Sections 17.3(d) and (e) below, the Indemnifying Party shall have the right, upon written notice given to the Indemnified Party within thirty (30) days after receipt of the notice from the Indemnified Party of any Claim, to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense, in which case the provisions of Section 17.3(c) below shall govern.

(c)	If the Indemnifying Party assumes the defense and handling of such Claim: The Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party in connection with conducting the defense and handling of such Claim, and the Indemnifying Party shall defend or handle the same in consultation with the Indemnified Party, and shall keep the Indemnified Party timely apprised of the status of such Claim. The Indemnified Party shall not settle such Claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to a settlement of such Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or would involve any admission of wrongdoing on the part of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party, at the request and expense of the Indemnifying Party, and shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense. Notwithstanding the foregoing, in the event the Indemnifying Party fails to conduct the defense and handling of any Claim in good faith after having assumed such, then the provisions of Section 17.3(e) below shall govern.

(d)	If the Indemnifying Party does not give written notice to the Indemnified Party, within thirty (30) days after receipt of the notice from the Indemnified Party of any Claim, of the Indemnifying Party’s election to assume the defense and handling of such Claim, the provisions of Section 17.3(e) below shall govern.

(e)

Unless Section 17.3(c) applies: The Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate; provided, however, that the Indemnified Party shall keep the Indemnifying Party timely apprised of the status of such Claim and shall not settle such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall not settle such Claim without the prior written consent of the Indemnified Party. If the Indemnified Party defends or handles such Claim, the Indemnifying Party shall cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.

(f)	In the event a Claim is based partially on an indemnified claim and partially on a non-indemnified claim or based partially on a claim indemnified by one Party and partially on a claim indemnified by the other Party, any payments in connection with such Claim shall be apportioned between the Parties in accordance with the degree of cause attributable to each Party.

(g)	Nothing in this Section 17 will act to negate any obligation under common law of either Party to mitigate damages with respect to any Claim for which such Party is seeking indemnification from the other Party hereunder.

17.4	Special, Indirect and Other Losses. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT FOR LIABILITY FOR (A) BREACH OF ARTICLE 12, OR (B) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY PURSUANT TO SECTIONS 17.1 THROUGH 17.3 AS PART OF A CLAIM (AS DEFINED IN SECTION 17.1). IN NO EVENT WILL PAYMENTS DUE UNDER SECTIONS 5.5, 5.7, 7 AND 8 BE CONSIDERED LOST PROFITS.

17.5	Insurance. Each Party, at its own expense, shall maintain liability insurance (or self-insure) with respect to its activities hereunder in an amount consistent with industry standards during the Term and for six (6) years thereafter. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

18.	GENERAL PROVISIONS

18.1	Assignment; Change of Control.

(a)

Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that (i) either Party may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of any other Party, provided that the assigning Party shall remain liable and responsible to the non-assigning Party for the performance and observance of all such duties and obligations by such Affiliate; and (ii) either Party may assign this Agreement in its entirety to a Third Party successor to all or substantially all of its business relating to Licensed Compounds and Products, whether by merger, sale of stock, sale of assets or otherwise and whether this Agreement is actually assigned or is assumed by the acquirer by operation of law, including in the context of a reverse triangular merger and in the case of Intellikine, if there is an Intellikine Holding Company, such a transaction effected through such Intellikine Holding Company. The assigning Party shall provide the other Party with prompt written notice of any such assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment in contravention of the foregoing shall be void.

(b)

In connection with a transaction described in Section 18.1(a)(ii): (1) the “Acquired Party” means the Party that is a party to such transaction; (2) the “Acquired Party Pre-Existing Affiliates” means the Affiliates of the Acquired Party existing immediately prior to the closing of such transaction; (3) the “Acquirer” means the acquiring Third Party in such transaction; (4) the “Acquirer Affiliates” means all Affiliates of the Acquirer other than, following such transaction, the Acquired Party and the Acquired Party Pre-Existing Affiliates; and (5) “Non-Acquired Party” means the Party that is not a party to such transaction. In the event of a transaction described in Section 18.1(a)(ii): (i) intellectual property rights of the Acquirer and the Acquirer Affiliates shall not be included in the technology subject to the rights and licenses granted hereunder, and (ii) the Acquirer and the Acquirer Affiliates shall not obtain rights or access to the Patent Rights or Know-How of the Non-Acquired Party or its Affiliates which are subject to the rights and licenses granted under this Agreement, unless such rights are sublicensed by the Acquired Party to the Acquirer or the Acquirer Affiliates to the extent permitted herein. If, following such transaction, the Acquired Party assigns or causes the assignment to one of its Affiliates (including the Acquirer or any Acquirer Affiliate) of the Patent Rights and Know-How of the Acquired Party or the Acquired Party Pre-Existing Affiliates, which Patent Rights and Know-How are subject to the rights and licenses granted under this Agreement to the Non-Acquired Party (the “Assigned IP”), (A) any such Assigned IP shall remain subject to the rights and licenses granted under this Agreement to such Non-Acquired Party, (B) the Patent Rights subject to the rights and licenses granted under this Agreement to the Non-Acquired Party shall include any Patent Rights of the Acquirer or any of its Affiliates (including any Acquirer Affiliate) that cover, generically or specifically, inventions necessary or useful to develop, manufacture, use, sell, offer to sell or import Licensed Compounds or Products in the Field, which inventions (x) are developed by any individuals who were employees of the Acquired Party or any Acquired Party Pre-Existing Affiliates as of the closing of such transaction, (y) are developed after the closing of such transaction during any period that such individual remains an employee of the Acquired Party or any of its Affiliates (including the Acquirer or any Acquirer Affiliate) and (z) claim priority to any Patent Right within the Assigned IP, and (C) the Know-How subject to the rights and licenses granted under this Agreement to the Non-Acquired Party shall include any Know-How necessary or useful to research, develop, manufacture, use, sell, offer to sell or import Licensed Compounds or Products, which Know-How is developed by any individuals who were employees of the Acquired Party or any Acquired Party Pre-Existing Affiliates as of the closing of such transaction, which Know-How is developed after the closing of such transaction during any period that such individual remains an employee of the Acquired Party or any of its Affiliates (including the Acquirer or any Acquirer Affiliate), and the Patent Rights (if any) claiming or disclosing such Know-How shall be subject to the rights and licenses granted under this Agreement to the Non-Acquired Party.

(c)	Intellikine Change of Control.

(i)	In the event that Intellikine or an Intellikine Holding Company enters into an agreement with any Acquirer pursuant to which an Intellikine Change of Control would occur upon the closing of the transactions contemplated by such agreement and, as of the date of such agreement, such Acquirer or any Acquirer Affiliate has an active clinical development or commercialization program directed to a Target(s), then Intellikine will notify Infinity of such agreement and, during the [**] day period following such notice, upon written notice by Infinity to Intellikine during such [**] day period, Infinity may elect to have the following occur effective only upon the occurrence of such Intellikine Change of Control: (A) Intellikine’s right to conduct a clinical trial under Section 5.8 shall terminate; (B) the right to Detail under Section 7.2(d) and any Co-Detailing Agreement shall terminate; and (C) the JRC and JDC, and subcommittees thereof, shall be disbanded (provided that decision making with regard to matters set forth in Section 4.7 shall continue as set forth therein); provided that if such agreement is subsequently terminated without the occurrence of the related Intellikine Change of Control, then such elections made by Infinity shall have no effect.

(ii)	For the avoidance of doubt, Infinity shall be entitled to make the elections provided for in Section 18.1(c)(i) upon each occurrence of an Intellikine Change of Control.

18.2	Performance by Affiliates. Any obligation of Infinity under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Infinity’s sole and exclusive option, either by Infinity directly or by any Affiliate of Infinity that Infinity causes to satisfy, meet or fulfill such obligation, in whole or in part. Any obligation of Intellikine under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Intellikine’s sole and exclusive option, either by Intellikine directly or by any Affiliate of Intellikine that Intellikine causes to satisfy, meet or fulfill such obligation, in whole or in part. With respect to any particular action, the use of the words “Infinity will” or “Infinity shall” also means “Infinity will cause” the particular action to be performed, and the use of the words “Intellikine will” or “Intellikine shall” also means “Intellikine will cause” the particular action to be performed. Each of the Parties guarantees the performance of all actions, agreements and obligations to be performed by any Affiliates of such Party under the terms and conditions of this Agreement.

18.3

Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

18.4	Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, USA, without giving effect to the conflicts of laws provision thereof.

18.5	Dispute Resolution.

(a)

The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the Parties cannot resolve the dispute, controversy or claim (other than any such matter to be resolved by the JRC, JDC, JCC or Patent Committee, which shall not be subject to this Section 18.5 but shall be resolved solely pursuant to the procedures set forth in Article 4 (except with respect to any disputes not resolved as a result of Sections 4.7(a) through 4.7(h)) within thirty (30) days of a written request by either Party to the other Party, the Parties agree to hold a meeting, attended by the Senior Officers (or their designee with executive authority), as appropriate in light of the subject matter of the dispute, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If, within thirty (30) days after such written request, the Parties have not succeeded in negotiating a resolution of the dispute, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an Excluded Claim shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of AAA as then in effect, and judgment on the arbitration award may be entered in any court having jurisdiction thereof; provided, however, that a Party may pursue any matter described under Section 18.6 as described therein. The decision rendered in any such arbitration will be final and not appealable. If either Party intends to commence binding arbitration of such dispute, controversy or claim, such Party will provide written notice to the other Party informing the other Party of such intention and the issues to be resolved. Within thirty (30) days after the receipt of such notice, the other Party may by written notice to the Party initiating binding arbitration, add additional issues which meet the criteria in the second (2nd) sentence of this Section 18.5(a) (and are not Excluded Claims), to be resolved.

(b)	The arbitration shall be conducted by a panel of three (3) persons experienced in the pharmaceutical business, none of whom shall be a current or former employee or director, or a then-current stockholder, of either Party, their respective Affiliates or any other Infinity Related Party. Within thirty (30) days after receipt of the original notice of binding arbitration (the “Notice Date”), each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within ten (10) Business Days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

(c)	It is the intention of the Parties that discovery, although permitted as described herein, will be limited except in exceptional circumstances. The arbitrators will permit such limited discovery necessary for an understanding of any legitimate issue raised in the arbitration, including the production of documents. No later than thirty (30) days after selection of the third arbitrator, the Parties and their representatives shall hold a preliminary meeting with the arbitrators, to mutually agree upon and thereafter follow procedures seeking to assure that the arbitration will be concluded within six (6) months from such meeting. Failing any such mutual agreement, the arbitrators will design and the Parties shall follow procedures to such effect.

(d)	The arbitrators will, in rendering their decision, apply the substantive law of the State of New York, without giving effect to its principles of conflicts of law, and without giving effect to any rules or laws relating to arbitration.

(e)	Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other non-compensatory damages, except as may be permitted by Section 17.4. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ and any administrative fees of arbitration.

(f)	Except to the extent necessary to confirm or enforce an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

(g)	As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns the validity, enforceability or infringement of a patent, trademark or copyright.

18.6

Injunctive Relief. Each Party acknowledges and agrees that, due to the unique and valuable nature of the other Party’s Confidential Information, there would be no adequate remedy at law for any breach by such Party of Section 11.1(c), the proviso in Section 16.4(g), Article 12 or Article 13, that any such breach may result in irreparable harm to the other Party for which monetary damages would be inadequate to compensate such party and that the other Party shall have the right, in addition to any other rights available under applicable law, to obtain from any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce, any covenant or obligation of such Party under such provisions, without the necessity of posting any bond or security.

18.7	Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, act of God or of the government of any country or of any local government, or by cause unavoidable or beyond the reasonable control of such Party. In such event, the Party affected will use commercially reasonable efforts to resume performance of its obligations.

18.8	Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

18.9	Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Intellikine and Infinity, or to constitute one as the agent of the other. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

18.10	Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with written confirmation of receipt), provided that a copy is sent by an internationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a Party may designate by notice):

If to Intellikine:

Intellikine, Inc.
10931 North Torrey Pines Road, Suite 103
La Jolla, CA 92037
Attention: Chief Executive Officer
Fax: + 858 558 5988

If to Infinity:

Infinity Pharmaceuticals, Inc.
780 Memorial Drive
Cambridge, Massachusetts 02139
Attn: Chief Executive Officer
Fax: 1-617-453-1001

with copies to:

Infinity Pharmaceuticals, Inc.
780 Memorial Drive
Cambridge, Massachusetts 02139
Attn: General Counsel
Fax: 1-617-453-1001

and

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn: Steven D. Singer, Esq.
Fax: 1-617-526-5000

18.11	Further Assurances. Infinity and Intellikine hereby covenant and agree, without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

18.12	Compliance with Law. Each Party shall perform its obligations under this Agreement in material compliance with all applicable laws and current international regulatory standards, including (a) all applicable international, national, state, regional and local laws and regulations in performing its obligations hereunder and in its use, manufacture, sale or import of Licensed Compounds and Products (including cGMP, cGLP, cGCP and other rules, regulations and requirements), (b) all applicable United States and foreign laws with respect to the transfer of Products and related technical data to countries other than the United States, including the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations, and (c) applicable government importation laws and regulations of a particular country for Products made outside the particular country in which such Products are used, sold or otherwise exploited. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any applicable law.

18.13	No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, other than to the extent provided in Article 17, the Indemnified Parties.

18.14	Entire Agreement. This Agreement, together with its Exhibits, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter. In the event of any conflict between a substantive provision of this Agreement and any Exhibit hereto, the substantive provisions of this Agreement shall prevail.

18.15	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.

18.16	Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

18.17	Additional Agreements. Each Party further agrees that it has not entered into this Agreement in reliance upon any representation, warranty or undertaking of the other Party which is not expressly set out in this Agreement.

18.18	Effect of Laws. Nothing in this Agreement shall operate to:

(a)	exclude any provision implied into this Agreement by law and which may not be excluded by law; or

(b)	limit or exclude any liability, right or remedy to a greater extent than is permissible under law.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives

SIGNED for and on behalf of	)	/s/ Troy Wilson
INTELLIKINE, INC.	)	Troy Wilson, Ph.D., J.D.
	)	President and Chief Executive Officer

SIGNED for and on behalf of	)	/s/ Adelene Q. Perkins
INFINITY PHARMACEUTICALS, INC.	)	Adelene Q. Perkins
	)	President and Chief Executive Officer

EXHIBIT 1

Intellikine Patents

Title	Country	Appln Type	Serial Number/ Patent Number	Filing Date
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]		[**]	[**]
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[**]	[**]		[**]	[**]
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[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
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[**]	[**]	[**]	[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

Title	Country	Appln Type	Serial Number/ Patent Number	Filing Date
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

EXHIBIT 2-A

UCSF Patent Rights

The following Patent Rights, and all foreign counterparts thereof, are the UCSF Patent Rights as of the Effective Date:

WSGR Docket No.	Title	Country	Appln Type	Serial Number/ Patent Number	Filing Date
[**]	[**]	[**]		[**]	[**]
[**]	[**]	[**]		[**]	[**]
[**]	[**]	[**]		[**]	[**]
[**]	[**]	[**]		[**]	[**]
[**]	[**]	[**]		[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]

EXHIBIT 2-B

UCSF Other Patent Rights

The following Patent Rights, and all foreign counterparts thereof, are the UCSF Other Patent Rights as of the Effective Date:

WSGR Docket No.	Title	Country	Appln Type	Serial Number/ Patent Number	Filing Date
[**]	[**]	[**]		[**]	[**]
[**]	[**]	[**]		[**]	[**]
[**]	[**]	[**]		[**]	[**]
[**]	[**]	[**]		[**]	[**]
[**]	[**]	[**]		[**]	[**]
[**]	[**]	[**]		[**]	[**]
[**]	[**]	[**]		[**]	[**]
[**]	[**]	[**]		[**]	[**]
[**]	[**]	[**]		[**]	[**]
[**]	[**]	[**]		[**]	[**]
[**]	[**]	[**]		[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]		[**]	[**]
[**]	[**]	[**]		[**]	[**]

EXHIBIT 3

Milestone Events and Milestone Payments

Infinity will pay to Intellikine the Milestone Payments shown below within thirty (30) days after Infinity becomes aware of the first achievement of the corresponding Milestone Event with respect to a Licensed Compound or Product to achieve such Milestone Event. For purposes of clarity, none of the Milestone Payments listed in this Exhibit 3 shall be payable more than once, and each shall be payable at the first achievement of a Milestone Event for a Licensed Compound or Product and shall not be payable again if subsequently another Licensed Compound or Product achieves the same Milestone Event.

No.	Milestone Event	Milestone Payment (US$)
1.	[**]	[**]

No.	Milestone Event	[**] Milestone Payment (US$)	[**] Milestone Payment (US$)
2.	[**]	[**]	[**]

No.	Milestone Event	[**] Milestone Payment (US$)	[**] Milestone Payment (US$)
3.	[**]	[**]	[**]
4.	[**]	[**]	[**]
5.	[**]	[**]	[**]
6.	[**]	[**]	[**]
7.	[**]	[**]	[**]
8.	[**]	[**]	[**]
9.	[**]	[**]	[**]
10.	[**]	[**]	[**]
11.	[**]	[**]	[**]
12.	[**]	[**]	[**]
13.	[**]	[**]	[**]
14.	[**]	[**]	[**]
15.	[**]	[**]	[**]
16.	[**]	[**]	[**]
17.	[**]	[**]	[**]
18.	[**]	[**]	[**]
19.	[**]	[**]	[**]

TOTAL ALL MILESTONES:                        $475,000,000

EXHIBIT 4

Target Inhibitor Criteria

For a given small molecule compound, such compound meets the [**] selectivity criteria as described below:

[**]

EXHIBIT 5

Profit-or-Loss

This Exhibit sets forth the proposed terms of sharing of Development Costs and Profit-or-Loss by the Parties as of the Effective Date. The Parties agree to further discuss and in good faith refine the definitions and calculations set forth in this Exhibit as appropriate in light of further information about Shared Products. For clarity, if Infinity sublicenses any rights with respect to a Shared Product, the relevant Infinity Related Party will be solely responsible for paying to Infinity any consideration with respect to such sublicense and such consideration shall in no event be included in Development Costs or Shared Commercial Expenses.

1.1	Definitions.

“Profit-or-Loss” means, with respect to a Shared Product and with respect to a Calendar Quarter:

(a) the Net Sales of such Shared Product sold or otherwise disposed of by Infinity and Infinity Related Parties during such Calendar Quarter in the United States, minus

(b) Shared Commercial Expenses for such Shared Product for the United States during such Calendar Quarter;

in each case, (y) to the extent such deductions have not already or otherwise been deducted, and (z) determined from the books and records of Infinity, the Infinity Related Party, Intellikine or its Affiliate in accordance with GAAP. For purposes of clarity, it is understood that (i) Shared Commercial Expenses shall not include any costs which have been included in Development Costs, (ii) there shall be no double-counting of expenses within the definition of Profit-or-Loss and (iii) the Profit-or-Loss shall be calculated and payable in accordance with Section 1.4 of this Exhibit 5 even if there are no Net Sales and prior to the first Commercial Sale. For clarity, it is the intent of the Parties that costs and headcount for any commercial activities with respect to a Shared Product that have or may have benefit in the United States and outside the United States shall be appropriately allocated by agreement of the JCC between costs allocable to the United States, which shall be included in Shared Commercial Expenses, and costs not allocable to the United States, which shall not be included in Shared Commercial Expenses.

“Development Costs” means, with respect to a Shared Product in the United States, the following costs incurred by a Party on or after the first day of the month in which the Oncology Product Option with respect to such Shared Product is exercised in accordance with Section 7.1(c) of the Agreement, which costs are incurred directly in connection with the development of such Shared Product in the Field in the United States in accordance with the Agreement and the Development Plan: (a) all Out-of-Pocket Expenses of either Party, its Affiliates or Infinity Related Parties payable to Third Parties (excluding manufacturing costs but including any filing or registration fees paid to a Regulatory Authority or other governmental authority in the United States), which shall be without markup, (b) COGS for clinical supply of such Shared Product for development activities for the United States, which shall be without markup, and (c) all direct and reasonable internal costs incurred by either Party, its Affiliates or Infinity Related Parties (determined using the applicable FTE rate in the definition of FTE Costs); provided, that for any development activities with respect to a Shared Product that are used or may be used in order to obtain

Marketing Authorization both in the United States and outside the United States, costs for such development activities shall be appropriately allocated by agreement of the JCC between costs allocable to the United States, which shall be included in Development Costs, and costs not allocable to the United States, which shall not be included in Development Costs. For clarification, Development Costs shall not include any costs incurred with respect to (A) any country-specific studies required by a Regulatory Authority solely in order to obtain Marketing Authorization in a country other than the United States, (B) any study that cannot reasonably be used to obtain Marketing Authorization in the United States, or (C) registration fees specifically required by or for Marketing Authorization in any country other than the United States.

“COGS” means, with respect to a Shared Product, the aggregate of internal and external costs of Infinity and Infinity Related Parties to manufacture such Shared Product for the United States (including any drug delivery device sold, or, as applicable, reasonably intended to be sold, for a single price with such Oncology Product), calculated as follows: (a) to the extent that Infinity or Infinity Related Parties performs all or any part of the manufacturing of such Shared Product for the United States, the direct material costs and direct labor costs for, plus manufacturing overhead reasonably allocable to, such manufacturing of such Shared Product (which may include facilities’ start-up costs, the costs of audits, all directly incurred manufacturing variances, the costs of failed batches of such Shared Product, manufacturing administrative and facilities costs (including depreciation)), all calculated in accordance with GAAP; and (b) to the extent that manufacturing of such Shared Product for the United States is performed by a Third Party, the Out-of-Pocket Expenses of Infinity or Infinity Related Parties for such manufacturing activities (including, to the extent included in the fees charged by such Third Party, costs for failed batches of such Shared Product) for the United States from such Third Party, and the reasonably allocated direct labor costs incurred by Infinity or any Infinity Related Parties in managing and overseeing the Third Party relationship, determined in accordance with GAAP. COGS shall also include royalties, license or other fees paid by Infinity or Infinity Related Parties to Third Parties to license Patent Rights or other intellectual property rights specifically for the manufacture of such Shared Product for the United States (to the extent not already included in the Out-of-Pocket Expenses under clause (b) above); provided, that any such amounts that are included in COGS will not be included in any other category of Shared Commercial Expenses so as not to double count such amounts. This definition shall also apply to Reverted Products, for purposes of Section 15.2(f) of the Agreement, as if references herein to Shared Product were references to Reverted Products.

“Shared Commercial Expenses” means, with respect to a Shared Product and with respect to a Calendar Quarter, the sum of the following items incurred by the Parties, their Affiliates or Infinity Related Parties, in each case to the extent directly attributable to commercialization of such Shared Product in the Field in the United States in such Calendar Quarter in accordance with the Commercial Plan:

(a)	Advertising and Education Expenses;

(b)	COGS for commercial supply of such Shared Product for the United States;

(c)	Distribution Costs;

(d)	Marketing Expenses;

(e)	Selling and Promotion Expenses;

(f)	Third Party Royalties;

(g)	Post-approval Medical Costs;

(h)	Product Liability Costs;

(i)	ongoing medical expenses to support such Shared Product in the United States, including Phase 4 clinical studies following the date of receipt of Marketing Authorization in the United States;

(j)	Allocable Overhead Costs; and

(k)	Any other expenses included in the Commercial Plan approved by the JCC;

but excluding any time spent traveling to or attending any meeting of the JRC, JDC, JCC, Patent Committee or any subcommittee of the foregoing.

The capitalized terms used in the definition of “Shared Commercial Expenses” shall have the meaning given such terms as set forth below or otherwise in this Exhibit 5:

“Advertising and Education” means, with respect to a Shared Product, the advertising and promotion of such Shared Product in the United States, and related professional education, through any means, including (a) advertisements appearing in journals, newspapers, magazines or other media, including direct mail and electronic media, (b) seminars and conventions, (c) sample packages of Shared Products, promotional literature, visual aids, three dimensional promotional items, and other selling materials, (d) market research, and (e) symposia and opinion leader development activities; provided, however, that such term shall exclude direct sales force activity.

“Advertising and Education Expenses” means, with respect to a Shared Product and with respect to a Calendar Quarter, the costs (excluding Allocable Overhead Costs or any other overhead costs) incurred by a Infinity or Infinity Related Parties, for its or their account in accordance with the Commercial Plan which are specifically identifiable to the Advertising and Education of such Shared Product in the United States.

“Allocable Overhead Costs” means, with respect to a Shared Product and with respect to a Calendar Quarter, all general and administrative overhead costs of the functions that directly support the promotion of such Shared Product in the Field in the United States under the Agreement, including costs reasonably attributable to compliance, account administration, accounts payable and receivables management, interest on working capital associated with inventory and receivables of such Shared Product in the United States, and Out-of-Pocket Expenses incurred for legal and accounting functions, in each case incurred in accordance with the Commercial Plan. The Parties anticipate that such functions shall be performed almost exclusively by or on behalf of Infinity and Infinity Related Parties, so the vast majority of the Parties’ collective Allocable Overhead Costs will be incurred by Infinity and Infinity Related Parties and, therefore, the Parties shall in good faith agree upon a method of ensuring that each Party attributes costs to Allocable Overhead Costs in a manner that reflects each Party’s relative responsibility for the functions described in this definition.

“Distribution Costs” means, with respect to a Shared Product and with respect to a Calendar Quarter, the costs incurred by Infinity or Infinity Related Parties or for its or

their account in connection with the freight, transportation, insurance, handling, packaging and distribution of such Shared Product in the United States in accordance with the Commercial Plan.

“Marketing Expenses” means, with respect to a Shared Product and with respect to a Calendar Quarter, the costs and expenses (not otherwise included in Advertising and Education Expenses or in Selling and Promotion Expenses, and excluding Allocable Overhead Costs or any other overhead costs) incurred by Infinity or Infinity Related Parties in accordance with the Commercial Plan in connection with the marketing and support of such Shared Product, including Marketing FTE Expenses and allocable costs associated with Infinity’s or Infinity Related Party’s reimbursement call support, costs and expenses of strategic planning activities, and the costs of recruiting, hiring (including sign-on bonuses) and relocation of marketing personnel who count as Marketing FTEs for purposes of Marketing FTE Expense.

“Marketing FTE Expenses” means, with respect to a Shared Product and with respect to a Calendar Quarter, the aggregate of all salary and benefits expenses for a full-time equivalent (based on a full-time equivalent year of [**] hours inclusive of vacation time and holidays) marketing personnel of Infinity or Infinity Related Parties (which include any non-administrative personnel engaged in marketing support, scientific communications (publications), and product management (United States and global) (“Marketing FTE”) dedicated to the marketing of such Shared Product in the United States incurred in accordance with the Commercial Plan, which expense shall be [**] U.S. Dollars (US$[**]) for each such Marketing FTE, increased or decreased annually by the percentage increase or decrease in the CPI as of December 31 of the then most recently ended calendar year over the level of the CPI on December 31, 2011 (i.e., the first such increase or decrease would occur on January 1, 2012). For clarity but without limitation, the foregoing rates (y) include allowances for (1) allocable marketing administrative staff costs and expenses, (2) marketing support and (3) all travel costs of such Marketing FTEs (transportation, lodging, entertainment and meals) incurred in connection with commercial activities with respect to such Shared Product in the United States, in each such case which shall not be separately recovered, and (z) exclude any one-time expense for hiring such Marketing FTEs (including recruitment, relocation and sign-on bonus).

“Post-approval Medical Costs” means, with respect to a Shared Product and with respect to a Calendar Quarter, all costs directly incurred in such Calendar Quarter by Infinity and Infinity Related Parties in accordance with the Commercial Plan in connection with all medical and regulatory activities directed to supporting such Shared Product in the Field in the United States after Marketing Authorization, including medical education, use of medical science liaisons, post-approval regulatory activities, and post-approval clinical studies (including grants to support investigator-initiated studies); provided that for any medical and regulatory activities with respect to such Shared Product that support activities both in the United States and outside the United States, costs for such medical and regulatory activities shall be appropriately allocated by agreement of the JCC between costs allocable to the United States, which shall be included in Post-approval

Medical Costs, and costs not allocable to the United States, which shall not be included in Post-approval Medical Costs; and provided, further, that any such amounts that are included in Post-approval Medical Costs will not be included in Marketing Expenses, Selling and Promotion Expenses or any other category of Shared Commercial Expenses so as not to double count such amounts.

“Product Liability Costs” means, with respect to a Shared Product and with respect to a Calendar Quarter, (a) costs directly incurred by a Party, its Affiliates or Infinity Related Parties in connection with Third Party product liability or intellectual property infringement claims or actions, not including the costs of internal personnel incurred in the defense of any such claim, to the extent resulting or arising from the research, development, manufacturing or commercialization of such Shared Product in the Field for the United States under this Agreement, but excluding any such costs incurred with respect to a Claim to the extent such Party is obligated to provide indemnification under Article 17 of the Agreement, and (b) a reasonable allocation of the costs of product liability insurance premiums for policies covering the research, development, manufacture or commercialization of such Shared Product in the Field in the United States.

“Selling and Promotion Expenses” means, with respect to a Shared Product and with respect to a Calendar Quarter, all costs (excluding Allocable Overhead Costs or any other overhead costs) incurred with respect to such Shared Product in such Calendar Quarter by a Party, its Affiliates or Infinity Related Parties consistently with the Commercial Plan, and specifically identifiable to the sales and/or promotion of the Shared Product in the United States, including (a) the Sales Force Expenses; (b) all costs associated with (i) Shared Product-specific national sales training (less transportation, lodging and meals) and (ii) marketing materials; (c) those reasonable Out-of-Pocket Expenses paid by either Party or its Affiliates pursuant to Sections 10.2(b), 10.3(d) or 10.3(f) of the Agreement for the preparation, filing, prosecution, maintenance and enforcement of Intellikine Patents (including, for the sake of clarity, Joint Patents) in the United States that are reasonably allocated to the relevant Shared Product or, if incurred with respect to multiple Shared Products and/or other products, then reasonably allocated to the relevant Shared Product; (d) the costs of product recalls, withdrawals, insurance and return product destruction directly and exclusively related to such Shared Product in or for the United States; and (e) any costs to seek, maintain, defend or enforce any Product Mark for such Shared Product in the United States. All the foregoing shall be determined from the books and records of Infinity or Infinity Related Parties maintained in accordance with GAAP. With respect to Intellikine or its Affiliates, only those Sales Force Expenses, and other costs described in clause (b), incurred by Intellikine or its Affiliates commencing upon the completion of the training of the Intellikine Sales Force on the Co-Detail Product, in accordance with the Co-Detailing Agreement, will be included in Selling and Promotion Expenses. The Parties anticipate that only Infinity and Infinity Related Parties will bear the costs described in clauses (d) and (e) and only such costs of Infinity and Infinity Related Parties will be included in such clauses.

“Sales Force Expenses” means, with respect to a Shared Product and with respect to a Calendar Quarter, those costs that are identified below and that are incurred by a Party, its Affiliates or Infinity Related Parties, in each case in accordance with the Commercial Plan and, with respect to Intellikine and its Affiliates, in accordance with the Co-Detailing Agreement, and consistent with and specifically identifiable to the establishment and maintenance of sales personnel (including a field-based sales force and regional managers) to the extent such personnel are, or will be, assigned to selling such Shared Product in the United States: (a) recruiting costs, such as external and internal recruiter costs, relocation expenses, signing bonuses, and travel costs (transportation, lodging, and meals) related to recruitment; (b) training costs, such as personnel to conduct sales training, new hire training, ongoing corporate training, and travel costs related to corporate training (transportation, lodging, and meals) and to Shared Product-specific training (transportation, lodging and meals); (c) selling costs such as account planning, call reporting, sales meetings, partner coordination, conference and seminars, and travel costs (transportation, lodging, and meals) related to selling; (d) compensation costs such as base salary, target-driven compensation (bonus and spiffs), benefits, payroll taxes, insurance (health and workers’ compensation), dues and professional society fees, employee relations-related costs, achiever clubs, stock and option grants, annual raises and vehicle allotment; (e) information technology and infrastructure costs such as computers, cell phones, blackberry/personal digital assistant devices, internet and wireless expenses, and field facilities costs in support of field sales operations (rent, insurance, utilities, general depreciation/leasehold amortization, telephone, office supplies, and other general fees); and (f) Party-specific administrative overhead functions that directly support the sales force.

“Third Party Royalties” means, with respect to a Shared Product and with respect to a Calendar Quarter, those royalties payable by a Party, its Affiliates or Infinity Related Parties to a Third Party in respect of the import, sale, offer for sale, use or manufacture of such Shared Product in the United States (including any such costs with respect to a sublicense under Research Agreement Intellectual Property).

“Share Percentage” means fifty percent (50%) to Infinity and fifty percent (50%) to Intellikine.

“Share Period” means, with respect to a Shared Product, the period beginning on the first day of the month in which the Oncology Product Option is exercised with respect to such Shared Product in accordance with Section 7.1(c) of the Agreement and ending the earlier of (a) the end of the Oncology Participation Term and (b) the expiration or termination of this Agreement.

1.2 Sharing of Development Costs.

(a) The development of each Shared Product shall be governed by a Development Plan, including a rolling three (3) year budget of Development Costs, approved by the JDC. The initial Development Plan shall be delivered by Infinity to Intellikine pursuant to Section 7.1(b) of the Agreement. With regard to the rolling three-year budget included in the Development Plan for any Shared Product, a budget described in clause (i), (ii) or (iii) shall be an “Approved Development Budget”: (i) the budget for each of the three years included in the initial Development Plan delivered by Infinity to Intellikine pursuant to Section 7.1(b) of the Agreement, (ii) for each year after such first three years, the first budget for such year included in the Development Plan provided that such budget does not exceed [**] percent ([**]%) of the then-current Approved Development Budget for the immediately preceding year and, if the budget exceeds [**] percent ([**]%) of the then-current Approved Development Budget for the immediately preceding year, such budget shall only be an Approved Development Budget to the extent of [**] percent ([**]%) of the then-current Approved Development Budget for the immediately preceding year unless agreed to in writing by Intellikine, and (iii) any revised budget for a given year included in the Development Plan that provides for Development Costs that exceed the Development Costs in the then-current Approved Development Budget for such year, which revised budget is agreed to in writing by Intellikine. With regard to the rolling three-year budget included in the Development Plan for any Shared Product, a budget described in clause (A) or (B) shall be a “Revised Development Budget”: (A) for a given year after the first three years included in the initial Development Plan delivered by Infinity to Intellikine pursuant to Section 7.1(b) of the Agreement, if the budget exceeds [**] percent ([**]%) of the then-current Approved Development Budget for the immediately preceding year and such budget has not been agreed to in writing by Intellikine, such budget shall be a Revised Development Budget to the extent such budget exceeds [**] percent ([**]%) of the then-current Approved Development Budget for the immediately preceding year, and (B) any revised budget for a given year included in the Development Plan that provides for Development Costs that exceed the Development Costs in the then-current Approved Development Budget for such year, which revised budget is not agreed to in writing by Intellikine. For example, if the Development Plan includes a rolling three-year budget for 2013, 2014 and 2015, such budget will be the Approved Development Budget for such years. When the Development Plan is updated to include the rolling three-year budget for 2014, 2015 and 2016, (x) if the revised budget for 2014 does not exceed the Approved Development Budget for 2014, then such revised budget shall be deemed the Approved Development Budget for 2014, (y) if the revised budget for 2015 exceeds the Approved Development Budget for 2015, then such revised budget shall be the Revised Development Budget for 2015, unless Intellikine agrees in writing to such budget, in which case it shall be deemed the Approved Development Budget for 2015, and (z) if the budget for 2016 does not exceed [**] percent ([**]%) of the then-current Approved Development Budget for the immediately preceding year or is otherwise agreed to in writing by Intellikine, the budget for 2016 shall be the Approved Development Budget for 2016.

(b) During the Share Period for a Shared Product, subject to Section 1.2(e) below (i) the Parties shall share the Development Costs for such Shared Product in the United States according to the Share Percentage for all Development Costs within the then-current Approved Development Budget for the Calendar Quarter or a variance of up to not more than [**] percent ([**]%), and (ii) Infinity shall bear all Development Costs that exceed the then-current Approved Development Budget for such Calendar Quarter by more than [**] percent ([**]%) (including all Development Costs in the Revised Development Budget for such Calendar Quarter that exceed [**] percent ([**]%) of the Development Costs in the then-current Approved Development Budget for such Calendar Quarter); provided, that each Party shall bear such excess costs to the extent its actions that were inconsistent with the Development Plan caused the Development Costs to exceed the budgeted amount in the then-current Approved Development Budget.

(c) Development Costs shall initially be borne by the Party incurring the expense, subject to reimbursement as provided herein. Each Party shall calculate and maintain records of Development Costs incurred by it in accordance with procedures to be established by the JDC. Each Party shall report to the other Party on their Development Costs each Calendar Quarter, with such reports to be submitted within sixty (60) days after the end of each of the first three Calendar Quarters and ninety (90) days after the end of the calendar year. The Parties shall seek to resolve any questions related to such accounting statements within ninety (90) days following receipt.

(d) The Party that incurs more than its Share Percentage of the total actual Development Costs for the applicable Shared Product shall be paid by the other Party an amount of cash sufficient to reconcile to its Share Percentage of actual Development Costs in each Calendar Quarter, provided that total actual Development Costs for the year to date have not exceeded the Development Costs within the then-current Approved Development Budget for such year by more than [**] percent ([**]%) for the year to date. If actual Development Costs exceeded Development Costs within the then-current Approved Development Budget for such year by more than [**] percent ([**]%) for the year to date (including all Development Costs in the Revised Development Budget that exceed [**] percent ([**]%) of the Development Costs in the then-current Approved Development Budget for such year), the reimbursing Party shall pay the other Party an amount of cash sufficient to cause the reimbursing Party to have borne its Share Percentage of [**] percent ([**]%) of the Development Costs within the then-current Approved Development Budget for such year, and Infinity shall bear all Development Costs that exceed [**] percent ([**]%) of the Development Costs within the then-current Approved Development Budget for such year; provided, that each Party shall bear such excess costs to the extent its actions that were inconsistent with the Development Plan caused the Development Costs to exceed the budgeted amount in the then-current Approved Development Budget. Reconciling payments under this Section 1.2(d) shall be made within thirty (30) days of receipt of the other Party’s quarterly report.

(e) The actual accumulated amount of Development Costs that exceeded the then-current Approved Development Budget for any year by more than [**] percent ([**]%) and are borne solely by Infinity pursuant to this Section 1.2 (excluding any such excess costs to the extent the actions of Infinity or any Infinity Related Party that were inconsistent with the Development Plan caused the Development Costs to exceed the budgeted amount in the then-current Approved Development Budget), plus simple interest on such excess amount from the time incurred at the rate of [**] percent ([**]%) per annum, shall be reimbursed from any positive Profit-or-Loss amount determined under Section 1.4(f) (i.e., only if there is net Profit) before making any payment to the Parties; provided that in no event shall any such amount be reimbursed in any Calendar Quarter that would result in a reduction of the payment otherwise due to Intellikine under Section 1.4(f) for such Calendar Quarter by more than fifty percent (50%), and, for the sake of clarity, any amount not reimbursed within a particular Calendar Quarter due to such proviso may be carried over to future periods until fully reimbursed.

1.3 Sales and Distribution. Regardless of whether Intellikine exercises its Oncology Product Option, Infinity or an Infinity Related Party shall be responsible for selling and booking all sales and for warehousing and distribution of Shared Products in the United States. If Intellikine receives any orders for Shared Products in the United States, it shall promptly refer such orders to Infinity. In addition, without intending to limit in any way Infinity’s overall rights and responsibility for commercialization of Shared Products in the United States, the Parties agree that Infinity or an Infinity Related Party shall be solely responsible for the following with respect to Shared Products in the United States, at Infinity’s cost: (a) handling all returns, it being understood that if a Shared Product is returned to Intellikine, it shall promptly be shipped to the facility designated by Infinity; (b) handling all aspects of order processing, invoicing and collection, distribution, inventory and receivables; (c) making recall or market withdrawal decisions, and conducting such recall or market withdrawal; (d) handling all medical questions or inquiries; and (e) setting the price and discounts; provided, that, in each case of (a)-(e), in the event Intellikine has exercised its Oncology Product Option, Infinity’s and Infinity Related Parties’ costs in performing such activities with respect to the relevant Shared Product in the United States shall be included as Selling and Promotion Expenses.

1.4 Profit-or-Loss. The following provisions shall apply with respect to each Shared Product (if any):

(a) Commercial Plan. The commercialization of each Shared Product shall be governed by a Commercial Plan, including a rolling three (3) year budget of Shared Commercial Expenses, approved by the JCC. The initial Commercial Plan shall be delivered by Infinity to Intellikine pursuant to Section 7.1(b) of the Agreement. With regard to the rolling three-year budget included in the Commercial Plan for any Shared Product, a budget described in clause (i) or (ii) shall be an “Approved Commercial Budget”: (i) the budget for each year included in the Commercial Plan to the extent that total Shared Commercial Expenses under all such budgets (or, with respect to any completed years, actual Shared Commercial Expenses) do not exceed [**] US dollars (US$[**]) in the aggregate or (ii) any budget for a given year included in the Commercial Plan that would not be an Approved Commercial Budget under clause (i), but which budget is agreed to in writing by Intellikine. With regard to the rolling three-year budget included in the Commercial Plan for any Shared Product, a budget described below shall be a “Revised Commercial Budget”: any budget for a given year included in the Commercial Plan to the extent that such budget provides for Shared Commercial Expenses that exceed the Shared Commercial Expenses in the then-current Approved Commercial Budget for such year.

(b) Profit-or-Loss Share. During the Share Period for a Shared Product, each Party shall share in Profit-or-Loss for such Shared Product in the United States according to such Party’s Share Percentage, subject to Section 1.4(e) below.

(c) Profit-or-Loss Statement. The reporting and determination (subject to the provisions of this Exhibit 5) of Profit-or-Loss shall be governed by a joint profit and loss statement (the “Profit-or-Loss Statement”) to be prepared by Infinity and submitted to Intellikine in substantially the form attached hereto as Exhibit 5-A. Such Profit-or-Loss Statement shall be prepared and delivered consistent with the provisions of this Section 1.4, and all other relevant terms and conditions of the Agreement and this Exhibit 5.

(d) Reporting on Sales. Infinity shall report to Intellikine and to the JCC sales of Shared Products in the United States in the following manner:

(i) Within fifteen (15) days of the end of each of the first three (3) Calendar Quarters of each calendar year, Infinity shall report Net Sales for each Shared Product accrued in the United States for the preceding Calendar Quarter; and

(ii) Within twenty-five (25) days of the end of the fourth Calendar Quarter of each calendar year, Infinity shall report Net Sales for each Shared Product accrued in the United States for the preceding calendar year.

(e) Shared Commercial Expenses.

(i) Within six (6) Business Days after the end of each Calendar Quarter during the Share Period for each Shared Product, each Party shall provide the other Party with a report of such Party’s Shared Commercial Expenses incurred (each, a “Shared Commercial Expense Report”) setting forth the following information relating to the preceding Calendar Quarter and comparisons of such information to the then-current Approved Commercial Budget for such Calendar Quarter: such Party’s Shared Commercial Expenses showing each specific type of cost included in the definition of Shared Commercial Expenses separately and listing the project relating to each such cost, if applicable.

(ii) Each such Shared Commercial Expense Report shall be delivered in a mutually-agreeable electronic format to the extent possible or in hard copy form. Each Shared Commercial Expense Report shall be treated as Confidential Information of the reporting Party and, subject to applicable laws, shall not be disclosed to Third Parties without such Party’s prior written approval or direction; provided, however, that either Party may disclose such information as permitted by Section 12.3. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent Infinity from using the data in any Shared Commercial Expense Reports in connection with its compliance with its price reporting obligations under applicable laws (provided, however, that each Party shall use Diligent Efforts to protect Confidential Information of the other Party).

(iii) The Profit-or-Loss Statement shall include Shared Commercial Expenses; provided that total actual Shared Commercial Expenses for the year to date have not exceeded the Shared Commercial Expenses within the then-current Approved Commercial Budget for such year by more than [**] percent ([**]%) for the year to date. If actual Shared Commercial Expenses exceeded Shared Commercial Expenses within the then-current Approved Commercial Budget for such year by more than [**] percent ([**]%) for the year to date (including all Shared Commercial Expenses in the Revised Commercial Budget that exceed the Shared Commercial Expenses in the then-current Approved Commercial Budget for such year), only the amount of actual Shared Commercial Expenses equal to [**]percent ([**]%) of the Shared Commercial Expenses within the then-current Approved Development Budget for such year shall be included in the Profit-or-Loss Statement, and Infinity shall bear all Shared Commercial Expenses that exceed [**] percent ([**]%) of the Shared Commercial Expenses within the then-current Approved Commercial Budget for such year; provided, that each Party shall bear such excess costs to the extent its actions that were inconsistent with the Commercial Plan caused the Shared Commercial Expenses to exceed the budgeted amount in the then-current Approved Commercial Budget.

(iv) The actual accumulated amount of Shared Commercial Expenses that exceeded the then-current Approved Commercial Budget for any year by more than [**] percent ([**]%) and are borne solely by Infinity pursuant to Section 1.4(e)(iii) (excluding any such excess costs to the extent the actions of Infinity or any Infinity Related Party that were inconsistent with the Commercial Plan caused the Shared Commercial Expenses to exceed the budgeted amount in the then-current Approved Commercial Plan), plus simple interest on such excess amount from the time incurred at the rate of [**] percent ([**]%) per annum, shall be reimbursed from any positive Profit-or-Loss amount determined under Section 1.4(f) (i.e., only if there is net Profit) before making any payment to the Parties; provided, that in no event shall any such amount be reimbursed in any Calendar Quarter that would result in a reduction of the payment otherwise due to Intellikine under Section 1.4(f) for such Calendar Quarter by more than fifty percent (50%) and, for the sake of clarity, any amount not reimbursed within a particular Calendar Quarter due to such proviso may be carried over to future periods until fully reimbursed.

(v) The Shared Commercial Expenses included in the Profit-or-Loss Statement and submitted by each Party shall not be duplicative of one another or of other expenses already deducted from Net Sales due to earlier submissions by that Party, and all such Shared Commercial Expenses shall be incurred pursuant to and consistent with the Commercial Plan.

(vi) On a periodic basis as actual data becomes available to Infinity, Infinity shall adjust any accrual-based allowances used in the calculation of Profit-or-Loss to reflect the actual data then available.

(f) Determination of Profit-or-Loss. Within twenty-five (25) days following the end of each of the first three (3) Calendar Quarters and forty-five (45) days following the end of the fourth Calendar Quarter, Infinity shall determine and allocate Profit-or-Loss, according to the Profit-or-Loss Statement to be approved by the JCC. Reconciling payments under this Section 1.4(f) shall be made within thirty (30) days of receipt of the Profit-or-Loss Statement.

EXHIBIT 5-A

FORM PROFIT-OR-LOSS STATEMENT

Profit-or-Loss Statement

		Infinity	Intellikine	TOTAL
Gross invoice price

Deductions

Net Sales

Shared Commercial Expenses:

(a)	Advertising and Education Expenses;
(b)	COGS for commercial supply;
(c)	Distribution Costs;
(d)	Marketing Expenses;
(e)	Selling and Promotion Expenses;
(f)	Third Party Royalties;
(g)	Post-approval Medical Costs;
(h)	Product Liability Costs;
(i)	ongoing medical expenses, including Phase 4 clinical studies;
(j)	Allocable Overhead Costs; and
(k)	Any other expenses included in the Commercial Plan approved by the JCC.

Profit-or-Loss

Split of Profit-or-Loss

EXHIBIT 6

Terms of Co-Detailing Agreement

1. General. This Exhibit sets out the principal terms under which Intellikine may, on a non-exclusive basis, co-detail Shared Products by Detailing to Specialists in the United States, subject to the negotiation and execution of a definitive Co-Detailing Agreement based on the terms and conditions in this Exhibit 6. Promptly following execution of the Co-Detailing Agreement, the Parties shall negotiate and enter into an agreement setting forth mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of adverse event reports and any other information concerning the safety of Co-Detailed Products. Such guidelines and procedures will be in accordance with, and will enable the Parties and their Affiliates and Infinity Related Parties to fulfill, local and international regulatory reporting obligations to government authorities.

2. Certain Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Agreement. In addition, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

(a) “Co-Detailing Option” shall mean Intellikine’s right to field up to thirty percent (30%) of the sales effort for the applicable Shared Product in the United States called for by the Commercial Plan, as set forth in Section 7.2(d) of the Agreement.

(b) “Detail” shall mean a presentation of a Co-Detail Product in a face-to-face meeting in an individual or group practice setting between a professional sales representative and a Target Prescriber in which one or more key product benefits are verbally presented. For the avoidance of doubt, a Detail does not include a reminder or sample drop.

(c) “Detailing” shall mean the act of presenting a Detail.

(d) “Intellikine Sales Force” shall mean Intellikine’s sales organization (whether employees, or individuals who are contractors or agents, of Intellikine or its Affiliates) including without limitation, field based sales representatives, up to a maximum of thirty percent (30%) (subject to Section 7.2(d) of the Agreement) of the total combined Infinity/Intellikine estimated sales force for the applicable Co-Detail Product in the United States for each year during the term of the Co-Detailing Agreement.

(e) “Specialist” shall mean a specialist medical or health care professional authorized to prescribe Co-Detail Products for an oncology Indication under the laws of the jurisdiction in which such medical or health care professional is practicing.

(f) “Target Prescriber” shall mean a Specialist identified as a member of the target audience to whom Intellikine shall direct a Detail.

3. Co-Detailing Agreement. Upon exercise by Intellikine of the Co-Detailing Option, and pursuant to the procedures set forth in Section 7.2, the Parties shall enter into a Co-Detailing Agreement relating to the Detailing of Co-Detail Products to Target Prescribers in the United States. The Co-Detailing Agreement shall include but not be limited to the following provisions:

(a) Recruitment. The Intellikine Sales Force shall be recruited by Intellikine at Intellikine’s sole expense. Intellikine shall recruit the Intellikine Sales Force with a profile to be reasonably agreed to by Infinity. The Parties agree that the Intellikine Sales Force will operate throughout the United States, but the specific territories and alignment throughout the United States allocated to the Intellikine Sales Force shall be reasonably determined by Infinity following good faith consultations with Intellikine. For purposes of clarification, should Intellikine exercise its Co-Detailing Option hereunder, there will be only one Intellikine Sales Force for all Co-Detail Products co-detailed by Infinity and Intellikine, assuming the target audience for all such products is the same and that the number of Co-Detail Products (two (2) to three (3) products) is manageable by one sales force.

(b) Training. Infinity shall provide the Intellikine Sales Force with appropriate training with respect to promotion of the Co-Detail Product(s). In addition, at Intellikine’s reasonable request, Infinity shall provide general sales training to the Intellikine Sales Force. Intellikine will be responsible for expenses, including travel, lodging, meals and representative salary and benefits, during the training period, and such expenses shall not be included in the Profit/Loss calculation for such Co-Detail Product. Infinity will be responsible for the costs of Infinity employees providing the training, the training facility and training materials, and such expenses shall not be included in the Profit/Loss calculation for such Co-Detail Product. The training will be carried out at an Infinity training facility and will be equivalent to the training received by the corresponding Infinity specialty sales force. A training assessment shall be performed at the end of such training and annually. Intellikine’s co-detailing rights shall be contingent on a minimum of [**] percent ([**]%) of the Intellikine Sales Force having passed each such training assessment.

(c) Timing. Hiring of the Intellikine Sales Force shall begin no later than six (6) months before the then-current estimated Launch date for the applicable Co-Detail Product, and be completed no later than four (4) months before the then-current estimated Launch date for such Co-Detail Product, so that Infinity may initiate training of the Intellikine Sales Force in accordance with paragraph 3(b) above. Infinity agrees to complete such training within three (3) months following initiation of such training; provided, that Intellikine makes the Intellikine Sales Force reasonably available for such training.

(d) Target Prescribers. The Target Prescribers of the Co-Detail Product shall be reasonably determined by Infinity following good faith consultations with Intellikine.

(e) Position of Details. Details to be delivered by Intellikine for the Co-Detail Product shall be reasonably determined by Infinity following good faith consultations with Intellikine.

(f) Content of Details. The form and content of all information communicated in all Details or other communications to health care professionals by Intellikine for the Co-Detail Product shall be those developed by Infinity at its sole expense and in use by the corresponding Infinity sales force. Intellikine will limit its claims of efficacy and safety for the Co-Detail Product to those which are consistent with Infinity’s approved labeling for the applicable Co-Detail Product and shall provide appropriate balance in all communications regarding such Co-Detail Product. Intellikine shall Detail the Co-Detail Product in strict adherence to all applicable legal, regulatory, professional and policy requirements, including all applicable Infinity policies that have been communicated to Intellikine, as they exist at the time of the Detail.

(g) Diligence. Intellikine will use Diligent Efforts to perform its Detailing obligations.

(h) Compensation. Commencing upon the completion of the training of the Intellikine Sales Force on the Co-Detail Product, all costs directly related to the Intellikine Sales Force, including (to the extent set forth in Exhibit 5 as Sales Force Expenses) salary, benefits, incentives, automobile leases and computers, shall be included as Sales Force Expenses in the calculation of Profit-or-Loss for such Co-Detail Product, provided that the Intellikine Sales Force Details only Co-Detail Product(s). If there is a product other than a Co-Detail Product also being Detailed by the Intellikine Sales Force (with the definition of “Detail” applied to such other product in the same manner as it is applied to a Co-Detail Product), then such costs shall be included as Sales Force Expenses in the calculation of Profit-or-Loss for such Co-Detail Product on a pro-rated basis based on the amount of time spent by the Intellikine Sales Force Detailing the Co-Detail Product. Intellikine shall keep complete and accurate records of all Details performed by the Intellikine Sales Force on the Co-Detail Product and, if applicable, such other product, to substantiate such allocation.

(i) Performance Criteria. The Parties shall agree on a minimum number of total Details to be conducted by Intellikine each year for Co-Detail Product(s) based on industry standard performance expectations of a similar specialty sales representative (calls and Details per day).

(j) Sampling and Promotional Materials; Product Trademarks. With respect to any Co-Detail Product, the Intellikine Sales Force shall be required to use only promotional materials provided to it by Infinity. Infinity shall provide samples and promotional material to Intellikine Sales Force in a manner and quantity consistent with its provision of samples and promotional material to its own corresponding sales force. Infinity shall provide to Intellikine such Infinity Know-How as Infinity determines is reasonably necessary for Intellikine to Detail Shared Products in the United States. Any use of such promotional materials, Infinity Know-How and the Product Marks by Intellikine hereunder shall be in accordance with Infinity’s then-current reasonable trademark usage guidelines provided to Intellikine. Infinity or an Infinity Related Party shall retain the ownership of the entire right, title and interest in and to the Product Marks, and all goodwill associated with or attached to the Product Marks arising out of the use thereof by Intellikine and its Affiliates shall inure to the benefit of Infinity. Intellikine agrees that it will not contest, oppose or challenge Infinity’s or any Infinity Related Party’s ownership of the Product Marks. Intellikine agrees that it will not at any time do or suffer to be done any act or thing that will in any way impair Infinity’s or any Infinity Related Party’s ownership of or rights in and to the Product Marks or any registration thereof or that may depreciate the value of the Product Marks or the reputation of Infinity or Infinity Related Parties.

(k) Maintenance and Audit of Records. Under the Co-Detailing Agreement, Intellikine will be responsible for the maintenance of accurate records corresponding to the invoice of the expenses and activities of the Intellikine Sales Force, including an accurate monthly record of the number of Details, by position. Infinity shall have the right to review and audit all such records.

(l) Coordination. The Intellikine Sales Force shall work in a coordinated fashion with Infinity’s sales force for the applicable Co-Detail Product(s).

(m) Term and Termination. The term of the Co-Detailing Agreement shall continue until the last to expire Valid Claim in the United States, or as long as Infinity Details such Co-Detail Product in the United States, whichever occurs later. The Co-Detailing Agreement shall be subject to termination:

(i) by Infinity at any time, if Intellikine fails to meet an average of eighty (80) percent of the target level of Details for the Co-Detail Product, over any twelve (12)-month period;

(ii) by either Party upon sixty (60) days’ prior written notice to the other Party if the other Party breaches any material provision of the Co-Detailing Agreement and has not cured such breach within the sixty (60)-day period following written notice of termination by the non-breaching Party; or

(iii) by either Party immediately in the event of termination or expiration of the Agreement.

EXHIBIT 7

Exhibit 7(A)

NAVY AGREEMENT TERMS

[**].

A total of 2 pages were omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Exhibit 7(B)

UCSF AGREEMENT

[**].

A total of 7 pages were omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT 8

PRESS RELEASE

[attached]

FOR IMMEDIATE RELEASE

Infinity Contacts:	Intellikine Contact:
Investors: Gerald Quirk, 617-453-1224 gerald.quirk@infi.com	Felicia Vonella, 917-826-3427 felicia@lascommunications.com

Media: Sheryl Seapy, 949-608-0841
sheryl@purecommunicationsinc.com

INFINITY AND INTELLIKINE ENTER AGREEMENT TO DEVELOP

ORAL THERAPIES TARGETING PI3 KINASE DELTA, GAMMA

– Infinity Uses Scientific Expertise and Financial Strength to Enter New Therapeutic Area –

– Intellikine Retains Strategic Development and Commercial Rights in Oncology in Deal Valued Up to $488 Million –

CAMBRIDGE, Mass. and LA JOLLA, Calif. – July 8, 2010 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI), an innovative drug discovery and development company, and Intellikine, Inc., a leader in the development of small molecule drugs targeting the PI3K/mTOR pathway, today announced an agreement under which Infinity obtained global development and commercialization rights to Intellikine’s portfolio of inhibitors of the delta and gamma isoforms of phosphoinositide-3-kinase (PI3K). Among these inhibitors is INK1197, an orally available dual delta/gamma-specific inhibitor of PI3K for which clinical development in inflammatory diseases is expected to commence in 2011.

Under the terms of the agreement, Intellikine will receive $13.5 million in initial license payments, committed research funding over the first two years of the relationship to identify additional novel delta, gamma and dual delta/gamma-specific inhibitors of PI3K for future development, up to $25 million in success-based milestones for the development of two distinct product candidates, and up to $450 million in success-based milestones for the approval and commercialization of two distinct products. In addition, Intellikine will be entitled to receive royalties upon successful commercialization of products licensed to Infinity. For products directed primarily to oncology indications, Intellikine will have the option, at the end of Phase 2 clinical development and upon payment of an option fee, to convert its royalty interest in U.S. sales into the right to share in 50% of profits and losses on U.S. development and commercialization, and to participate in up to 30% of the detailing effort for these products in the United States.

The PI3Kdelta/gamma program licensed from Intellikine will be a part of Infinity’s existing strategic alliance with Mundipharma International Corporation Ltd. and will be governed by the same terms as Infinity’s internally-discovered programs. Such terms include Mundipharma’s funding of Infinity’s research and development expenses for the PI3K program through the later to occur of December 31, 2013 and the commencement of Phase 3 development, subject to aggregate funding caps across the partnered portfolio under a three-year rolling plan, and reimbursement of 50% of research and development expenses thereafter. In addition, Mundipharma will have commercialization rights outside of the United States to any successfully developed products, subject to the payment of royalties of up to 20% on net sales.

“This agreement is emblematic of Infinity’s strategy to use our scientific expertise and financial strength to expand our portfolio of high-quality development programs in areas where there is a significant unmet medical need and for which Infinity is well positioned to reveal – and then realize – the potential of such programs. We expect to seek additional opportunities to broaden our portfolio of innovative product candidates in the future,” said Adelene Q. Perkins, president and chief executive officer of Infinity. “We are excited to develop INK1197 in inflammation and to work closely with the Intellikine team to identify additional differentiated PI3Kdelta/gamma inhibitors for both inflammation and oncology,” said Julian Adams, Ph.D., president of research and development at Infinity. “Targets such as PI3Kdelta and PI3Kgamma have broad applicability across inflammatory and oncology indications, creating many opportunities to make a meaningful impact for patients.”

“Intellikine has rapidly assembled a leading pipeline of drug candidates against the PI3K/mTOR pathway,” said Troy Wilson, Ph.D., J.D., president and chief executive officer of Intellikine. “We are excited to work with our colleagues at Infinity, who share our strong scientific culture and sense of urgency to advance this program forward. Additionally, this collaboration provides us with significant resources to advance our own TORC1/2 and PI3Kalpha drug candidates. The opportunity to co-develop and co-detail PI3Kdelta/gamma drug candidates in oncology with Infinity is a key component of our strategy to build an oncology business.”

By virtue of the expansion of Infinity’s portfolio to include the PI3Kdelta/gamma program, Infinity expects to exceed the $65 million cap for 2010 set forth in the research plan under the Mundipharma/Purdue Pharma alliance. As a result, Infinity now projects a 2010 cash burn of between $35 and $45 million and a year-end cash balance of between $85 and $95 million, not including amounts that may be drawn by Infinity under the $50 million line of credit available from Purdue. Infinity continues to expect that its current cash and investments, together with research and development funding from Mundipharma and Purdue and proceeds from the line of credit, are sufficient to fund the company’s operations into 2013 and enable the company to reach key development milestones and evaluate additional external opportunities to strategically enhance its pipeline.

About PI3K and INK1197

The phosphoinositide-3-kinases (PI3Ks) are a family of enzymes involved in cellular functions, including cell proliferation and survival, cell differentiation, intracellular trafficking and immunity. The delta and gamma isoforms of PI3K are strongly implicated in immune-mediated inflammatory and allergic disorders. Restricted primarily to cells of the immune system, these two isoforms regulate diverse cellular functions of the immune system. INK1197 is an orally-available, small molecule, dual-selective inhibitor of PI3Kdelta and PI3Kgamma. INK1197 has demonstrated activity in preclinical models of rheumatoid arthritis, allergy and inflammation. Infinity intends to develop INK1197 in immune-mediated inflammatory diseases. Beyond INK1197, Intellikine will contribute its collection of novel PI3Kdelta-selective and PI3Kdelta/gamma dual-selective compounds, providing multiple opportunities for Infinity to develop differentiated therapies against inflammatory and autoimmune diseases as well as hematologic cancers.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative drug discovery and development company seeking to discover, develop, and deliver to patients best-in-class medicines for difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. Infinity’s programs in the inhibition of the Hsp90 chaperone system, the Hedgehog pathway and fatty acid amide hydrolase are evidence of its innovative approach to drug discovery and development. For more information on Infinity, please refer to the company’s website at http://www.infi.com.

About Intellikine, Inc.

Intellikine is a private, clinical-stage company focused on the discovery and development of innovative small molecule drugs targeting the PI3K/mTOR pathway. Intellikine’s most advanced program, INK128, a selective TORC 1/2 inhibitor for the treatment of cancer, is currently in a Phase 1 clinical trial in patients with advanced solid tumors. In addition, Intellikine was recently awarded a $1 million grant from the Multiple Myeloma Research Foundation to advance INK128 as a potential treatment for patients with multiple myeloma. Intellikine is also advancing a first-in-class PI3Kalpha-selective inhibitor, INK1117, which is currently being prepared for human clinical trials in cancer. Beyond INK128 and INK1117, Intellikine has generated one of the leading pipelines of drug candidates against important therapeutic targets in this pathway. Intellikine has raised $41 million from an outstanding group of life science investors, including Abingworth, Sofinnova Ventures, CMEA Capital, Novartis Venture Funds, U.S. Venture Partners, Biogen Idec and FinTech Global Capital. For more information, please visit the company’s website at www.intellikine.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the applicability of PI3K as a target for treating inflammatory and oncology indications, the development and advancement of INK1197, the discovery of additional inhibitors of PI3K, estimates of Infinity’s 2010 financial performance, the expectation that Infinity will have capital to fund operations into 2013, reach development milestones and evaluate additional external opportunities, and Infinity’s future business development objectives. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity’s strategic alliance with Purdue and Mundipharma will continue for its expected term or that they will fund Infinity’s programs as agreed, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations could also be affected by the risks and uncertainties described under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 6, 2010. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

###

EXHIBIT 9

AGREEMENTS RELATING TO LICENSED COMPOUNDS

[**].

A total of 2 pages were omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.